     As filed with the Securities and Exchange Commission on June 10, 1998

                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                              NETCOM SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                  3825287                                  95-4312521
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                                                   20550 NORDHOFF STREET
                                                    CHATSWORTH, CA 91311
                                                       (818) 700-5100
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              --------------------

                                  BARRY PHELPS
                            CHIEF EXECUTIVE OFFICER
                             20550 NORDHOFF STREET
                              CHATSWORTH, CA 91311
                                 (818) 700-5100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ----------------------

                                   COPIES TO:

               STEVEN E. BOCHNER                              DONALD M. KELLER, JR.
       WILSON SONSINI GOODRICH & ROSATI                         VENTURE LAW GROUP
           PROFESSIONAL CORPORATION                        A PROFESSIONAL CORPORATION
              650 PAGE MILL ROAD                               2800 SAND HILL ROAD
          PALO ALTO, CALIFORNIA 94304                     MENLO PARK, CALIFORNIA 94025
                (650) 493-9300                                   (650) 854-4488

                              --------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                             PROPOSED            PROPOSED
                                                        AMOUNT               MAXIMUM             MAXIMUM
            TITLE OF EACH CLASS OF                       TO BE            OFFERING PRICE        AGGREGATE           AMOUNT OF
          SECURITIES TO BE REGISTERED                 REGISTERED           PER SHARE(2)     OFFERING PRICE(2)    REGISTRATION FEE
Common Stock, $0.001 par value.................  14,260,000 shares(1)         $13.00           $185,380,000          $54,688

(1) Includes Shares that the Underwriters have the option to purchase solely to cover over-allotments.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

                             ----------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JUNE       , 1998
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                               12,400,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                          (PAR VALUE $0.001 PER SHARE)
                               ------------------

    Of the 12,400,000 shares of Common Stock offered, 9,920,000 shares are being offered hereby in the United States and 2,480,000 shares are being offered in a concurrent international offering outside the United States. The initial public offering price and aggregate underwriting discount per share will be identical for both offerings (the "Offerings"). See "Underwriting".

    Of the 12,400,000 shares of Common Stock offered hereby, 10,000,000 shares are being sold by the Company and 2,400,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders". The Company will not receive any proceeds from the sale of shares by the Selling Stockholders.

    Prior to the Offerings, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. For factors to be considered in determining the initial public offering price, see "Underwriting".

    SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

    Application has been made to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "NTCM".

                              --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

                                                                                                  PROCEEDS TO
                                       INITIAL PUBLIC      UNDERWRITING        PROCEEDS TO          SELLING
                                       OFFERING PRICE       DISCOUNT(1)        COMPANY(2)        STOCKHOLDERS
                                      -----------------  -----------------  -----------------  -----------------
Per Share...........................          $                  $                  $                  $
Total(3)............................          $                  $                  $                  $

------------------

(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".

(2) Before deducting expenses payable by the Company estimated at $850,000.

(3) The Company and certain Selling Stockholders have granted to the U.S. Underwriters an option for 30 days to purchase up to an additional 1,488,000 shares of Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company and certain Selling Stockholders have granted the International Underwriters a similar option with respect to an additional 372,000 shares as part of the concurrent international offering. If such options are exercised in full, the total initial public offering price, underwriting discount, proceeds to Company and proceeds to Selling Stockholders will be
    $         , $         , $         and $         , respectively. See
    "Underwriting".

                              --------------------

    The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the shares
will be ready for delivery in New York, New York on or about             , 1998,
against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.                       NATIONSBANC MONTGOMERY SECURITIES LLC

                                 BT ALEX( BROWN
                                 -------------

               The date of this Prospectus is             , 1998.

EDGAR COLORWORK DESCRIPTION:

INSIDE FRONT COVER OF PROSPECTUS:

    Graphic depicts a series of arrows arranged point-to-tail in a circle traveling clockwise. The arrows are labeled as follows: "Network Equipment Manufacturers", "Service Providers and Corporate End-Users", "New Product Design", "Production", "Sales", "Proof of Product", and "Proof of Service". The arrows emerge from and terminate at the corporate logo of Netcom Systems, which is situated at the base of the circle created by the arrows. Above the arrows is the heading, in large type, "The first link in the network". Below the logo is the caption, "Netcom Systems' SmartBits products verify network performance to create the first link in a new network. Netcom Systems reduces the risks and costs associated with network failures. SmartBits proactively measures the limits of network devices and complex network configurations before they 'go live.' From initial product design to first end-user deployment, Netcom Systems helps new technology take its place in today's evolving network world".

INSIDE GATEFOLD:

    Graphic depicts a series of arrows arranged point-to-tail emerging from a picture of SmartBits at the base of the graphic, traveling clockwise in a circle, and terminating back at the picture of SmartBits. The arrows are labeled "Network Equipment Manufacturers", "Service Providers and Corporate End-Users", "New Product Design", "Production", "Sales", "Proof of Product", and "Proof of Service".

    Above the circle that is created by the arrows is the corporate logo of NetCom Systems followed by "Network Performance Analysis".

    Emerging from the picture of the products and filling the space in the center of the circle is a diagram detailing SmartBits interconnected with network equipment.

    Under the lower left area of the circle are two pictures of computer screens showing the graphical user interface of SmartBits. There are three similar pictures under the lower right area of the circle.

    At the bottom of the graphic is the following caption: "SmartBits recreates and generates the traffic of thousands of network connected computers, then analyzes the results to accurately measure the performance of network equipment. SmartBits' product family breadth addresses both existing and new networking technologies: 10/100 Mpbs and Gigabit Ethernet, Token Ring, ATM and Frame Relay, xDSL, Cable Modem, Multi-Layer applications and Quality of Service measurement. Corporate end-users, carriers and service providers use SmartBits to validate the implementation and service levels of their networks. Network equipment manufacturers use SmartBits to develop new technologies, accelerate time to market and prove that products work for their customers. Netcom Systems works with network experts and standards bodies to create independent testing for the network industry. SmartBits has been used to determine the viability of new technology by leading network laboratories and trade publications."

INSIDE BACK COVER OF PROSPECTUS:

    Graphic depicts a rectangle rotated clockwise approximately 20 degrees bearing the words "Tested with SmartBits". Also inside the rectangle, in smaller type at the bottom, is "Netcom Systems". The rectangle is superimposed over a list of companies. The companies listed are: 3Com Corporation - 3M
Corporation - Abbott Laboratories - Accton Technology Corporation - Allied Telesis - Ascend Communications, Inc. - AT&T - Bay Networks, Inc. - Bell Atlantic Network Integration - BellSouth Business Systems - Cabletron Systems, Inc. - Cigna Systems - Cisco Systems, Inc. - Delta Electronics, Inc. - D-Link Corporation - FORE Systems, Inc. - Fujitsu Group - GTE Laboratories, Inc. - Hewlett-Packard Company - Hitachi Computer Products, Inc. - John Hancock Life Insurance Company - Lucent Technologies,
Inc.  -  Matsushita  -  MCI Telecommunications
Corporation  -  MFS/Worldcom  -  Microsoft Corporation  -  NationsBanc
Corporation - Naval Command Control and Ocean Surveillance Center RDT&E Division - NEC Corporation - Newbridge Networks Corporation - Northern Telecom Canada Limited - Pacific Bell Networks Integration - PaineWebber, Inc. - PSINet, Inc. - Raytheon Service Company - Southwestern Bell Technology Resources - Sprint Corporation - The Boeing Company - Xylan Corporation.

                              --------------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".
                               ------------------

    "SMARTBITS-TM-" IS A TRADEMARK OF THE COMPANY. ALL RIGHTS RESERVED. ALL OTHER TRADE NAMES AND TRADEMARKS APPEARING IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE HOLDERS.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE INFORMATION DISCUSSED UNDER "RISK FACTORS". THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. SEE "GLOSSARY OF TERMS" FOR DEFINITIONS OF VARIOUS ACRONYMS AND TECHNICAL TERMS USED IN THIS PROSPECTUS.

                                  THE COMPANY

    Netcom Systems is a leading provider of network performance measurement systems. The Company's flagship platform, SmartBits, evaluates performance, reliability, quality of service and proof of service of networking equipment, such as routers and switches, before deployment on the network. SmartBits also allows users to measure network performance criteria by emulating complex, multi-protocol networks through generation of accurate, customizable, high speed flows of network traffic. By offering a robust, scalable, and modular network performance solution, the Company has established relationships with several prominent industry experts and multiple technology publications in the field of network performance. The Company's customer base of over 600 accounts includes leading Network Equipment Manufacturers ("NEMs"), such as Ascend Communications, Bay Networks, Cisco Systems, Cabletron, Lucent Technologies, Nortel and 3Com, telecommunications carriers and internet service providers ("Service Providers"), such as AT&T, Bell Atlantic, GTE, MCI, Sprint and WorldCom and Fortune 1000 companies, financial institutions, and systems integrators and government entities ("End Users"), such as 3M, Boeing, Fujitsu, John Hancock, Microsoft, NEC and U.S. Naval Command Control. Netcom Systems has been profitable in each of its last three fiscal years and for the Company's last thirteen fiscal quarters, revenues have increased over the prior quarter's results.

    In recent years, businesses have migrated from mainframe-based computing environments to distributed, client/server computing networks capable of sharing bandwidth intensive applications. The widespread adoption of this computing paradigm has resulted in an increasing need for network equipment capable of transmitting bandwidth intensive, mission critical traffic at extremely fast speeds across progressively larger and heterogeneous networks. Growth in network size, proliferation of multi-protocol networks and increasing levels of multimedia traffic across networks have exacerbated network equipment complexity. These trends have driven NEMs, End Users and Service Providers to require robust performance measurement equipment to evaluate network equipment performance, reliability and interoperability. For NEMs, performance measurement solutions have become mission critical for the successful and timely introduction of new products that are fully interoperable in multi-vendor and multi-protocol environments. For End Users and Service Providers that rely on critical network traffic for their business, performance measurement equipment evaluates the reliability, accuracy, availability and performance of network equipment before deployment on the network.

    Utilizing SmartBits, NEMs ensure proper network equipment performance while efficiently allocating their scarce engineering resources to product development. In addition, End Users and Service Providers use SmartBits to make better cost/performance purchasing decisions on new equipment, reduce the risk of network "meltdowns", and ensure that critical applications perform correctly. The SmartBits platform enables customers to analyze parameters such as reliability, packet loss, throughput, latency, jitter, traffic flow performance and bandwidth per connection.

    The modular SmartBits platform enables users to easily add or substitute protocol specific interface cards or SmartCards within a common SmartBits chassis, thus allowing performance measurement over a wide variety of networking protocols and interfaces simultaneously. SmartBits is also scalable, allowing for the addition of multiple SmartCards within a single chassis and linkage of multiple SmartBits chassis for performance measurement of network equipment replicating the demands of up to 640 simultaneous connections. The Company's SmartBits chassis and SmartCards are used in conjunction with a versatile suite of software applications that address the performance measurement requirements of End Users and Service Providers and the more complex measurement needs of NEMs.This robust solution establishes offers a common platform and language that enables NEMs, End Users, Service Providers, and industry test labs to measure network performance in a common language.

    The Company's strategy is to strengthen and expand its market leadership in developing, manufacturing and marketing network performance measurement systems. Key elements of this strategy include: (i) capitalizing on rapid technological change by creating network performance measurement systems for new network technologies as they emerge; (ii) leveraging its key relationships with industry test labs, networking publications, and NEM customers to be first to market with new industry standard performance measurement solutions; (iii) further penetrating its existing NEM customer base by increasing sales to multiple functional departments within its installed base and (iv) further expanding its customer base into the End User and Service Provider markets, as well as into new international markets by increasing the Company's promotional and marketing efforts.

    The Company's offices are located at 20550 Nordhoff Street, Chatsworth, California 91311, and its telephone number is (818) 700-5100. The Company was incorporated in California on August 7, 1989 and reincorporated in Delaware in June 1998. Unless the context otherwise requires the terms "Netcom" and the "Company" refer to Netcom Systems, Inc. and its wholly-owned subsidiaries, Netcom Systems Europe S.A.R.L. ("Netcom Systems Europe") and Netcom (Barbados) Limited. Information contained on the Company's Web site does not constitute part of this prospectus.

    EXCEPT AS SET FORTH IN THE FINANCIAL STATEMENTS AND THE NOTES THERETO OR AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES (I) A TWO-FOR-ONE FORWARD STOCK SPLIT OF THE COMPANY'S COMMON STOCK TO BE EFFECTED PRIOR TO THE CLOSING OF THE OFFERINGS, INCLUDING SHARE AND PER SHARE INFORMATION, (II) THE FILING AND EFFECTIVENESS UPON CLOSING THE OFFERINGS OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION AUTHORIZING A CLASS OF UNDESIGNATED PREFERRED STOCK, (III) THE AUTOMATIC CONVERSION OF ALL OUTSTANDING SHARES OF THE COMPANY'S CLASS B CONVERTIBLE PREFERRED STOCK INTO COMMON STOCK UPON THE CLOSING OF THE OFFERINGS, (IV) THE REDEMPTION OF ALL OUTSTANDING SHARES OF THE COMPANY'S CLASS A REDEEMABLE PREFERRED STOCK UPON THE CLOSING OF, AND WITH THE PROCEEDS OF, THE OFFERINGS, AND (V) NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTIONS. SEE "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITING".

                                 THE OFFERINGS

    The offering of 9,920,000 shares initially being offered in the United States (the "U.S. Offering") and the concurrent offering of 2,480,000 shares of Common Stock initially being offered outside the United States (the "International Offering") are collectively referred to herein as the "Offerings". The closing of the International Offering is conditioned upon the closing of the U.S. Offering and vice versa. See "Underwriting".

Common Stock offered by the Company
  U.S. Offering....................................  8,000,000
  International Offering...........................  2,000,000
Common Stock offered by the Selling Stockholders
  U.S. Offering....................................  1,920,000
  International Offering...........................  480,000
Common Stock to be outstanding after the             60,929,218 shares(1)
  Offerings........................................
Use of Proceeds....................................  For repayment of senior debt, redemption of redeemable preferred stock and working capital and other general
                                                     corporate purposes, including sales and marketing,
                                                     manufacturing and capital expenditures. See "Use of
                                                     Proceeds".
Proposed Nasdaq National Market symbol.............  "NTCM"

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                                        THREE
                                                                                                                       MONTHS
                                                                                                                        ENDED
                                                                                                                      MARCH 31,
                                                                             YEAR ENDED DECEMBER 31,                  (UNAUDITED)
                                                             -------------------------------------------------------  ---------
                                                                1993        1994       1995       1996       1997       1997
                                                                -----     ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues...................................................   $     663   $   2,080  $   9,053  $  27,454  $  56,273  $  10,115
Gross profit...............................................         361       1,744      7,787     24,198     49,025      8,952
Operating expenses:
  Research and development.................................         151         446        833      1,681      3,527        748
  Sales and marketing......................................          65         193        844      1,466      3,713        540
  General and administrative...............................         143         365      1,262      1,342      3,452        753
Income from operations.....................................           5         740      4,848     19,709     38,333      6,911
Net income.................................................   $       3   $     483  $   2,958  $  11,811  $  22,796  $   4,296
                                                                  -----   ---------  ---------  ---------  ---------  ---------
                                                                  -----   ---------  ---------  ---------  ---------  ---------
Pro forma basic net income per common share(2).............                                                $    0.72
                                                                                                           ---------
                                                                                                           ---------
Pro forma weighted average number of common shares
  outstanding(2)...........................................                                                   31,837
                                                                                                           ---------
                                                                                                           ---------
Pro forma diluted net income per common share(2)...........                                                $    0.68
                                                                                                           ---------
                                                                                                           ---------
Pro forma weighted average number of common shares and
  common equivalent shares outstanding(2)..................                                                   33,657
                                                                                                           ---------
                                                                                                           ---------


                                                               1998
                                                             ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues...................................................  $  18,011
Gross profit...............................................     14,963
Operating expenses:
  Research and development.................................      1,662
  Sales and marketing......................................      2,271
  General and administrative...............................        776
Income from operations.....................................     10,254
Net income.................................................  $   5,648
                                                             ---------
                                                             ---------
Pro forma basic net income per common share(2).............  $    0.11
                                                             ---------
                                                             ---------
Pro forma weighted average number of common shares
  outstanding(2)...........................................     50,925
                                                             ---------
                                                             ---------
Pro forma diluted net income per common share(2)...........  $    0.10
                                                             ---------
                                                             ---------
Pro forma weighted average number of common shares and
  common equivalent shares outstanding(2)..................     58,772
                                                             ---------
                                                             ---------

                                                                                         MARCH 31, 1998 (UNAUDITED)
                                                                                         --------------------------
                                                                                          ACTUAL    AS ADJUSTED(3)
                                                                                         ---------  ---------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..............................................................  $  24,390     $  33,840
Working capital........................................................................     28,836        40,786
Total assets...........................................................................     42,805        52,255
Long-term debt, net of current portion.................................................     47,500        --
Redeemable preferred stock.............................................................     50,255        --
Stockholders' equity (deficit).........................................................    (66,111)       44,639

----------------------
(1) Based on the number of shares outstanding as of March 31, 1998. Excludes 16,329,462 shares of Common Stock reserved for issuance under the Company's 1993 Stock Plan, 1997 Stock Plan and 1998 Stock Plan, and an additional 1,600,000 shares of Common Stock reserved for issuance under options granted outside of the Company's stock plans. As of March 31, 1998, options to purchase 12,069,462 shares at a weighted average exercise price of $0.78 were outstanding. See "Management-Stock Plans" and Note 12 of Notes to Consolidated Financial Statements included elsewhere in this Prospectus.

(2) See Note 14 of Notes to Consolidated Financial Statements included elsewhere in this Prospectus for an explanation of the determination of the number of shares used in computing per share data. The pro forma data is unaudited.

(3) As adjusted reflects the conversion of all outstanding shares of Class B Preferred Stock to Common Stock and the redemption of all outstanding shares of Class A Redeemable Preferred Stock upon the closing of the Offerings, the sale of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom.

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. SEE "GLOSSARY OF TERMS" FOR DEFINITIONS OF VARIOUS ACRONYMS AND TECHNICAL TERMS USED IN THIS PROSPECTUS.

DEPENDENCE ON SALES TO NETWORK EQUIPMENT MANUFACTURERS

    To date, the Company has sold a substantial majority of its products to a limited number of NEMs and has derived the majority of its sales from repeat NEM customers. For 1997, 89.7% of the Company's domestic revenues were from sales to NEMs. In each of 1995, 1996 and 1997, the Company's four largest customers were Bay Networks, Cisco, 3Com and Cabletron, although the relative ordering of these four customers has varied from year to year. For 1995, 1996 and 1997, these four customers collectively accounted for 56.6%, 48.9% and 42.7%, respectively, of the Company's revenues. The Company believes that sales to a limited number of NEMs, such as Bay Networks, Cisco, 3Com and Cabletron, will continue to represent a significant portion of its future revenues. There are only a small number of NEMs, and the number of these manufacturers may decrease due to industry consolidation. Accordingly, the loss of any significant NEM customer, or the reduction, delay or cancellation of orders or a delay in shipment of the Company's products to any such customer would have a material adverse effect on the Company's business, results of operations or financial condition.

    The Company's dependence on substantial orders from a limited number of NEMs makes the relationship between the Company and each such manufacturer critical to the Company's business. As relationships evolve over time, adjustments to product specifications, forecasts and delivery timetables may be required in response to customer demands and expectations. The inability of the Company to satisfy customer requirements or manage its customer relationships successfully would have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Sales and Marketing".

RISKS ASSOCIATED WITH RAPID TECHNOLOGICAL CHANGE

    The market for the Company's products is characterized by rapidly changing technologies, evolving industry standards, frequent competitive product introductions and short product life cycles. The Company's success will depend to a substantial degree upon its ability to enhance its existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing customer requirements and emerging industry standards. The Company budgets for research and development expenditures based on planned product introductions and enhancements; however, due to the factors described above, actual expenditures may significantly differ from budgeted expenditures. Inherent in the product development process are a number of risks. The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, as well as the accurate anticipation of technology and market trends. The failure of the Company to develop, in a timely and cost-effective manner, new products or product enhancements which are responsive to new technologies would result in loss of revenue or a substantial increase in research and development expense. As a result, any such failure could have a material adverse effect on the Company's business, results of operations and financial condition. See "--Fluctuations in Quarterly Operating Results", "--Risks Associated with New Product Introductions", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Research and Development".

RISKS ASSOCIATED WITH NEW PRODUCT INTRODUCTIONS

    The Company's introduction of new or enhanced products requires it to effectively manage the transition from older products to newer generation products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. In the past, the Company has experienced problems with product transitions. For example, the Company experienced a decrease in revenues from its layer 2 Fast Ethernet SmartCards in the three month period ended March 31, 1998, primarily as a result of the pre-announcement of the Company's new Multi-layer 10/100 Mbps SmartCard. The Company believes that the pre-announcement of new products is an advisable practice to preserve customer relationships and, accordingly, expects to pre-announce products in the future, a practice which may adversely affect sales of existing products. The inability of the Company to effectively manage future new product introductions could have a material adverse effect on the Company's business, results of operations and financial condition.

    The Company's new product strategy includes the development of enhanced functionality for the SmartBits system, including the development of measurement functionality at higher layers of the OSI protocol stack and greater port densities. For example, in the first quarter of 1998, the Company introduced its new ML-7710 SmartCard, as well as new asynchronous transfer mode ("ATM") products. The Company expects that it will be increasingly dependent upon sales of these products to sustain or grow its revenues. There can be no assurance that these products will achieve market acceptance or that sales of these products will be sufficient to sustain and grow the Company's revenues. The failure of these products to achieve market acceptance would have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company will be successful in new product development and introductions, that the Company will not experience delays or unexpected costs in connection with such efforts or that any enhancements to the SmartBits system will achieve market acceptance. Any failure of the Company to develop such enhancements or additional new products on a timely and cost-effective basis or any failure of any such enhancements or additional new products to achieve market acceptance would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, such new enhancements or any new products could have lower gross margins than existing products, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "--Risks Associated with Rapid Technological Change" and "Business--Research and Development".

    The Company's introduction of new or enhanced products may contain undetected or unresolved software or hardware defects when they are first introduced or as new versions are released. There can be no assurance that, despite extensive testing by the Company, design defects will not be found in new products or upgrades after commencement of commercial shipments, resulting in additional costs to the Company, reduced acceptance of the Company's products or damage to the Company's reputation and relationships with its customers and industry experts. Future delays in the introduction or shipment of new or enhanced products, the inability of such products to gain market acceptance or problems associated with new product transitions or introductions could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON SMARTBITS PLATFORM AND NETWORKING INDUSTRY

    The Company's SmartBits platform presently provides virtually all of the Company's revenues. The Company does not presently intend to develop any products other than network performance measurement equipment and software or to take any other action to reduce the risks associated with any softening or slowdown in the demand for network performance measurement. Accordingly, a softening or slowdown in demand for performance measurement tools and, in particular, the Company's SmartBits system, by NEMs, End Users and Service Providers would have a material adverse effect on the Company's business, results of operations and financial condition.

    The network performance measurement market is heavily influenced by fluctuations in the networking market. The market for network equipment is evolving rapidly and is subject to rapid technology and market fluctuations. There can be no assurance that the increased competition among and escalating demand for new networking technologies and services will continue in a manner favorable to the Company or its business strategies. Any increase in competition in the networking market could result in increased pressure on the Company to reduce prices and could result in a reduction in the Company's revenues or a decrease in the Company's margins, each of which could have a material adverse effect on the Company's business, results of operations and financial condition.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    Due to the emerging and evolving nature of the markets for the Company's products and the likelihood of increased competition, there can be no assurance that growth of the Company's revenues will continue or that the Company will sustain its gross margin or profitability in the future. As a result of changes in computer networking technology, the Company believes that sales of its existing products and, in particular, its layer 2 Ethernet and Token Ring performance measurement products, will decline in future periods. To the extent that a decline in revenues of these products is not offset by sales of newer and future products, the Company's business, operating results and financial condition would be materially and adversely affected. The Company's quarterly operating results could also be adversely affected by a wide variety of factors including the following: (i) changes in the demand for the Company's products;
(ii) the timing, composition and size of orders from the Company's customers, including the possibility that significant bookings will occur in the last month of each quarter; (iii) spending patterns and budgetary resources of the Company's customers; (iv) the success or failure of the Company's efforts to create new customers; (v) introductions or enhancements of products, or delays in the introductions or enhancements of products, by the Company, its competitors or NEMs; (vi) price competition; (vii) the ability of the Company to provide product features required by NEMs and other customers; (viii) product flaws that cannot be detected or remedied in a timely manner; (ix) shortages of critical components; (x) the growth or decline of network usage; (xi) the ability of the Company to hire and retain additional sales and marketing personnel and technical employees such as development and support engineers;
(xii) consolidation in the computer networking industry; (xiii) the mix of distribution channels employed by the Company; (xiv) seasonality and general economic conditions; (xv) the publication of opinions about the Company and its products, or its competitors and their products, by industry analysts or others and (xvi) pricing pressure from NEMs due to competition and pricing pressure from NEM customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DIFFICULTY FORECASTING SALES

    The Company typically operates with little or no backlog. In addition, the sales cycle for the Company's products is generally not longer than sixty days and can be only a few days. Furthermore, customers may cancel orders or change delivery schedules without significant penalties. As a result, quarterly sales and operating results generally depend on the volume and timing of, and ability to fulfill, orders received within the quarter, which are difficult to forecast. A significant portion of the Company's spending, including rent, headcount and capital lease expenditures, is relatively fixed in advance based on the Company's forecasts of future sales. If sales are below expectations in any given quarter, the adverse impact of the shortfall on the Company's quarterly operating results may be magnified by the Company's inability to adjust spending to compensate for the shortfall. The Company anticipates that its operating expenses will substantially increase. In the absence of a corresponding increase in sales of the Company's products, this increase would have an adverse effect on the Company's quarterly operating results. Accordingly, there can be no assurance that the Company will be able to sustain profitability in the future, particularly on a quarter-to-quarter basis or that the Company will not experience material fluctuations in quarterly operating results. As a result, it is possible that the Company's future quarterly operating results may fall below the expectations of analysts and investors which, in turn, would likely have a material adverse effect on the price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

RISKS ASSOCIATED WITH ENTRY INTO NEW AND UNFAMILIAR CUSTOMER MARKETS

    The Company's future growth is dependent upon sales to End Users and Service Providers from which the Company derived 10.3% of its domestic revenues in 1997. To enter into and compete in the performance measurement markets for End Users and Service Providers, the Company will be required to develop new products and enhancements to existing products and to expand its sales, marketing and customer support capabilities, each of which will result in substantial increases in operating expenses. Many of the Company's potential competitors have substantially greater resources, name recognition and experience than the Company, as well as established relationships with many of the Company's potential End User and Service Provider customers. Failure of the Company to increase sales in these new markets would have a material adverse effect on the Company's business, results of operations and financial condition. See "--Competition".

COMPETITION

    The Company's principal and potential competitors include NEMs that develop in-house products; test equipment manufacturers such as The Hewlett-Packard Company ("Hewlett-Packard"), Fluke Corporation and Tekelec; new start-up enterprises focused on network performance measurement such as IXIA Communications; companies specializing in ATM (LAN and/or WAN) performance testing such as Adtech, Inc. and RADCOM Ltd.; software based network traffic simulators such as Ganymede Software Inc. and Optimal Networks Corporation; and other companies that sell networking products with functionality complementary to SmartBits, such as Network Associates, Inc. Competitive factors in the network performance testing and measurement market include the breadth of product features, conformity to industry-standard protocols, pricing, product quality, reliability and functionality, marketing and sales resources, customer service and support and reputation. Many of the Company's competitors and potential competitors have greater resources, name recognition and sales capabilities than the Company. Increased competition could result in price reductions, reductions in gross margins, the inability of the Company to increase market share, or a loss of market share by the Company, any of which would adversely affect the Company's business, results of operations and financial condition. There can be no assurance that the Company's current and future competitors will not develop or market technologies and products that offer higher performance and are more cost-effective than the Company's current or future products, thereby rendering the Company's technologies and products obsolete.

DEPENDENCE ON RELATIONSHIPS WITH INDUSTRY EXPERTS

    The Company has established relationships with several industry experts in the field of network performance. These experts have established standard testing methodologies that evaluate new network equipment products and technologies. Accordingly, the Company believes that these relationships are critical for maintaining its industry credibility and developing new products reflecting new technologies and testing methodologies in a timely fashion. There can be no assurance that the Company will be able to maintain these relationships or that the Company's competitors, including new entrants, will not seek and obtain relationships with these or other industry experts, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

RISKS ASSOCIATED WITH RELIANCE ON DISTRIBUTORS

    For the year ended December 31, 1997 and for the three months ended March 31, 1998, sales through international distributors generated approximately 20.4% and 17.6%, respectively, of the Company's revenues. Accordingly, the Company is dependent upon the continued viability and financial stability of its distributors. While the Company maintains contractual relationships with most of its distributors, these contracts generally do not require a distributor to purchase the Company's products and, in some cases, may be terminated by a distributor at any time without penalty. There can be no assurance that any of the Company's distributors will continue to market the Company's products. In addition, the Company may, from time to time, terminate some of its relationships with distributors and any such termination could have a negative impact on the Company's business and result in threatened or actual litigation. There can be no assurance that any future termination of a distributor would not have a negative impact on the Company's business, that such termination would not result in a lawsuit or that the Company would be successful in defending itself in such a lawsuit. Certain of the Company's distributors manufacture products with functionality complementary in some respects to SmartBits, and, as such, are potential competitors of the Company's. These distributors may, in the future, enhance such products or develop new products to compete directly with the Company. In such event, these distributors would likely cease to distribute the Company's products. In addition, these distributors possess confidential information concerning the Company's products, product release schedules, and sales, marketing and distribution operations. Although the Company's contracts with its distributors contain confidentiality provisions, there can be no assurance that any such distributor would not use such information in competition with the Company or otherwise. Any failure of the Company's distributors to successfully market and sell the Company's products for these or any other reasons would have a material adverse effect on the Company's business, financial condition and results of operation. See "-- Risks Associated with International Sales" and "Business--Sales and Marketing".

DEPENDENCE ON CONTRACT MANUFACTURERS AND SINGLE-SOURCE SUPPLIERS

    The Company's manufacturing operations consist primarily of materials planning and procurement, quality control, final assembly and testing of its products. The Company designs all of the hardware subassemblies for its products and uses the services of contract manufacturers to build these subassemblies and certain products to the Company's specifications. The Company also is dependent upon single or limited source suppliers for a number of components and parts used in the Company's products, including certain key microprocessors and integrated circuits. There can be no assurance that these contract manufacturers and suppliers will be able to meet the Company's future requirements for manufactured products, components and subassemblies. The Company generally purchases single or limited source components pursuant to purchase orders and has no guaranteed supply arrangements with these suppliers. The availability of many of these components is dependent in part on the Company's ability to provide its suppliers with accurate forecasts of its future requirements. The Company's ability to make accurate forecasts is complicated by the typically short product life cycles and customer lead times for its products. The Company purchases certain components from foreign suppliers, the supply of which could be adversely affected by changing tariff and regulatory structures, particularly those affecting the import and export of electronics and technology. Any interruption in the supply of any of the key components currently obtained from a single or limited source could disrupt the Company's operations and have a material adverse effect on the Company's business, results of operations and financial condition in any given period. In addition, any increases in component costs could also have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Manufacturing".

RISKS ASSOCIATED WITH THE MANAGEMENT OF EXPANDING OPERATIONS

    The Company has recently experienced rapid growth and a significant expansion in the number of its employees and the scope and complexity of its operating and financial systems. Netcom Systems increased the number of its employees from 48 to 140 individuals during the 12 months ended April 30, 1998. Such growth has placed and, if sustained, will continue to place, a significant strain upon the Company's management, operations, financial systems and resources. The Company believes that it must expand its manufacturing, research and development, marketing, sales and customer support capabilities in order to effectively serve the evolving needs of its present and future customers. In particular, the Company needs to hire additional sales and technical personnel. The failure by the Company to hire additional qualified personnel in a timely manner and on reasonable terms could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, if the Company is to achieve its business objectives in the future, it must both successfully train and retain the members of its existing sales force, research and development staff and customer support staff, as well as recruit additional such personnel. Competition for such persons is intense and there can be no assurance that the Company will be able to either retain and adequately train its current staff or attract qualified personnel in the future. See "--Dependence on Key Personnel".

RISKS ASSOCIATED WITH INTERNATIONAL SALES

    International sales accounted for approximately 26.1% and 26.3% of the Company's revenues in 1997 and the three month period ended March 31, 1998, respectively. The Company expects that international sales will continue to account for a significant portion of its revenues in future periods. Although the Company sells products directly in certain European countries, the Company is substantially dependent on distributors for its international sales. The loss of certain distributors could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, sales in many foreign markets are adversely affected by local holidays and customary vacation times, such as during the third quarter in Europe, which cause customers in such markets to reduce their business activities. The Company intends to enter into additional international markets and to continue to expand its operations outside of the United States by adding resellers and international sales and support personnel and pursuing additional strategic relationships which will require significant management attention and expenditure of significant financial resources. To the extent that the Company is unable to make additional international sales in a timely manner, the Company's growth, if any, in international sales will be limited, and the Company's business, financial condition and results of operations would be materially and adversely affected. Sales to international customers are subject to additional risks including longer receivables collection periods, increased exposure to bad debt write-offs, political and economic instability, nationalization, trade restrictions, the impact of possible recessionary environments in economies outside the United States, reduced protection for intellectual property rights in some countries, currency fluctuations and tariff regulations and requirements for export licenses. To the extent the export or import of the Company's products is prohibited by the domestic laws of the United States or any foreign country in which the Company does business, or uncertainty relating to such laws limit the Company's ability to market its products internationally, the Company could lose a substantial portion of its international sales. There can be no assurance that foreign intellectual property laws will adequately protect the Company's intellectual property rights. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. These international factors could have a material adverse effect on future sales of the Company's products to international customers and, consequently, the Company's business, results of operations and financial condition. See "--Dependence on Proprietary Technology".

    Portions of the Company's international sales are currently denominated in French francs. Accordingly, fluctuations in currency exchange rates could cause the Company's products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. The Company does not engage in any hedging activities to reduce its currency exposure. These factors could have a material adverse effect on the Company's business, results of operations and financial condition. See "--Risks Associated with Reliance on Distributors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Marketing and Sales".

DEPENDENCE ON KEY PERSONNEL

    The Company's success depends on the continuing contributions of its key personnel, all of whom would be difficult to replace. The Company's future success will depend, in part, upon its ability to attract and retain highly qualified personnel. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. Loss of, or the inability to hire, key personnel or consultants could have a material adverse effect on the Company's business, results of operations and financial condition. See "--Risks Associated with the Management of Expanding Operations" and "Management".

DEPENDENCE ON PROPRIETARY TECHNOLOGY

    The Company's future success and ability to compete is dependent in part upon its proprietary technology. The Company relies on a combination of contractual rights, trade secrets and copyright laws to establish and protect its proprietary technology. The Company generally enters into confidentiality agreements with its employees, consultants, resellers, customers and potential customers, strictly limits access to and distribution of its source code, and further limits the disclosure and use of other proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.

    The Company is also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. There can be no assurance that third parties will not assert infringement claims in the future with respect to the Company's current or future products. Any such assertion, regardless of its merit, could require the Company to pay damages or settlement amounts and could require the Company to develop non-infringing technology or acquire licenses to the technology that is the subject of asserted infringement, resulting in product delays, increased costs or both. In addition, the cost of any such litigation and the resulting distraction of the Company's management resources could have a material adverse effect on the Company's business, results of operations or financial condition. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms. The failure of the Company to adequately obtain such licenses, or to protect its own proprietary technology through contractual rights, trade secrets, patent and copyrights laws, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Proprietary Rights".

CONTROL BY EXISTING STOCKHOLDERS

    Following the Offerings, certain holders of the Company's outstanding capital stock associated with the Company's recapitalization in the third quarter of 1997 will beneficially own approximately 79.6% of the Company's Common Stock (approximately 76.6% if the Underwriters' over-allotment options are exercised in full). In addition, these holders, who include certain members of the Company's senior management team, have entered into a Shareholder's Agreement pursuant to which they have agreed to vote their shares together to elect certain representatives to the Company's Board of Directors and to maintain the number of the Company's authorized directors at six. Accordingly, these stockholders will be able to elect all of the Company's directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over the affairs of the

Company. This concentration of ownership could have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Stockholders" and "Certain Transactions".

RISKS ASSOCIATED WITH YEAR 2000 PROBLEM

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems or software used by many companies may need to be upgraded to become compliant with such "Year 2000" requirements. The Company generally warrants and has represented to its customers that its products are free from Year 2000 defects. There can be no assurance that the Company's products or third party computer products used by the Company are Year 2000 compliant. Any failure of the Company's products to be Year 2000 compliant could result in the loss of or delay in market acceptance of the Company's products and services, increased service and warranty costs to the Company or payment by the Company of compensatory or other damages. In addition, any failure of third party computer products used by the Company, including the Company's key accounting, inventory and payroll systems, to be Year 2000 compliant could interrupt and disrupt the Company's business. To fix such systems could require the Company to invest substantially in its operating systems and to hire additional personnel. Any failure of the Company's products or internal systems to address the issues associated with the Year 2000 could have a material adverse effect on the Company's business, results of operations and financial condition.

RISKS ASSOCIATED WITH POSSIBLE ACQUISITIONS

    As a part of its business strategy, the Company expects to make acquisitions of, or significant investments in, complementary companies, products or technologies, although no such acquisitions or investments are currently pending. Any such future acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies. Such risks include, among other things, the difficulty of assimilating the operations and personnel of the acquired companies, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company through the successful incorporation of acquired technology and rights into the Company's products and services, additional expense associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of any integration of new management personnel. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with any such acquisitions. In addition, the Company cannot presently account for any acquisition as a pooling of interests. As a result, should the Company complete any acquisition it would likely be required to amortize goodwill related to such acquisition which could adversely affect the Company's results of operations. In addition, the fact that the Company cannot be a party to an acquisition transaction accounted for as a pooling of interests could discourage a third party from attempting to acquire control of the Company. See "--Certain Anti-Takeover Provisions" and "Use of Proceeds".

PROCEEDS TO BE USED TO REDEEM PREFERRED STOCK AND REPAY INDEBTEDNESS

    The net proceeds to the Company from the sale of the 10,000,000 shares of Common Stock being offered by the Company hereby are estimated to be approximately $110.8 million ($111.7 million if the Underwriters' over-allotment options are exercised in full), assuming the shares offered hereby are sold at a public offering price of $12.00 per share and after deduction of the estimated underwriting discount and estimated offering expenses. The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders. The Company intends to use approximately $50.0 million of the proceeds of the initial public offering to repay indebtedness under the

Company's term credit facility and intends to use an additional approximately $51.3 million of such proceeds to redeem all outstanding shares of the Company's Class A Redeemable Preferred Stock. The Company will use any remaining proceeds from the Offerings for general corporate purposes, including working capital and as a result, the Company's management will have broad discretion to allocate this portion of the proceeds of the Offerings and to determine the timing of expenditures. See "Use of Proceeds".

NO DIVIDENDS

    Although the Company has paid dividends on its Common Stock in the past, it does not anticipate paying any dividends upon its Common Stock in the foreseeable future. See "Dividend Policy".

NO PRIOR PUBLIC TRADING MARKET

    Prior to the Offerings, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained. The initial public offering price, which will be established by negotiations between the Company and the Underwriters, may not be indicative of the market price of the shares of Common Stock after the Offerings. See "Underwriting".

POSSIBLE VOLATILITY OF STOCK PRICE

    The equity markets, particularly the market for technology corporations, recently have experienced significant price and volume fluctuations that are unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the market price of the Common Stock. In addition, the market price of the shares of Common Stock is likely to be highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products by the Company or its competitors, developments with respect to patents or proprietary rights, announcement of litigation by or against the Company, changes in stock market analyst recommendations regarding the Company or its competitors, and general market conditions may have a significant effect on the market price of the Common Stock.

CERTAIN ANTI-TAKEOVER PROVISIONS

    Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions provide for a classified board of directors, eliminate cumulative voting in the election of directors and restrict the Company's stockholders from acting by written consent. In addition, upon completion of this offering, the Company's Board of Directors will have the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of preferred stock. The Company's Certificate of Incorporation, Bylaws and indemnity agreements provide that the Company will indemnify officers and directors against losses they may incur in legal proceedings resulting from their service to the Company. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. In addition, the Company cannot presently be a party to an acquisition transaction accounted for as a pooling of interests which could discourage a third party from attempting to acquire control of the Company. See "--Risks Associated with Possible Acquisitions".

SHARES ELIGIBLE FOR FUTURE SALE

    Sales of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after the Offerings could materially and adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon completion of the Offerings (based on shares outstanding at March 31, 1998), the Company will have outstanding an aggregate of 60,929,218 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment options and no exercise of outstanding options. Of these shares, all of the shares sold in the Offerings will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (the "Affiliates"). The remaining 48,529,218 shares of Common Stock held by existing stockholders and 938,666 shares subject to outstanding vested options (as of March 31, 1998) are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act. As a result of the contractual restrictions described below and the provisions of Rules 144 and 701, the Restricted Shares will be available for sale in the public market as follows: (i) no shares will be eligible for immediate sale on the date of this Prospectus; and (ii) 52,880,198 shares will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus. All officers, directors, stockholders and certain option holders of the Company have agreed not to offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of), any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of the Underwriters. The Company intends to file a registration statement on Form S-8 which would allow shares issuable upon exercise of options previously granted to be freely tradeable following release of such lock-up obligations, subject to compliance with Rule 144 in the case of affiliates of the Company. See "Shares Eligible for Future Sale".

IMMEDIATE AND SUBSTANTIAL DILUTION

    Purchasers of the Common Stock offered hereby will suffer an immediate and substantial dilution of $11.27 per share in the net tangible book value of the Common Stock from the initial public offering price of $12.00 per share. To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution".

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the 10,000,000 shares of Common Stock being offered by the Company hereby are estimated to be approximately $110.8 million assuming the shares offered hereby are sold at a public offering price of $12.00 per share and after deduction of the estimated underwriting discount and estimated offering expenses ($111.7 million if the Underwriters' over-allotment options are exercised in full). The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders.

    The Company intends to use approximately $50.0 million of the proceeds of the Offerings to repay indebtedness under the Company's term credit facility and intends to use an additional approximately $51.3 million of such proceeds to redeem all outstanding shares of the Company's Class A Redeemable Preferred Stock. Following the proposed redemption, none of such shares will be outstanding. The other purposes of the Offerings are to obtain additional working capital, to create a public market for the Common Stock, to facilitate future access by the Company to public capital markets and to enhance the Company's ability to use its Common Stock as consideration for acquisitions and as a means of attracting and retaining key employees. Following the repayment of debt and redemption described above, the Company expects to use the remaining net proceeds of the Offerings for general corporate purposes including sales and marketing, hiring of additional consultants and staff, and working capital. The Company may also use a portion of such net proceeds to fund capital expenditures and acquisitions of products, technologies or businesses that are related, or complementary to the Company's business. Although the Company has no present agreements or commitments and is not currently engaged in any negotiations with respect to any such transactions, the Company from time to time evaluates such opportunities. Pending use of such net proceeds for the foregoing purposes, the Company intends to invest such net proceeds in investment grade interest bearing marketable securities. See "Risk Factors--Risks Associated with Possible Acquisitions" and "--Proceeds to be Used to Redeem Preferred Stock and Repay Indebtedness".

                                DIVIDEND POLICY

    Although the Company declared a $2.7 million dividend on its Common Stock in 1996 and repurchased shares of its Common Stock in connection with its recapitalization in the third quarter of 1997, in the future, the Company intends to retain earnings, if any, and will not pay cash dividends for the foreseeable future. See "Certain Transactions". In addition, the Company's credit facility limits the ability of the Company to declare and pay dividends. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's financial condition, results of operations, capital requirements, general business conditions and such other factors as the Board of Directors may deem relevant. See "Risk Factors--No Dividends" and "Certain Transactions".

                                 CAPITALIZATION

    The following table sets forth as of March 31, 1998, (i) on an actual basis and (ii) as adjusted to reflect the conversion of all outstanding shares of Class B Convertible Preferred Stock into 45,806,872 shares of Common Stock, the redemption of all outstanding shares of Class A Redeemable Preferred Stock upon the closing of the Offerings and the sale of 10,000,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Company's Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                                              MARCH 31, 1998
                                                                                        --------------------------
                                                                                           ACTUAL     AS ADJUSTED
                                                                                        ------------  ------------

                                                                                              (IN THOUSANDS)
Long-term debt, net of current portion................................................  $     47,500   $   --

Class A redeemable preferred stock, $0.001 par value:
  Authorized--485,184 shares; Issued and outstanding--485,184 (actual); no shares (as
    adjusted).........................................................................        50,255       --

Stockholders' equity (deficit):.......................................................
  Class B convertible preferred stock, $0.001 par value: Authorized-- 45,806,874 shares; Issued and outstanding--45,806,872 shares (actual); no shares (as
    adjusted).........................................................................        48,518       --
  Common stock, $0.001 par value: Authorized--200,000,000 shares; Issued and
    outstanding--5,122,346 shares (actual); 60,929,218 shares (as adjusted)(1)........             5           61
  Additional paid-in capital..........................................................        10,092      169,304
  Deferred compensation...............................................................          (116)        (116)
  Note receivable for stock purchase..................................................          (120)        (120)
  Retained deficit....................................................................      (124,443)    (124,443)
  Cumulative translation adjustments..................................................           (47)         (47)
                                                                                        ------------  ------------
Total stockholders' equity (deficit)..................................................       (66,111)      44,639
                                                                                        ------------  ------------
Total capitalization..................................................................  $     31,644   $   44,639
                                                                                        ------------  ------------
                                                                                        ------------  ------------

------------------

(1) Excludes 16,329,462 shares of Common Stock reserved for issuance under the Company's 1993 Stock Plan, 1997 Stock Plan and 1998 Stock Plan, and an additional 1,600,000 shares of Common Stock reserved for issuance under options granted outside of the Company's stock plans. As of March 31, 1998, options to purchase 12,069,462 shares at a weighted average exercise price of $0.78 were outstanding. See "Management--Stock Plans" and Note 12 of Notes to Consolidated Financial Statements included elsewhere in this Prospectus.

                                    DILUTION

    Pro forma net tangible book value (deficit) per share represents total assets, less intangible assets and total liabilities, divided by the number of shares outstanding as of March 31, 1998 (assuming the conversion into Common Stock of all of the Company's outstanding shares of Class B Convertible Preferred Stock and the redemption of all of the Company's outstanding shares of Class A Redeemable Preferred Stock). The Company's pro forma net tangible book value (deficit) at March 31, 1998 was approximately $(66.1 million) or approximately $(1.30) per share. Without taking into account any changes in such net tangible book value per share after March 31, 1998, other than to give effect to the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share and the receipt of the net proceeds of such sale, the pro forma net tangible book value at March 31, 1998 would have been approximately $44.6 million or approximately $0.73 per share. This represents an immediate increase in net tangible book value per share of $2.03 to existing stockholders and an immediate dilution of $11.27 per share to new investors. The following table sets forth this per share dilution:

Assumed initial public offering price per share......             $   12.00
Pro forma net tangible book value (deficit) per share
  as of March 31, 1998...............................  $   (1.30)
Increase per share attributable to new investors.....       2.03
                                                       ---------
Pro forma net tangible book value per share after the
  Offerings..........................................                  0.73
                                                                  ---------
Dilution per share to new investors..................             $   11.27
                                                                  ---------
                                                                  ---------

    The following table summarizes, on a pro forma basis as of March 31, 1998, the differences between existing stockholders and new investors with respect to the total number of shares of Common Stock and Class B Convertible Preferred Stock (all of which Class B Convertible Preferred Stock will be converted into Common Stock upon the closing of the Offerings) purchased from the Company, the total consideration paid and the average price per share paid (assuming the sale of 10,000,000 shares of Common Stock at an initial public offering price of $12.00 per share).

                                                      SHARES PURCHASED             TOTAL CONSIDERATION         AVERAGE
                                                 ---------------------------  -----------------------------     PRICE
                                                     NUMBER        PERCENT         AMOUNT         PERCENT     PER SHARE
                                                 --------------  -----------  ----------------  -----------  -----------
Existing stockholders..........................      50,929,218        83.6%  $     51,197,422        29.9%   $    1.01
New investors..................................      10,000,000        16.4        120,000,000        70.1    $   12.00
                                                 --------------       -----   ----------------       -----
  Total........................................      60,929,218       100.0%  $    171,197,422       100.0%
                                                 --------------       -----   ----------------       -----
                                                 --------------       -----   ----------------       -----

    The above calculations do not give effect to the exercise of outstanding options to purchase 12,069,462 shares of Common Stock at a weighted average exercise price of $0.78 per share outstanding on March 31, 1998. To the extent that these options become exercisable and are exercised, there will be further dilution to new investors. See "Risk Factors--Immediate and Substantial Dilution", "Management--Stock Plans" and "Description of Capital Stock--Options".

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data at December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 are derived from consolidated financial statements of the Company that have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this Prospectus. The balance sheet data at December 31, 1995 is derived from the audited financial statements of the Company that are not included herein. The statements of operations data for the years ended December 31, 1993 and 1994 and the balance sheet data at December 31, 1993 and 1994 are derived from unaudited consolidated financial statements not included herein. The consolidated statement of operations data for the three months ended March 31, 1997 and 1998 and the consolidated balance sheet data at March 31, 1998 are derived from unaudited consolidated financial statements included elsewhere in this Prospectus. The historical results are not necessarily indicative of the operating results to be expected in the future. The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                                                       THREE
                                                                                                                      MONTHS
                                                                                                                       ENDED
                                                                            YEAR ENDED DECEMBER 31,                  MARCH 31,
                                                            -------------------------------------------------------  ---------
                                                               1993        1994       1995       1996       1997       1997
                                                               -----     ---------  ---------  ---------  ---------  ---------

                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..................................................   $     663   $   2,080  $   9,053  $  27,454  $  56,273  $  10,115
Cost of goods sold........................................         302         336      1,266      3,256      7,248      1,163
                                                                 -----   ---------  ---------  ---------  ---------  ---------
Gross profit..............................................         361       1,744      7,787     24,198     49,025      8,952
                                                                 -----   ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Research and development................................         151         446        833      1,681      3,527        748
  Sales and marketing.....................................          65         193        844      1,466      3,713        540
  General and administrative..............................         143         365      1,262      1,342      3,452        753
                                                                 -----   ---------  ---------  ---------  ---------  ---------
Total operating expenses..................................         359       1,004      2,939      4,489     10,692      2,041
                                                                 -----   ---------  ---------  ---------  ---------  ---------
Income from operations....................................           2         740      4,848     19,709     38,333      6,911
Other income (expense), net...............................           3           6         65        244       (662)       189
                                                                 -----   ---------  ---------  ---------  ---------  ---------
Income before provision for income taxes..................           5         746      4,913     19,953     37,671      7,100
Provision for income taxes................................           2         263      1,955      8,142     14,875      2,804
                                                                 -----   ---------  ---------  ---------  ---------  ---------
Net income................................................   $       3   $     483  $   2,958  $  11,811  $  22,796  $   4,296
                                                                 -----   ---------  ---------  ---------  ---------  ---------
                                                                 -----   ---------  ---------  ---------  ---------  ---------
Pro forma basic net income per common share(1)............                                                $    0.72
                                                                                                          ---------
                                                                                                          ---------
Pro forma weighted average number of common shares
  outstanding(1)..........................................                                                   31,837
                                                                                                          ---------
                                                                                                          ---------
Pro forma diluted net income per common share(1)..........                                                $    0.68
                                                                                                          ---------
                                                                                                          ---------
Pro forma weighted average number of common shares and
  common equivalent shares outstanding(1).................                                                   33,657
                                                                                                          ---------
                                                                                                          ---------


                                                              1998
                                                            ---------

CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..................................................  $  18,011
Cost of goods sold........................................      3,048
                                                            ---------
Gross profit..............................................     14,963
                                                            ---------
Operating expenses:
  Research and development................................      1,662
  Sales and marketing.....................................      2,271
  General and administrative..............................        776
                                                            ---------
Total operating expenses..................................      4,709
                                                            ---------
Income from operations....................................     10,254
Other income (expense), net...............................       (682)
                                                            ---------
Income before provision for income taxes..................      9,572
Provision for income taxes................................      3,924
                                                            ---------
Net income................................................  $   5,648
                                                            ---------
                                                            ---------
Pro forma basic net income per common share(1)............  $    0.11
                                                            ---------
                                                            ---------
Pro forma weighted average number of common shares
  outstanding(1)..........................................     50,925
                                                            ---------
                                                            ---------
Pro forma diluted net income per common share(1)..........  $    0.10
                                                            ---------
                                                            ---------
Pro forma weighted average number of common shares and
  common equivalent shares outstanding(1).................     58,772
                                                            ---------
                                                            ---------

                                                                                DECEMBER 31,
                                                           -------------------------------------------------------   MARCH 31,
                                                              1993        1994       1995       1996       1997        1998
                                                              -----     ---------  ---------  ---------  ---------  -----------
                                                                                      (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents................................   $      79   $     469  $   2,885  $   9,314  $  17,708   $  24,390
Working capital..........................................         230         716      3,735     12,505     23,767      28,836
Total assets.............................................         370         986      5,683     18,110     34,129      42,805
Long-term debt, net of current portion...................      --          --         --         --         47,500      47,500
Redeemable preferred stock...............................      --          --         --         --         49,520      50,255
Stockholders' equity (deficit)...........................         294         777      3,854     13,014    (71,004)    (66,111)

------------------
(1) See Note 14 of Notes to Consolidated Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. SEE "RISK FACTORS". SEE "GLOSSARY OF TERMS" FOR DEFINITIONS OF VARIOUS ACRONYMS AND TECHNICAL TERMS USED IN THIS PROSPECTUS.

OVERVIEW

    The Company has been profitable in each of the three years for which its financial statements were audited. In addition, for each of the Company's 13 quarters for which its financial statements were audited, its revenues have increased over the prior quarter's results. For the year ended December 31, 1997 and the three months ended March 31, 1998, the Company's revenues were $56.3 million and $18.0 million, respectively.

    Netcom Systems is a leading provider of network performance measurement systems. The Company's flagship platform, SmartBits, evaluates the performance, reliability, quality of service and proof of service of networking equipment, such as routers and switches, before deployment on the network. SmartBits allows users to measure network performance criteria by emulating complex, multi-protocol networks through generation of accurate, customizable, high speed flows of network traffic.

    The Company realizes revenues primarily from sales of hardware, as well as from the licensing of related software and software maintenance contracts. Revenues from hardware and software are generally recognized at the time of shipment to customers or distributors, net of estimated allowances for product returns. Maintenance contracts typically call for the Company to provide technical support and software updates to customers. Maintenance revenues are deferred and recognized ratably over the term of the maintenance period, typically one year. Post-contract support obligations are insignificant and are accrued for at the time of the sale.

    The Company markets and sells its products and services through a direct sales force in the United States, Denmark, U.K., France and Ireland and indirectly through distributors in Canada, China, Germany, Israel, Italy, Japan, Korea, the Netherlands, Sweden and Taiwan. Typically, distributors receive a commission or sales discount off of the international sales price of the Company's products. Commissions to distributors are payable only after the Company's receipt of the revenues for such sale. For the year ended December 31, 1997 and for the three month period ended March 31, 1998, approximately 20.4% and 17.6%, respectively, of the Company's revenues were generated through distributors. To date, the Company has incurred no bad debt write-offs based on sales to distributors although there can be no assurance that this will be the case in the future. See "Risk Factors--Risks Associated with Reliance on Distributors".

    Historically, the Company has sold a substantial majority of its products to NEMs and has derived the majority of its sales from repeat customers. In addition, a significant amount of the Company's revenues were historically generated by the Company's largest customers. For example, in each of 1995, 1996 and 1997, the Company's four largest customers were Bay Networks, Cisco, 3Com and Cabletron, although the relative ordering of these four customers has varied from year to year. For 1995, 1996 and 1997, these four customers collectively accounted for 56.6%, 48.9% and 42.7%, respectively, of the Company's revenues. Sales to Bay Networks and 3Com accounted for approximately 22.0% and 12.4% of revenues, respectively, in the year ended December 31, 1995. Sales to Bay Networks and Cisco accounted for approximately 14.4% and 10.9% of revenues, respectively, in the year ended December 31, 1996, approximately 10.9% each of revenues in the year ended December 31, 1997, and approximately 12.8% and 12.1% of revenues, respectively, in the three month period ended March 31,

1998. The Company anticipates that its results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers. As a result of this customer concentration, the Company's revenues from quarter to quarter may be subject to substantial period-to-period fluctuations which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--Dependence on Sales to Network Equipment Manufacturers."
"--Fluctuations in Quarterly Operating Results" and "--Entry into New and Unfamiliar Customer Markets".

    The Company derives a portion of its revenues from international sales, which represented approximately, 17.9%, 16.7% and 26.1% of the Company's revenues in 1995, 1996 and 1997, respectively, and 26.3% during the three month period ended March 31, 1998. A significant portion of the Company's international sales currently are United States dollar-denominated. As a result, an increase in the value of the United States dollar relative to foreign currencies could make the Company's products and services less competitive in international markets. See "Risk Factors--Risks Associated with International Sales".

    The Company generally operates with little or no backlog. In addition, the sales cycle for the Company's products is typically not longer than sixty days and can be only a few days. As a result, quarterly sales and operating results generally depend on the volume and timing of, and ability to fulfill, orders received within the quarter, which are difficult to forecast. A significant portion of the Company's spending is relatively fixed in advance based on the Company's forecasts of future sales. If sales are below expectations in any given quarter, the adverse impact of the shortfall on the Company's quarterly operating results may be magnified by the Company's inability to adjust spending to compensate for the shortfall. See "Risk Factors--Difficulty Forecasting Sales".

    In September 1997, the Company acquired Netcom Systems Europe, formerly a distributor of the Company's products, and the Company's consolidated financial statements contained within the Prospectus reflects this acquisition.

RESULTS OF OPERATIONS

    The following table presents for the periods indicated certain consolidated statement of operations data as a percentage of the Company's revenues:

                                                                                                              THREE MONTHS
                                                                                                                 ENDED
                                                                                   YEAR ENDED                  MARCH 31,
                                                                                  DECEMBER 31,                (UNAUDITED)
                                                                         -------------------------------  --------------------
                                                                           1995       1996       1997       1997       1998
                                                                         ---------  ---------  ---------  ---------  ---------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues...............................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of goods sold.....................................................       14.0       11.9       12.9       11.5       16.9
                                                                         ---------  ---------  ---------  ---------  ---------
  Gross profit.........................................................       86.0       88.1       87.1       88.5       83.1
                                                                         ---------  ---------  ---------  ---------  ---------
Operating expenses:
  Research and development.............................................        9.2        6.1        6.3        7.4        9.3
  Sales and marketing..................................................        9.3        5.3        6.6        5.4       12.6
  General and administrative...........................................       13.9        4.9        6.1        7.4        4.3
                                                                         ---------  ---------  ---------  ---------  ---------
    Total operating expenses...........................................       32.4       16.3       19.0       20.2       26.2
                                                                         ---------  ---------  ---------  ---------  ---------
Income from operations.................................................       53.6       71.8       68.1       68.3       56.9

Other income (expense), net............................................        0.7        0.9       (1.2)       1.9       (3.8)
                                                                         ---------  ---------  ---------  ---------  ---------
Income before provision for income taxes...............................       54.3       72.7       66.9       70.2       53.1
                                                                         ---------  ---------  ---------  ---------  ---------

Provision for income taxes.............................................       21.6       29.7       26.4       27.7       21.8
                                                                         ---------  ---------  ---------  ---------  ---------
Net Income.............................................................       32.7%      43.0%      40.5%      42.5%      31.3%
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------

THREE MONTHS ENDED MARCH 31, 1998 COMPARED WITH THREE MONTHS ENDED MARCH 31,
  1997

    REVENUES. The Company recognized $18.0 million in revenues for the three month period ended March 31, 1998, as compared to $10.1 million for the three month period ended March 31, 1997, an increase of $7.9 million or 78.2%. The increase was due primarily to market acceptance of new products, increased international sales and further penetration of the SmartBits solutions into the Company's existing customer base.

    GROSS PROFIT. Cost of goods sold consists primarily of direct materials, labor, customer support, warranty provisions and manufacturing overhead. Gross profit was $15.0 million for the three month period ended March 31, 1998, as compared to $9.0 million for the three month period ended March 31, 1997, an increase of $6.0 million. Gross margin was 83.1% for the three month period ended March 31, 1998, as compared to 88.5% for the three month period ended March 31, 1997. The decrease in gross margin was due primarily to the increase in manufacturing and customer support personnel to support expanding operations, as well as increased volume purchase discounts given to customers. The Company expects future gross margins to decrease over the next 12 months due to factors including the product mix of sales, price erosion, increases in overhead and customer support, new competition, changes in the networking industry and related technologies and increases in component and contract manufacturing costs.

    RESEARCH AND DEVELOPMENT. Research and development expense consists primarily of salaries and wages relating to research and development, consulting fees, certain software development costs and costs of prototype materials and supplies. The Company expenses research and development costs as incurred. Research and development expense was $1.7 million for the three month period ended March 31, 1998, as compared to $0.7 million for the three month period ended March 31, 1997, an increase of $1.0 million. Research and development expense was 9.3% of revenues for the three month period ended March 31, 1998, as compared to 7.4% for the three month period ended March 31, 1997. The increase in research and development expense in absolute dollars and as a percentage of revenues was due primarily to increased staffing levels and to increased purchases of materials used in the development of new products and product enhancements. The Company expects that research and development expenditures will continue to increase in absolute dollars for at least the next 12 months to support continued development of new products and product enhancements.

    SALES AND MARKETING. Sales and marketing expense consists primarily of salaries and wages, commissions, travel and other sales expenses, trade shows and other marketing programs. Sales and marketing expense was $2.3 million for the three month period ended March 31, 1998, as compared to $0.5 million for the three month period ended March 31, 1997, an increase of $1.8 million. Sales and marketing expense was 12.6% of revenues for the three month period ended March 31, 1998, as compared to 5.4% for the three month period ended March 31, 1997. The increase in sales and marketing expense in absolute dollars and as a percentage of revenues was due primarily to increased staffing levels and related compensation, travel and other sales expenses, and various marketing and promotional programs. The Company expects that sales and marketing expenditures will increase in absolute dollars for at least the next 12 months as additional personnel are hired, field offices are opened and promotional expenditures are increased as the Company attempts to increase its market penetration and to pursue new market opportunities.

    GENERAL AND ADMINISTRATIVE. General and administrative expense consists primarily of salaries and wages, and legal and accounting fees relating to finance, administration and executive management activities. General and administrative expense was $0.8 million for the three month periods ended March 31, 1998 and 1997. General and administrative expense was 4.3% of revenues for the three month period ended March 31, 1998, as compared to 7.4% for the three month period ended March 31, 1997. The decrease as a percentage of revenues was due to the significant increase in revenues as compared to the increase in general and administrative expense. The Company expects that general and administrative expenditures will continue to increase in absolute dollars for at least the next 12 months as the Company's administrative staff and internal systems grow to support expanding operations and the Company's status as a public company.

    OTHER INCOME (EXPENSE), NET. In August 1997, the Company entered into a credit agreement with two banks under which the Company borrowed $50,000,000 through a term loan facility. Interest expense relating to the borrowings was $0.9 million during the three month period ended March 31, 1998. There was no interest expense for the three month period ended March 31, 1997. Interest income was $0.2 million during the three month period ended March 31, 1998 and during the three month period ended March 31, 1997. The Company expects interest expense relating to its term loan facility to cease following repayment of the term loan with the proceeds of the Offerings, although the Company intends to maintain a credit facility and may borrow again in the future. The Company presently has a $10 million revolving credit facility which has not yet been utilized.

    PROVISION FOR INCOME TAXES. The Company's effective tax rate was 41.0% for the three month period ended March 31, 1998, as compared to 39.5% for the three month period ended March 31, 1997. The increase in the effective tax rate resulted primarily from the effect of foreign taxes combined with the decreased benefit of research and development tax credits as a percentage of pre-tax income due to the significant increase in pre-tax income. Also, during the fourth quarter of 1997, the Company established a foreign sales corporation that slightly decreased the effective tax rate during the three month period ended March 31, 1998.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

    REVENUES. The Company recognized $56.3 million in revenues for the year ended December 31, 1997, as compared to $27.5 million for the year ended December 31, 1996, an increase of $28.8 million or 105%. The increase was due primarily to the introduction of new products and further market acceptance of existing products.

    GROSS PROFIT. Gross profit was $49.0 million for the year ended December 31, 1997, as compared to $24.2 million for the year ended December 31, 1996, an increase of $24.8 million. Gross margin was 87.1% for the year ended December 31, 1997, as compared to 88.1% for the year ended December 31, 1996. The decrease in gross margin was due primarily to the increase of manufacturing personnel to support expanding operations as well as increased volume discounts to certain customers.

    RESEARCH AND DEVELOPMENT. Research and development expense was $3.5 million for the year ended December 31, 1997, as compared to $1.7 million for the year ended December 31, 1996, an increase of $1.8 million. Research and development expense was 6.3% of revenues for the year ended December 31, 1997, as compared to 6.1% for the year ended December 31, 1996. The increase in research and development expense in absolute dollars and as a percentage of revenues was due primarily to increased staffing levels and to increased purchases of materials used in the development of new products and product enhancements.

    SALES AND MARKETING. Sales and marketing expense was $3.7 million for the year ended December 31, 1997, as compared to $1.5 million for the year ended December 31, 1996, an increase of $2.2 million. Sales and marketing expense was 6.6% of revenues for the year ended December 31, 1997, as compared to 5.3% for the year ended December 31, 1996. The increase in sales and marketing expense in absolute dollars and as a percentage of revenues was due primarily to increased staffing levels and increased commissions.

    GENERAL AND ADMINISTRATIVE. General and administrative expense was $3.5 million for the year ended December 31, 1997, as compared to $1.3 million for the year ended December 31, 1996, an increase of $2.2 million. General and administrative expense was 6.1% of revenues for the year ended December 31, 1997, as compared to 4.9% for the year ended December 31, 1996. The increase in general and administrative expense in absolute dollars and as a percentage of revenues was due primarily to increased staffing levels and the related compensation to support expanding operations.

    OTHER INCOME (EXPENSE), NET. Interest expense relating to outstanding borrowings under the Company's term loan facility was $1.2 million for the year ended December 31, 1997. Interest income increased approximately $0.4 million for the year ended December 31, 1997 compared to the year ended December 31, 1996, due to increased cash and cash equivalent balances.

    PROVISION FOR INCOME TAXES. The Company's effective tax rate was 39.5% for the year ended December 31, 1997, as compared to 40.8% for the year ended December 31, 1996. The decrease in the effective tax rate was primarily due to the increase in research and development tax credits utilized in 1997. This increase in research and development tax credits and certain other tax benefits were caused primarily by the exercise of a substantial number of employee stock options in connection with the Company's recapitalization in the third quarter of 1997. Accordingly, the Company does not expect these tax benefits to recur to the same extent in future periods. See "Certain Transactions".

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

    REVENUES. The Company recognized $27.5 million in revenues for the year ended December 31, 1996, as compared to $9.1 million for the year ended December 31, 1995, an increase of $18.4 million or 202%. The increase was due primarily to the introduction of new products and further market acceptance of the SmartBits solution.

    GROSS PROFIT. Gross profit was $24.2 million for the year ended December 31, 1996, as compared to $7.8 million for the year ended December 31, 1995, an increase of $16.4 million. Gross margin was 88.1% for the year ended December 31, 1996, as compared to 86.0% for the year ended December 31, 1995. The increase in gross margin was primarily due to the significant increase in revenues as compared to the increase in overhead costs.

    RESEARCH AND DEVELOPMENT. Research and development expense was $1.7 million for the year ended December 31, 1996, as compared to $0.8 million for the year ended December 31, 1995, an increase of $0.9 million. Research and development expense was 6.1% of revenues for the year ended December 31, 1996, as compared to 9.2% for the year ended December 31, 1995. The increase in research and development expense in absolute dollars was due primarily to increased staffing levels and to increased purchases of materials used in the development of new or enhanced products. The decrease as a percentage of revenues was due to the significant increase in revenues as compared to the increase in research and development expense.

    SALES AND MARKETING. Sales and marketing expense was $1.5 million for the year ended December 31, 1996, as compared to $0.8 million for the year ended December 31, 1995, an increase of $0.7 million. Sales and marketing expense was 5.3% of revenues for the year ended December 31, 1996, as compared to 9.3% for the year ended December 31, 1995. The increase in sales and marketing expense in absolute dollars was due primarily to increased staffing levels and related compensation and travel. The decrease as a percentage of revenues was due to the significant increase in revenues as compared to the increase in sales and marketing expense.

    GENERAL AND ADMINISTRATIVE. General and administrative expense was $1.3 million for the years ended December 31, 1996 and 1995. General and administrative expense was 4.9% of revenues for the year ended December 31, 1996, as compared to 13.9% for the year ended December 31, 1995. The decrease as a percentage of revenues was due to the significant increase in revenues as compared to the increase in general and administrative expense.

    OTHER INCOME (EXPENSE), NET. Interest income was $0.2 million for the year ended December 31, 1996, as compared to $0.1 million for the year ended December 31, 1995, an increase of approximately $0.1 million. The increase was due to increased cash and cash equivalent balances. There was no interest expense during the years ended December 31, 1995 and 1996.

    PROVISION FOR INCOME TAXES. The Company's effective tax rate was 40.8% for the year ended December 31, 1996, as compared to 39.8% for the year ended December 31, 1995. The increase in the effective tax rate was primarily due to the increase in the federal tax rate from 34% in 1995 to 35% in 1996, combined with the decreased benefit of research and development tax credits as a percentage of pre-tax income due to the significant increase in pre-tax income.

SELECTED QUARTERLY RESULTS OF OPERATIONS

    The following tables present statement of operations data in dollars and as a percentage of the Company's revenues. This quarterly information is unaudited but has been prepared on a basis consistent with the Company's audited financial statements presented elsewhere herein, and in the Company's opinion, includes all adjustments (consisting only of normal recurring adjustments), necessary for a fair presentation of the information for the quarters presented. The results of operations for any quarter are not necessarily indicative of results that may be expected for any subsequent periods. See "Risk Factors--Potential Fluctuations in Quarterly Operating Results".

                                                                                 QUARTER ENDED
                                           -----------------------------------------------------------------------------------------
                                            MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,     MAR. 31,     JUNE 30,     SEPT. 30,
                                              1996         1996         1996         1996         1997         1997         1997
                                           -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                                (IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues.................................   $   5,141    $   5,263    $   7,722    $   9,328    $  10,115    $  12,958    $  15,912
Cost of goods sold.......................         623          642          896        1,095        1,163        1,575        2,017
                                           -----------  -----------  -----------  -----------  -----------  -----------  -----------
  Gross profit...........................       4,518        4,621        6,826        8,233        8,952       11,383       13,895
                                           -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Research and development...............         327          408          432          514          748          589          805
  Sales and marketing....................         272          310          480          404          540          761        1,090
  General and administrative.............         239          256          452          395          753          965          805
                                           -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total operating expenses.............         838          974        1,364        1,313        2,041        2,315        2,700
                                           -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income from operations...................       3,680        3,647        5,462        6,920        6,911        9,068       11,195

Other income (expense), net..............          28           44           59          113          189          167         (107)
                                           -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before provision for income
  taxes..................................       3,708        3,691        5,521        7,033        7,100        9,235       11,088

Provision for income taxes...............       1,509        1,502        2,267        2,864        2,804        3,628        4,459
                                           -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net Income...............................   $   2,199    $   2,189    $   3,254    $   4,169    $   4,296    $   5,607    $   6,629
                                           -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                           -----------  -----------  -----------  -----------  -----------  -----------  -----------


                                            DEC. 31,     MAR. 31,
                                              1997         1998
                                           -----------  -----------

CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues.................................   $  17,288    $  18,011
Cost of goods sold.......................       2,493        3,048
                                           -----------  -----------
  Gross profit...........................      14,795       14,963
                                           -----------  -----------
Operating expenses:
  Research and development...............       1,385        1,662
  Sales and marketing....................       1,322        2,271
  General and administrative.............         929          776
                                           -----------  -----------
    Total operating expenses.............       3,636        4,709
                                           -----------  -----------
Income from operations...................      11,159       10,254
Other income (expense), net..............        (911)        (682)
                                           -----------  -----------
Income before provision for income
  taxes..................................      10,248        9,572
Provision for income taxes...............       3,984        3,924
                                           -----------  -----------
Net Income...............................   $   6,264    $   5,648
                                           -----------  -----------
                                           -----------  -----------

                                                                                 QUARTER ENDED
                                           -----------------------------------------------------------------------------------------
                                            MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,     MAR. 31,     JUNE 30,     SEPT. 30,
                                              1996         1996         1996         1996         1997         1997         1997
                                           -----------  -----------  -----------  -----------  -----------  -----------  -----------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues.................................       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%       100.0%
Cost of goods sold.......................        12.1         12.2         11.6         11.7         11.5         12.1         12.7
                                                -----        -----        -----        -----        -----        -----        -----
  Gross profit...........................        87.9         87.8         88.4         88.3         88.5         87.9         87.3
                                                -----        -----        -----        -----        -----        -----        -----
Operating expenses:
  Research and development...............         6.4          7.7          5.6          5.5          7.4          4.5          5.1
  Sales and marketing....................         5.3          5.9          6.2          4.4          5.4          5.9          6.8
  General and administrative.............         4.6          4.9          5.9          4.2          7.4          7.5          5.1
                                                -----        -----        -----        -----        -----        -----        -----
    Total operating expenses.............        16.3         18.5         17.7         14.1         20.2         17.9         17.0
                                                -----        -----        -----        -----        -----        -----        -----
Income from operations...................        71.6         69.3         70.7         74.2         68.3         70.0         70.3

Other income (expense), net..............         0.5          0.8          0.7          1.2          1.9          1.3         (0.6)
                                                -----        -----        -----        -----        -----        -----        -----
Income before provision for income
  taxes..................................        72.1         70.1         71.4         75.4         70.2         71.3         69.7

Provision for income taxes...............        29.3         28.5         29.3         30.7         27.7         28.0         28.0
                                                -----        -----        -----        -----        -----        -----        -----
Net Income...............................        42.8%        41.6%        42.1%        44.7%        42.5%        43.3%        41.7%
                                                -----        -----        -----        -----        -----        -----        -----
                                                -----        -----        -----        -----        -----        -----        -----


                                            DEC. 31,     MAR. 31,
                                              1997         1998
                                           -----------  -----------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues.................................       100.0%       100.0%
Cost of goods sold.......................        14.4         16.9
                                                -----        -----
  Gross profit...........................        85.6         83.1
                                                -----        -----
Operating expenses:
  Research and development...............         8.0          9.3
  Sales and marketing....................         7.6         12.6
  General and administrative.............         5.4          4.3
                                                -----        -----
    Total operating expenses.............        21.0         26.2
                                                -----        -----
Income from operations...................        64.6         56.9
Other income (expense), net..............        (5.3)        (3.8)
                                                -----        -----
Income before provision for income
  taxes..................................        59.3         53.1
Provision for income taxes...............        23.1         21.8
                                                -----        -----
Net Income...............................        36.2%        31.3%
                                                -----        -----
                                                -----        -----

    Revenues have increased in each of the quarters presented, from $5.1 million for the three month period ended March 31, 1996 to $18.0 million for the three month period ended March 31, 1998. Gross margins remained relatively consistent until the three month periods ended December 31, 1997 and

March 31, 1998, when the margin decreased primarily due to the effects of increased manufacturing personnel and increased volume purchase discounts given to customers. Research and development expenditures increased in each of the quarters presented, except for the quarter ended June 30, 1997, in which the decrease was primarily due to decreased purchases of prototype materials. Sales and marketing expenditures increased in each of the quarters presented, except for the quarter ended December 31, 1996, in which the decrease was primarily due to decreased travel and other selling costs. Sales and marketing expense increased significantly in the quarter ended March 31, 1998 due to more pronounced increases in headcount and promotional efforts. General and administrative expenses increased or remained relatively constant, in each of the quarters presented, except for the quarter ended September 30, 1997, in which the decrease was primarily due to decreased legal and other administrative costs and for the quarter ended March 31, 1998, in which the decrease was primarily due to changes in management that resulted in lower overall compensation expense.

    The Company's quarterly revenues and operating results may vary significantly as a result of a number of factors, including the size and timing of orders, product mix and shipment of products. Operating results may also fluctuate on a quarterly basis based upon factors such as demand for the Company's current and future product offerings, the introduction of product enhancements by the Company or its competitors and market acceptance of new products offered by the Company or its competitors. The Company's quarterly operating results are also affected by the budgeting cycles of customers, the relative percentages of products sold through the Company's direct and indirect sales channels, product pricing and competitive conditions in the industry. Any unfavorable changes in these or other factors could have a material adverse effect on the Company's business, financial condition and results of operations. Accordingly, the Company believes that period-to-period comparisons of its results of operations may not be meaningful and should not be relied upon as in indication of future performance. Furthermore, there can be no assurance that the Company will be able to sustain profitability on a quarterly or annual basis. See "Risk Factors--Fluctuation in Quarterly Operating Results".

LIQUIDITY AND CAPITAL RESOURCES

    The Company has financed its operations to date primarily through cash provided by operating activities. At March 31, 1998, the Company's principal source of liquidity was its cash and cash equivalents of $24.4 million. In August 1997, the Company established an unsecured $10.0 million revolving line of credit with two banks. At March 31, 1998, there were no borrowings outstanding under the revolving line of credit.

    In the third quarter of 1997, the Company effected a recapitalization (the "Recapitalization"). In connection with the Recapitalization, the Company received net proceeds of $141.0 million from the issuance and sale of preferred stock and borrowings under a term loan facility. The Company used these proceeds, together with $14.7 million from its existing cash balances to repurchase 20,431,288 shares of its Common Stock for $155.7 million. See "Certain Transactions".

    Cash provided by operating activities during the years ended December 31, 1995, 1996 and 1997 was $2.5 million, $9.5 million and $24.7 million, respectively. Cash provided by operating activities during the three month periods ended March 31, 1997 and 1998 was $4.4 million and $7.4 million, respectively. Cash generated from operations for all of these periods was principally attributable to net income adjusted for certain non-cash charges such as depreciation and amortization and provisions for doubtful accounts. Additionally, in 1997, the Company received a $6.9 million tax benefit from the exercise of stock options associated with the Recapitalization.

    Investing activities have consisted solely of the acquisition of property and equipment, except for the year ended December 31, 1997. In September 1997, the Company acquired all of the outstanding common shares of Netcom Systems Europe, a research and development, sales and distribution company located near Paris, France. The purchase price was $3.0 million plus $0.1 million of acquisition related costs. Cash used for the acquisition, net of cash acquired, was $2.4 million.

    Cash used in financing activities have consisted solely of $2.7 million used for Common Stock dividends paid from retained earnings during 1996 and the net $14.7 million used in connection with the Recapitalization in 1997. Cash provided by financing activities have consisted solely of the exercise of employee stock options, providing cash of $2.2 million for the year ended December 31, 1997 and $2,000 for the three month period ended March 31, 1998.

    The Company believes that the net proceeds from the Offerings, together with its current balances, cash provided by future operations and available borrowings under its line of credit, will be sufficient to meet its working capital and anticipated capital expenditure requirements for at least the next 12 months. Although operating activities may provide cash in certain periods, to the extent the Company experiences continued growth in the future, its operating and investing activities may require significant cash. Consequently, any such future growth may require the Company to obtain additional equity or debt financing. See "Risk Factors--Proceeds to be Used to Redeem Preferred Stock and Repay Indebtedness", and "Use of Proceeds".

RISKS ASSOCIATED WITH YEAR 2000 PROBLEM

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, in less than two years, computer systems and/or software used by many companies may need to be upgraded to become compliant with such "Year 2000" requirements. The Company generally warrants and has represented to its customers that its products are free from Year 2000 defects. There can be no assurance that the Company's products or third party computer products used by the Company are Year 2000 compliant. Any failure of the Company's products to be Year 2000 compliant could result in the loss of or delay in market acceptance of the Company's products and services, increased service and warranty costs to the Company or payment by the Company of compensatory or other damages. In addition, any failure of third party computer products used by the Company to be Year 2000 compliant could interrupt and disrupt the Company's business.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS No. 130 applies to all companies and is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting and display of comprehensive income in a set of financial statements. Comprehensive income is defined as the change in net assets of a business enterprise during a period from transactions generated from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Management believes that the adoption of SFAS No. 130 will not have a material impact on the Company's financial statements.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 applies to all public companies and is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires that businesses segment financial information reported in the financial statements utilizing the management approach. The management approach is defined as the manner in which management organizes the segment within the enterprise for making operating decisions and assessing performance. The Company's management believes the adoption of SFAS No. 131 will not have a material impact on financial statements.

                                    BUSINESS

    THE FOLLOWING CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH ABOVE UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. SEE "GLOSSARY OF TERMS" FOR DEFINITIONS OF VARIOUS ACRONYMS AND TECHNICAL TERMS USED IN THIS PROSPECTUS.

OVERVIEW

    Netcom Systems is a leading provider of network performance measurement systems. The Company's flagship platform, SmartBits, evaluates the performance, reliability, quality of service and proof of service of networking equipment, such as routers and switches, before deployment on the network. SmartBits also allows users to measure network performance criteria by emulating complex, multi-protocol networks through the generation of accurate, customizable, high speed flows of network traffic. By offering a robust, scalable, and modular network performance solution, the Company has established relationships with several prominent industry experts and multiple technology publications in the field of network performance measurement. The Company's customer base of over 600 accounts includes leading network equipment manufacturers ("NEMs"), telecommunications carriers and internet service providers ("Service Providers"), and Fortune 1000 companies, financial institutions, systems integrators and government entities ("End Users").

INDUSTRY BACKGROUND

    In recent years, businesses have migrated from mainframe-based computing environments to distributed, client/server computing networks capable of sharing bandwidth intensive applications. The widespread adoption of this computing paradigm has resulted in an increasing need by End Users and Service Providers for network equipment capable of transmitting bandwidth intensive, mission critical traffic at extremely fast speeds across progressively larger and more heterogeneous networks. Growth in usage of the Internet, intranets and extranets, coupled with the escalating aggregation of voice, video and other multimedia traffic over networks has exacerbated demands for high speed, high performance network equipment. As the rate of technological change in networking has grown and the performance of network equipment has improved, the need for a robust performance measurement solution to evaluate network equipment performance, reliability, accuracy and interoperability has become acute.

    Historically, solutions have existed to troubleshoot problems after deployment of equipment on the network. These products analyze the data transmitted across networks, including packets of data that contain complex network protocols. While these products are adequate for monitoring data integrity problems of a "live" network, they were not designed to measure the performance of network products such as switches and routers prior to network deployment or to measure performance statistics such as throughput (i.e., the "speed" of the network), latency (i.e., the time required to process data) and jitter (i.e., the variation in the latency). In addition, historical solutions were designed neither to transmit network traffic simulating multiple users simultaneously using the network nor to capture and measure the performance of network equipment under such "stressed" conditions.

    To emulate traffic on networks, performance measurement equipment has increased in technological complexity over time. Performance measurement solutions must increasingly be able to measure the performance of network equipment for multiple local area network ("LAN") and wide area network ("WAN") protocols and connections, increasing port density, multiple layers of the OSI protocol stack and the adoption of packet-based technologies across all networks. New protocols, such as ATM and Gigabit Ethernet, have been developed to transmit increasingly diverse types of traffic, such as voice, video and graphics, faster, more reliably and more efficiently across networks. In addition, as networks are increasingly deployed across global operations, there is a need for end-to-end performance measurement equipment that not only analyzes how network equipment handles traffic within a LAN at a central location, such as a company's headquarters, but also how traffic is handled over WANs when data is transmitted over distances, such as to branch offices. As a result, effective performance measurement equipment must stress test the ability of network equipment to perform under multi-protocol, multi-media environments over LANs and WANs. In addition, as networks grow in size and complexity, performance measurement equipment that emulates greater port density, corresponding to greater numbers of network connections, is needed to effectively measure the performance of network equipment under growing traffic conditions. Furthermore, the performance of network equipment at higher layers of the OSI protocol stack must be measured for quality of service or prioritization of time sensitive network traffic, such as voice and video. While current solutions offer analysis solely at a single layer, such as the application layer or the network layer, network professionals are seeking to measure network equipment on multiple layers of the OSI protocol stack concurrently. Simultaneous layer measurement involves analyzing more than the performance of a single unit of network equipment but analysis of the entire network. Finally, as adoption of the Internet and the Internet Protocol ("IP") increases, performance measurement equipment must have strong packet measurement abilities to analyze multi-protocol traffic over IP. All of these factors complicate network performance analysis.

    For NEMs, performance measurement solutions have become mission critical for the successful and timely introduction of new products that are fully interoperable in multi-vendor and multi-protocol environments. Historically, NEMs created in-house, proprietary solutions to measure the performance of their new products. However, NEMs found their in-house performance analysis solutions consuming scarce and expensive research and development resources that could be better utilized creating new products. In addition, NEMs found it increasingly difficult to develop and maintain "state of the art" in-house performance measurement solutions as the pace of technological change and the complexity of equipment interoperability hastened in networking, particularly as new protocols were developed and adopted. The disadvantages of in-house solutions were accentuated by industry consolidation among NEMs which resulted in a need by acquiring companies to quickly evaluate and understand newly acquired technology and its interoperability with legacy products, performance measurement that their in-house solutions were not designed to perform. Moreover, because in-house network performance solutions lacked independence, they were not widely adopted by third-party industry test labs and thus were not well suited for use by NEMs to certify the performance of new products to potential equipment purchasers. As a result, End Users and Service Providers did not widely adopt NEM in-house solutions and, accordingly, in-house solutions could not be widely used as a shared means of communication among NEMs, End Users and Service Providers after a purchase to improve customer service and troubleshoot customer configuration problems.

    For End Users and Service Providers that rely on mission critical network traffic for their business, performance measurement equipment evaluates the reliability, accuracy, availability and performance of network equipment before deployment on the network. End Users and Service Providers increasingly require credible, industry recognized performance measurement tools to independently evaluate multiple vendors' network solutions. By measuring the performance, reliability and compliance to industry standards of new products prior to deployment, network managers can optimize network configuration and performance and maximize scarce resources. End Users and Service Providers deploy these solutions to stress test their networks and proactively identify potential network problem areas prior to network deployment and performance degradation. Using the results of these stress tests, End Users and Service Providers can communicate existing and potential problems to NEM customer service centers who use the same performance analysis equipment to emulate, understand and solve these problems. As a result, NEMs, End Users and Service Providers require performance analysis equipment that emulates progressively larger, more complex, multi-protocol networks and that provides a common basis for communication among users, manufacturers and suppliers of network equipment.

THE NETCOM SYSTEMS SOLUTION

    Netcom Systems is a leading provider of network performance measurement systems. Netcom Systems' flagship platform, SmartBits, enables NEMs, End Users and Service Providers to measure the performance, reliability, quality of service and proof of service of network equipment before deployment on the network. SmartBits also generates accurate, customizable, high speed flows of network traffic for measuring performance criteria such as reliability, throughput, jitter, latency and packet loss. As a result, NEMs can ensure proper network equipment performance while better allocating their scarce engineering resources to new product development. In addition, End Users and Service Providers can make better cost/performance purchasing decisions on new equipment, reduce the risk of network "meltdowns" and ensure that mission critical applications perform correctly. To date, SmartBits has an installed base of over 600 accounts, including leading NEMs, End Users and Service Providers. The Netcom Systems solution incorporates the following features:

    - EMULATE COMPLEX, MULTI-PROTOCOL NETWORKS. The SmartBits platform was designed to emulate and test large, complex networks to measure network performance under "stressed" traffic conditions. The modular SmartBits platform enables users to easily add or substitute protocol specific interface cards, or SmartCards, within a common SmartBits chassis. As a result, a single SmartBits chassis can measure the performance of network equipment over a wide variety of networking protocols and interfaces, including Ethernet, Fast Ethernet, Gigabit Ethernet, Token Ring, ATM and Frame Relay. SmartBits also measures performance across multiple protocols simultaneously, enabling LAN-to-LAN, LAN-to-WAN, and LAN-to-ATM performance measurement. The platform enables extremely accurate (to within 100 nanoseconds), reliable, repeatable and customizable traffic generation, capture and analysis at speeds that exceed the maximum performance specifications for analyzed protocols. Additionally, the SmartBits platform is scalable, allowing for the addition of multiple SmartCards in a single chassis and linkage of multiple SmartBits chassis for performance measurement of network equipment replicating the demands of up to 640 simultaneous connections (each of which can include multiple streams of traffic) to allow for high density, multi-protocol performance measurement. As a result, the SmartBits platform provides a common solution addressing the diverse needs of NEMs, End Users and Service Providers.

                                      [GRAPHIC]

[Graphic depicting interconnection of SmartBits with an Ethernet Switch, two Gigabit Ethernet switches, two Frame Relay switches, two ATM switches and a Token Ring.]

    - INDEPENDENCE AND INDUSTRY RECOGNITION. The Company has established relationships with several prominent industry experts in the field of network performance measurement, including Robert Mandeville of European Network Laboratories, Scott Bradner of Harvard University, The Tolly Group, John Streck of Centennial Networking Lab and Barry Reinhold of the University of New Hampshire. In addition, Netcom Systems has been recognized for its independent, multi-protocol, high port density performance measurement capabilities, by widely recognized technology publications such as DATACOMMUNICATIONS MAGAZINE, ATM WORLD, INTERNET WEEK, LAN TIMES, NETWORK COMPUTING and PC WEEK. These experts and publications drive the standards setting process and establish testing methodologies that evaluate new products and new technologies. The Company works closely with these experts and publications in order to develop a SmartBits solution to implement these tests when industry standards are released. In addition, Netcom Systems believes use of SmartBits by leading NEMs, such as Cisco, Bay Networks and 3Com, is also critical to the Company's industry recognition. The Company believes the use of SmartBits by such independent industry standard testing experts and leading NEMs provides the Company with recognition among potential customers and is an important endorsement of the Company's position in the performance measurement market.

    - COMMON SOLUTION FOR NEMS, END USERS, SERVICE PROVIDERS AND INDUSTRY TEST LABS. The SmartBits solution enables NEMs, End Users, Service Providers and test labs to evaluate and measure the performance of networking equipment in a common language.

             NEMS. NEMs rely on SmartBits as an independent means of validating the performance of their network equipment performance to End Users and Service Providers. NEMs also increasingly utilize SmartBits as a common platform for facilitating communication with End Users and Service Providers to troubleshoot and replicate problems on their networks before deployment.

             END USERS AND SERVICE PROVIDERS. End Users and Service Providers use SmartBits to perform industry standard tests, verify network equipment performance and evaluate new products prior to deployment. As SmartBits is widely accepted by leading NEMs and has an installed base of over 600 accounts, End Users and Service Providers increasingly utilize the common SmartBits platform to troubleshoot network equipment problems with NEM customer service centers.

             INDUSTRY TEST LABS. Industry experts use SmartBits to evaluate network equipment from multiple vendors and work closely with Netcom Systems to develop standard tests for new technologies. NEMs, End Users and Service Providers use these standardized tests and product evaluations to measure network equipment performance using common parameters.

                               [GRAPHIC]

[Graphic depicts two boxes. The first is labeled "Market Need" and shows three sub-boxes labeled "NEMs", "Industry Test Labs", and "End User and Service Provider" interconnected with arrows. Captions read, (a) below "NEMS", "Marketing claims unvalidated by third parties -- No means of communicating/replicating problems -- Inability to independently evaluate NEM products", (b) next to "Industry Test Labs", "Inability to address performance measurement tests" and (c) above "End User and Service Providers", "Inability to replicate standard tests". The second box depicts the three sub-boxes in the first box radially interconnected to the Netcom Systems logo. Captions read "Third party validation of marketing claims -- Common language to explain performance problems -- Means of evaluating performance claims of multiple NEMs -- Means for NEMS, End Users and Service Providers to perform standard tests and analysis".]

    - VERSATILE PERFORMANCE MEASUREMENT SUITE. Netcom Systems' suite of software performance measurement applications addresses the performance measurement requirements of End Users and Service Providers and the more complex measurement needs of NEMs. The Company's software programs run tests across multiple protocols, providing turnkey performance analysis for network equipment such as switches and routers. The Company also offers more sophisticated software solutions enabling NEMs, End Users and Service Providers to customize their test sequences. The Company's software runs on Windows-based personal computers, as well as the HP-UX and Solaris UNIX platforms.

NETCOM SYSTEMS' STRATEGY

    Netcom Systems' strategy is to strengthen and expand its market leadership in developing, manufacturing and marketing network performance measurement systems to become the industry standard for network performance measurement. Important elements of the Company's strategy are to:

    - CAPITALIZE ON RAPID TECHNOLOGICAL CHANGE. The Company believes that each new technological advance in network computing represents a new market for its performance measurement equipment. Netcom Systems intends to develop performance measurement solutions for next generation LAN and WAN products and new chassis technology scalable to larger port counts to enable SmartBits to emulate denser and more complex networks. The Company also intends to leverage its extensive IP knowledge to capitalize on the increasing deployment of IP-centric networks. In addition, the Company plans to develop new software applications to measure performance features such as packet sequencing and prioritization for the performance measurement of time sensitive network traffic such as voice and video.

    - LEVERAGE KEY RELATIONSHIPS. Netcom Systems intends to leverage its key relationships with prominent industry test labs, networking publications and industry leading NEMs to be first to market with new industry standard tests that measure the performance of new networking technologies. Additionally, Netcom Systems is a member of a number of standard setting bodies, such as the Gigabit Ethernet, ATM, Frame Relay, Cable Modem and ADSL forums. By playing an active role in aiding industry leading companies in their efforts to determine how performance of new technologies should be measured, Netcom Systems believes it is well positioned to rapidly introduce new, industry endorsed and accepted performance analysis solutions on a timely basis. The Company believes that its role as an industry recognized provider of performance analysis for next generation technologies is critical to its continued leadership and success.

    - FURTHER PENETRATE EXISTING NEM CUSTOMER BASE.Netcom Systems believes there is a significant opportunity for additional sales to existing NEMs. Netcom Systems plans to increase sales to new development and quality assurance engineers as NEMs continue to grow their research and development operations and introduce new products. Similarly, the Company believes NEMs are increasingly adopting the SmartBits platform in new functional operations, such as manufacturing, customer support and sales and marketing. Netcom Systems believes networking industry consolidation also represents a growth opportunity as NEMs require SmartBits to quickly evaluate and understand newly acquired technology and its interoperability with current networking product lines. The Company also plans to increase sales to its NEM customer base through the introduction of performance equipment with new functionality and features, including support of new WAN technologies and higher density systems.

    - EXPAND CUSTOMER BASE. Netcom Systems also intends to further expand into the End User and Service Provider markets, which are increasingly requiring solutions for analyzing and optimizing network equipment performance before deployment on their mission critical networks. To increase awareness of SmartBits among these potential new customers, Netcom Systems intends to promote its performance measurement solutions through widely recognized publications and seminars. Netcom Systems believes it can leverage its leadership in performance measurement equipment, relationships with leading NEMs and industry experts and its promotional efforts to penetrate these End Users and Service Provider markets. In addition, the Company intends to continue expanding relationships with strategic partners and distributors in order to enter new international territories in Europe, Asia and Latin America.

TECHNOLOGY

    The Company's integrated software and hardware system provides users with a robust performance measurement solution. Key features of the Company's technology include:

    - MODULAR AND SCALABLE. SmartBits' modular and scalable design supports high density multi-protocol stress testing of dense networking equipment (up to 640 ports with 1000 streams per port). Each SmartBits SMB-2000 chassis can measure the performance of new networking protocols through add-on SmartCards and software updates.

    - MULTI-PROTOCOL. The SmartBits platform supports a wide variety of networking protocols including Ethernet, Fast Ethernet, Gigabit Ethernet, Token Ring, ATM and Frame Relay, that enable customers to measure packet-to-packet and packet-to-cell performance for LAN-to-LAN, LAN-to-WAN and LAN-to-ATM connections.

    - MULTI-LAYER. SmartBits' multi-layer performance measurement enables customers to analyze layer 2 parameters such as packet loss, throughput and packet latency and layer 3 parameters such as stream latency, jitter, traffic flow performance and bandwidth per connection, all in a multi-protocol environment. The SmartBits architecture allows traffic generation, capture and measurement at speeds that exceed the maximum performance specifications for analyzed protocols, thus stress testing equipment and networks beyond established performance parameters.

    - IP COMPETENCY. Since inception, the Company has focused on the development of packet-based performance measurement equipment and, as a result, the Company has an extensive understanding of IP and frame generation, tracking and measurement. The Company's proprietary field programmable gate array technology reflects this competency and differentiates the SmartBits platform from other traffic generating devices because it also tracks the frame through to the receiving device, which permits measurements such as throughput, packet loss, latency and jitter. SmartBits measures frame performance through multiple network interfaces and enables performance measurement of multi-protocol traffic over IP.

    - ROBUST SOFTWARE CAPABILITIES. The SmartBits platform's robust software solutions enable the user to configure the transmission, triggers, and monitoring of SmartCards, either individually or in groups, and to perform tests between any port or group of ports quickly and accurately. The Company's SmartApplications and Advanced Switch Test software enables customers to measure the performance of networking hardware for layer 2 switches under industry standard tests (RFCs 1242, 1944 and 2285). The Company also offers its SmartLibrary software, which allows more demanding users to develop custom testing methodologies for controlling SmartCards using a variety of computer platforms such as Microsoft Windows and UNIX and multiple programming languages such as TCL, C/C++, Java, Visual Basic, Delphi, Perl and LabView.

PRODUCTS

  SMARTBITS SYSTEMS

    SmartBits, the Company's flagship performance measurement system, incorporates a set of chassis, SmartCards and software applications that enable performance measurement for multiple LAN and WAN technologies. SmartBits generates the traffic of thousands of PC/workstation clients and servers, thus analyzing the impact of such traffic on the performance of network equipment. SmartBits can help customers identify the performance boundaries of network equipment, optimize bandwidth, manage migrations to new technologies and analyze a network's ability to sustain current and anticipated user populations. SmartBits enables NEMs, End Users and Service Providers to ensure that network equipment products meet industry standards by utilizing SmartApplications and Advanced Switch Test software applications. SmartBits systems are scalable, and include SmartCards that provide performance measurement functionality enabled by a family of software programs for different test requirements and skill levels.

    A stand-alone SmartBits SMB-2000 chassis, which comes bundled with SmartWindow, SmartApplications and SmartLibrary software, lists for $15,900 and an SMB-10 expansion chassis lists for $4,995. The list price for SmartCards ranges from $995 for a 10 Mbps layer 2 Ethernet card to $19,995 for a 622 Mbit ATM card with an OC-12 interface, while the list price of software applications for the platform range from $1,995 for the Advanced Switch Test to $2,995 for SmartLibrary.

  THE SMARTBITS CHASSIS

      CHASSIS                                    DESCRIPTION
SMB-2000 SMARTBITS   SMB-2000, the Company's second generation performance measurement
  MASTER CHASSIS     system, is part of a performance measurement platform using proprietary network controllers designed to analyze and monitor inter-networking equipment, devices or networks at maximum performance. The SMB-2000 is a 20 port performance measurement system for developing, and analyzing routers, bridges, switches, repeaters, transceivers, multiport devices and live networks for
                     Ethernet, Fast Ethernet, Gigabit Ethernet, ATM, Frame Relay and
                     Token Ring traffic. The SMB-2000 measures statistics such as packet throughput, latency, jitter, traffic flow performance and bandwidth per connection. The SMB-2000 acts as the master chassis that can drive up to 3 SMB-10s (or 3 SMB-2000's) to form an 80 port system or it can act as a standalone system that accommodates 20 ports. One
                     SmartBits system is fully scalable up to 80 ports and 8 total systems can be linked together to analyze up to 640 ports
                     simultaneously. The SMB-2000 can be controlled and managed with the
                     SmartWindow, SmartApplications, Advanced Switch Test, VAST,
                     SmartSignaling, or SmartLibrary software.
SMB-10 SMARTBITS     The SMB-10 is part of the SmartBits system and is a 20 slot
  EXPANSION          expansion chassis driven by an external SMB-2000 master chassis.

  SMARTCARDS

    The modular SmartBits system allows mixtures of the following SmartCards to test single technology devices or networks of inter-working technologies:

          CARD                                       DESCRIPTION
10MBPS AND 100 MBPS        A family of Ethernet Smartcards that generates and monitors
  SMARTCARDS (ST-6410,     both 10 Mbps and 100 Mbps Ethernet traffic in half or full
  SE-6205, SE-6305,        duplex modes.
  SX-7410 and SX-7210)
GIGABIT ETHERNET           Provides performance measurement functions for Gigabit Ethernet
  SMARTCARD(GX-1405)       with data rates of 1.0 Gbps Ethernet traffic in full-duplex mode. Complies with IEEE Gigabit Ethernet specifications for full-duplex and flow control functions.
MULTI-LAYER SMARTCARD      Measures performance and interoperability of layer 3 devices
  (ML-7710)                for 10/100 Mbps Ethernet traffic. Also incorporates the layer 2 functionality and performance of the 10Mbps and 100 Mbps
                           SmartCards. Each ML-7710 can generate, monitor and capture the equivalent traffic of one fully loaded LAN with up to 1000 end devices.
LAYER 3 SMARTCARD          Measures performance and interoperability of layer 3 devices
  (L3-6710)                for 10 Mbps Ethernet traffic in half duplex mode.
ATM SMARTCARDS (AT-9015,   A family of SmartCards that generate and monitor ATM network
  AT-9020, AT-9025,        traffic from 1.544 Mbps to 622 Mbps. Applications include
  AT-9034, AT-9045,        performance measurement of ATM-to-LAN inter-networking and for
  AT-9155 and AT-9622)     an ATM edge device's ability to accept and sustain switched virtual circuits.
FRAME RELAY SMARTCARD      Performs frame level performance measurement at up to 6 Mbps
  (WN-3405)                for Frame Relay assemblers/disassemblers, routers and switches operating over V.35 WAN links.
TOKEN RING SMARTCARD       Provides a single port UTP interface for generating and
  (TR-8405)                monitoring both 4 and 16 Mbps. Can send and receive over 40,000 frames/second (by sending multiple frames per token).

  SOFTWARE APPLICATIONS

    Netcom Systems also offers a suite of software products and test applications designed to simplify the operation of SmartBits which can be further customized using SmartLibrary. A typical SMB-2000 chassis comes bundled with SmartWindow, SmartApplications and SmartLibrary.

    APPLICATION                                   DESCRIPTION
SMARTWINDOW           A Microsoft Windows-TM-graphical user interface "soft front panel"
                      used to control all functions of all types of SmartCards as well as control and set up SmartBits tests.
SMARTAPPLICATIONS     Performance measurement applications for Ethernet, Frame Relay and
                      ATM bridges, switches and routers. Based on industry standard tests
                      (RFCs 1242 and 1944) for measuring throughput, latency and packet loss and back-to-back performance. The tests were developed in cooperation with Scott Bradner of Harvard University.
SMARTLIBRARY          A software package that enables the user to create custom tests. A
                      SmartBits system can be programmed with SmartLibrary using Visual
                      Basic, C/C++, Java, LabView, Delphi, Perl or TCL programming languages. SmartLibrary also runs on Microsoft Windows-TM- and the
                      HP-UX and Solaris UNIX platforms.
ADVANCED SWITCH       A suite of 10 tests designed to exercise particular functions as
  TESTS ("AST") AND   well as determine overall switch performance. The tests were
  AST FOR TOKEN RING  developed in cooperation with Robert Mandeville, Director of
                      European Network Laboratories located in Paris, France. AST fully supports all requirements of RFC 2285.
VLAN ADVANCED SWITCH  A suite of 10 tests that use the ML-7710 and L3-6710 SmartCards to
  TEST ("VAST")       measure the performance and capabilities of virtual LAN enabled switch devices.
SMARTSIGNALING TESTS  Pre-programmed tests that measure the capabilities of ATM switch devices and ATM/LAN edge devices to accept and sustain switched virtual circuit calls.

SALES AND MARKETING

    The Company markets and sells its products through a direct sales force in the United States, Denmark, the U.K. and France and through distributors in Canada, China, Germany, Israel, Italy, Japan, Korea, the Netherlands, Sweden and Taiwan. As of April 30, 1998, the Company employed a direct sales team composed of 16 sales professionals and 7 systems engineers worldwide. Systems engineers are important to the sales process, since they are the primary vehicles through which the Company looks to provide value-added services to customers such as training and troubleshooting. Netcom Systems is dedicated to establishing new distributor relationships and servicing the needs of current distributors. International revenues represented 17.9%, 16.7% and 26.1% of revenues for 1995, 1996 and 1997, respectively.

    The Company's marketing strategy is to target NEMs, End Users and Service Providers. Netcom Systems' marketing team creates the product roadmap, defines innovative products to address the business needs of the Company's markets, and works to ensure timely delivery of products to meet and exceed customer expectations. Creation of user awareness and demand for Netcom Systems' products includes partnering with key trade publications and all leading industry test laboratories. Awareness and educational initiatives also include trade shows, seminars, white papers, application notes, mailing pieces, trade publications and advertising. The Company maintains knowledge of new technology innovations by participating in technology forums and industry standard bodies such as the IEEE, the IETF and Gigabit, ATM and Frame Relay forums. As of April 30, 1998, the marketing group employed nine people with extensive experience in the test, measurement and network equipment marketplace and also uses the services of outside consultants.

CUSTOMERS

    Netcom Systems has a customer base of over 600 accounts. The Company believes that most industry-leading NEMs are customers, as well as many End Users and Service Providers. Each of the Company's target markets has different uses for the SmartBits platform and different purchasing practices.

    Currently, NEMs represent a significant amount of repeat business for the Company. NEMs typically purchase an entire SmartBits system consisting of one or more chassis, SmartCards and software. NEM demand for subsequent system purchases and add-on SmartCards is driven by the need to continually develop new network protocols and technologies, the quality assurance and manufacturing units' requirement to analyze new, improved or acquired products lines for interoperability and standards compliance, and the growth in the NEM engineering, customer service and marketing divisions. The Company also offers an upgrade program for its NEM customers. For 1997, 89.7% of the Company's domestic revenues were from sales to NEMs. See "Risk Factors--Dependence on Sales to Network Equipment Manufacturers".

    Conversely, End Users and Service Providers purchase SmartBits to ensure that equipment from NEMs conforms to industry standards and is fully interoperable in multi-vendor and multi-protocol environments before network deployment. These customers also use SmartBits to proactively identify potential network problem areas before performance degradation occurs and to communicate network problems to vendors for resolution. The nature of the End User or Service Provider sale is significantly different than that of the NEMs. Usually, an End User or Service Provider will purchase between one and four SmartBits systems and then buy additional stand-alone SmartCards as it has the need to measure the performance of new technologies, rather than purchasing an entirely new system. See "Risk Factors--Risks Associated with Entry into New and Unfamiliar Customer Markets".

    A significant amount of the Company's revenues were historically generated by the Company's largest customers. For example, in each of 1995, 1996 and 1997, the Company's four largest customers were Bay Networks, Cisco, 3Com and Cabletron although the relative ordering of these four customers has varied from year to year. For 1995, 1996 and 1997, these four customers collectively accounted for 56.6%, 48.9% and 42.7%, respectively, of the Company's revenues. Sales to Bay Networks and 3Com accounted for approximately 22.0% and 12.4% of revenues, respectively, in the year ended December 31, 1995. Sales to Bay Networks and Cisco accounted for approximately 14.4% and 10.9% of revenues, respectively, in the year ended December 31, 1996, approximately 10.9% each of revenues in the year ended December 31, 1997, and approximately 12.8% and 12.1% of revenues, respectively, in the three month period ended March 31, 1998. The Company anticipates that its results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers. As a result of this customer concentration, the Company's revenues may be subject to substantial period-to-period fluctuations which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--Dependence on Sales to Network Equipment Manufacturers", "--Fluctuations in Quarterly Operating Results" and "--Entry into New and Unfamiliar Customer Markets".

    Set forth below are the Company's 10 largest NEM, End User, Service Provider and international customers, based on 1997 revenues.

NEMS                                                      END USERS
--------------------------------------------------------  --------------------------------------------------------
3Com Corporation                                          3M Corporation
Ascend Communications, Inc.                               Abbott Laboratories
Bay Networks, Inc.                                        The Boeing Company
Cabletron Systems, Inc.                                   Cigna Systems
Cisco Systems, Inc.                                       John Hancock Mutual Life Insurance Company
FORE Systems, Inc.                                        Microsoft Corporation
Hewlett-Packard Company                                   NationsBanc Corporation
Hitachi Computer Products, Inc.                           Naval Command Control and Ocean Surveillance Center
                                                            RDT&E Division
Lucent Technologies, Inc.                                 PaineWebber, Inc.
Xylan Corporation                                         Raytheon Service Company

SERVICE PROVIDERS                                         INTERNATIONAL
--------------------------------------------------------  --------------------------------------------------------
AT&T Corporation                                          3Com Corporation
Bell Atlantic Network Integration                         Accton Technology Corporation
BellSouth Business Systems                                Allied Telesis
GTE Laboratories, Inc.                                    Delta Electronics, Inc.
MCI Telecommunications Corporation                        D-Link Corporation
MFS/Worldcom                                              Fujitsu Group
Pacific Bell Networks Integration                         Matsushita
PSINet, Inc.                                              NEC Corporation
Southwestern Bell Technology Resources                    Newbridge Networks Corporation
Sprint Corporation                                        Northern Telecom Canada Limited

CUSTOMER SUPPORT AND QUALITY ASSURANCE

    Netcom Systems believes that superior technical services and support are critical to customer satisfaction and the development of customer relationships. The Company also believes that achieving high levels of customer satisfaction through, among other things, the development of a robust quality assurance infrastructure can be a key differentiator for the Company and can serve as a barrier to entry in the performance measurement market. Netcom Systems has divided its customer support organization into three distinct units, customer service, support engineering and quality assurance, to better meet customer needs. All three units of the customer service organization are responsible for providing ongoing technical support and training for the Company's customers. Customers receive telephone and e-mail support, and for a fee, receive new releases of the Company's software and firmware. As of April 30, 1998, the Company employed 14 customer support and quality assurance personnel. The Company believes that customer feedback obtained through technical support is critical to its research and development efforts.

    The Company's customer service unit consists of a toll free customer support line available during business hours, Monday through Friday. Support personnel answer the technical support calls and generally provide same-day responses to questions that cannot be resolved during the initial call. All calls are logged, opened, tracked and closed with a focus on keeping customers informed on progress. The Company's support engineering unit concentrates on supporting major accounts such as the larger NEMs and supports sales engineers and sales representatives. This unit also resolves more sophisticated customer problems that cannot be solved over the telephone by identifying the problem, communicating with the Company's research and development team to develop a solution, testing the solution and delivering it to the customer. This group does on-site customer visits when necessary and develops new product training programs for customer service representatives, systems engineers and sales professionals. The Company's quality assurance unit not only ensures products are functioning according to specifications prior to release but also works with customer service to determine which customer issues are product flaws that should be fixed. Quality assurance then communicates these issues to the research and development team and manages the process of fixing the product. The Company provides support to its direct customers and its distributors.

RESEARCH AND DEVELOPMENT

    The Company believes that research and development is critical to its business. Netcom Systems' research and development efforts are focused on developing new products for the network performance measurement market and further enhancing existing products. The Company is currently developing a new higher density platform that will also be used to measure the performance of next generation technologies as well as new SmartCards and new software test suites. Netcom Systems' development efforts include addressing and anticipating the performance measurement needs of NEMs, End Users and Service Providers; focusing on emerging high growth networking technologies; emphasizing performance measurement for higher layers of the OSI protocol stack and improving the ease of use of SmartBits and enhancing the scalability of SmartBits. The Company's future success depends on its ability to continue to enhance its existing products and to develop new products that solve the needs of its customers. The Company closely monitors changing customer needs by communicating directly with its customer base and distributors. Netcom Systems also receives input from active participation in industry groups responsible for establishing technical standards.

    Netcom Systems' research and development organization is composed of three related engineering groups: hardware, firmware and software. Hardware engineers design, develop and debug complex logic designs using field programmable gate arrays and hardware description language, multiple microprocessors, memories and high speed components to create cost efficient hardware designs that enable complete flexibility in transmitted data. Firmware engineers create implementations of real-time sensitive network traffic and protocol generators. These software components are the engines of the SmartBits platform. The products developed by this group do not interact with the user, but interact at the data layer for the many physical interfaces Netcom Systems supports. Software engineers include application engineers and application user interface engineers. Application engineers use compilers to produce software applications that are used by NEMs to rapidly create tailored tests for their unique needs in manufacturing, quality assurance, and customer support.

    Development schedules for technology products are inherently difficult to predict, and there can be no assurance that the Company will introduce any proposed new products in a timely fashion. Also, there can be no assurance that the Company's product development efforts will result in commercially successful products or that the Company's products will not contain "bugs" or other performance problems or be rendered obsolete by changing technology or new product announcements by other companies. Additionally, if the Company is to successfully introduce new products in the future, it must successfully recruit additional personnel, competition for whom is intense. See "Risk Factors--Risks Associated with Rapid Technological Changes", "--Risks Associated with New Product Introductions".

    The Company has made and will continue to make significant investment in research and development. The Company's research and development expenditures were $0.8 million, $1.7 million and $3.5 million in 1995, 1996 and 1997, respectively. As of April 30, 1998, Netcom Systems' research and development staff consisted of 39 employees.

MANUFACTURING

    Netcom Systems' manufacturing operations consist primarily of materials planning and procurement, warehousing, distribution, quality control, logistics, final assembly and test. The Company outsources the assembly of printed circuit boards to third party contract electronic manufacturers. The Company presently uses a variety of independent third party contract assembly companies to perform printed circuit board assembly. The manufacturing process enables the Company to satisfy specific customer demands with minimal capital and human resources. To date, the Company has not experienced any significant product defects or product returns. As of April 30, 1998, there were 37 employees in manufacturing.

    The Company is dependent upon single or limited source suppliers for certain key components and parts used in the Company's products, including certain microprocessors and integrated circuits. The Company generally purchases single or limited source components pursuant to purchase orders and has no guaranteed supply arrangements with these suppliers. In addition, the availability of many of these components is dependent in part on the Company's ability to provide its suppliers with accurate forecasts of its future requirements. Any extended interruption in the supply of any of the key components currently obtained from a single or limited source, or in the time necessary to transition to a replacement supplier's product or replacement component into the Company's products, could disrupt its operations and have a material adverse effect on the Company in any given period. The Company purchases certain components from foreign suppliers, the supply of which could be adversely affected by changing tariff and regulatory structures, particularly those affecting the import and export of electronics and technology. The Company may also be subject to increases in component costs, which could also have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors--Dependence on Contract Manufacturers and Single-Source Suppliers".

    Lead times for materials and components ordered by the Company vary and depend on factors such as the specific supplier, contract terms and demand for a component at a given time. Currently, the Company acquires materials, completes certain standard subassemblies and assembles fully-configured systems based on the Company's forecasts. If orders do not match forecasts, the Company may have excess or inadequate inventory of certain materials and components.

COMPETITION

    The Company's principal and potential competitors include NEMs that develop in-house products; test equipment manufacturers such as Hewlett-Packard, Fluke Corporation and Tekelec; new start-up enterprises focused on network performance measurement such as IXIA Communications; companies specializing in ATM (LAN and/or WAN) performance testing such as Adtech, Inc. and RADCOM Ltd.; software based network traffic simulators such as Ganymede Software Inc. and Optimal Networks Corporation; and other companies that sell networking products with functionality complementary to SmartBits, such as Network Associates, Inc. Competitive factors in the network performance testing and measurement market include the breadth of product features, conformity to industry-standard protocols, pricing, product quality, reliability and functionality, marketing and sales resources, customer service and support and reputation. Many of the Company's competitors and potential competitors have greater resources, name recognition and sales capabilities than the Company. Increased competition could result in price reductions, reductions in gross margins, the inability of the Company to increase market share, or a loss of market share by the Company, any of which would adversely affect the Company's business, results of operations and financial condition. There can be no assurance that the Company's current and future competitors will not develop or market technologies and products that offer higher performance and are more cost-effective than the Company's current or future products, thereby rendering the Company's technologies and products obsolete. See "Risk Factors--Competition".

PROPRIETARY RIGHTS

    Although the Company believes that its success is more dependent upon its technical expertise than its proprietary rights, the Company's future success and ability to compete is dependent in part upon its proprietary technology. The Company relies on a combination of contractual rights, trade secrets and copyright laws to establish and protect its proprietary technology. The Company generally enters into confidentiality agreements with its employees, consultants, resellers, customers and potential customers, and strictly limits access to, and distribution of its source code, and further limits the disclosure and use of other proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.

    The Company is also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others. There can be no assurance that third parties will not assert infringement claims in the future with respect to the Company's current or future products. Any such assertion, regardless of its merit, could require Netcom Systems to pay damages or settlement amounts and could require the Company to develop non-infringing technology or acquire licenses to the technology that is the subject of asserted infringement, resulting in product delays or increased costs or both. In addition, the cost of any such litigation and the distraction of the Company's management resources in connection therewith could have a material adverse effect on the Company. No assurance can be given that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms. The failure of the Company to adequately obtain such licenses, or to protect its own proprietary technology through contractual rights, trade secrets, patent and copyrights laws, could have a material adverse effect on the Company. See "Risk Factors--Dependence on Proprietary Technology".

FACILITIES

    The Company's principal operations are conducted out of one leased building located in Chatsworth, California with a total of 50,000 square feet of office and manufacturing space. The Company also maintains 6 branch offices in the United States. The Company's European operations are headquartered in Plaisir, France.

    The Company believes that its current Chatsworth facilities will be adequate to meet the anticipated level of operations only through the first half of 1999.

EMPLOYEES

    On April 30, 1998, Netcom Systems employed 140 individuals on a full-time equivalent basis. Of these, 39 were involved in engineering, 46 in sales, marketing, and customer support, 37 in manufacturing, and 18 in administration. The Company believes that it maintains good relations with its employees and has not experienced any interruption of operations as a result of labor disagreements.

LEGAL PROCEEDINGS

    The Company is not currently a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company are as follows:

NAME                                         AGE                                   POSITION
---------------------------------------      ---      ------------------------------------------------------------------
Barry Phelps...........................          51   President, Chief Executive Officer and Director
Gil Cabral.............................          50   Vice President, Finance, Chief Financial Officer and Secretary
James Jordan...........................          61   Vice President, Sales
Gene Zhang.............................          42   Vice President, Engineering
Mark Fishburn..........................          51   Vice President, Marketing
Dwight Olson...........................          46   Vice President, Operations
Henry Hamon............................          40   General Manager, Netcom Systems Europe
Stephane Johnson.......................          42   Vice President, International Sales
Walter Kortschak (1)(2)................          39   Chairman of the Board
Marc Hamon (1).........................          45   Director
Richard Moley (1)......................          59   Director
Robert Sheridan III (2)................          35   Director
Michael West (2).......................          48   Director

------------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

    BARRY PHELPS has served as President and Chief Executive Officer since November 1997 and has served as a director since January 1998. From November 1996 to November 1997, Mr. Phelps served as the Vice President, Finance and Chief Financial Officer of the Company. Prior to joining Netcom Systems, Mr. Phelps served as Chairman and Chief Executive Officer of MICOM Communications Corporation ("MICOM") from February 1992 to November 1996 and Vice President, Chief Financial Officer from August 1988 to January 1992. MICOM was acquired by Northern Telecom, Ltd. in June 1996. Prior to serving as Vice President, Chief Financial Officer of MICOM, he served as Controller of MICOM from July 1987 to August 1988. From 1973 to 1987, Mr. Phelps served in various financial management positions at Burroughs Corporation and its successor, Unisys Corporation.

    GIL CABRAL has served as Vice President, Finance, Chief Financial Officer and Secretary since October 1997. Prior to joining Netcom Systems, Mr. Cabral served as President and Chief Operations Officer of MICOM from August 1988 to September 1997. From August 1985 to August 1988, he served as Vice President, Operations and Vice President Finance and Administration for MICOM. Prior to that, Mr. Cabral spent 13 years with GTE Corporation in various financial management positions and served four years as General Manager and Vice President, Operations for International Cheese Company. He sits on the Board of Directors of Connected Systems, Inc., a privately held company in Santa Barbara, California.

    JAMES JORDAN has served as Vice President, Sales since December 1994. Prior to joining the Company, Mr. Jordan managed the Southern California sales region for Network General Corporation from January 1991 to October 1994. From January 1986 to December 1990, Mr. Jordan ran his own sales representation firm, Jordan Electronics. From 1959 to 1985, Mr. Jordan held various sales and management positions at Moxon Electronics Corporation, including President from 1973 to 1985.

    GENE ZHANG has served as Vice President, Engineering since April 1996. From January 1988 to April 1996, Mr. Zhang held various positions at Wandel & Goltermann Technologies, Inc., including

Director of Engineering from June 1995 to April 1996, Business Unit Manager from May 1993 to May 1995 and Engineering Manager from January 1988 to April 1993. From 1984 to 1987, Mr. Zhang was a senior engineer at Atlantic Research Corporation.

    MARK FISHBURN has served as Vice President, Marketing since March 1997. From July 1993 until he joined Netcom Systems, Mr. Fishburn founded and was President of Achieve, Inc. From October 1984 through July 1993, Mr. Fishburn held various management positions at Retix, including UK Managing Director and Vice President, General Manager of OSI Software Products. Mr. Fishburn also held technical support and marketing management positions at Xerox Corporation and Systems Engineering Labs from 1974 to 1984.

    DWIGHT OLSON has served as Vice President, Operations since September 1997. From January 1997 to August 1997, Mr. Olson was Vice President of Operations at Whisper Communications, Inc. From July 1984 to January 1997, Mr. Olson held various operations management positions at MICOM, including Vice President Operations from 1988 to 1997.

    HENRY HAMON has served as General Manager, Netcom Systems Europe since February 1996. From August 1995 to September 1997, Mr. Hamon served as a consultant to the Company. Mr. Hamon was an independent consultant in software engineering for six years from February 1990 to February 1996. Prior to that, he was a technical marketing manager for Quotron Systems, Inc. from 1987 to 1989. Mr. Hamon also spent four years as a software architecture manager for Dassault Systemes S.A. from 1983 to 1987.

    STEPHANE JOHNSON has served as Vice President, International Sales since September 1996. From January 1993 to August 1996, Mr. Johnson was with Experdata France, a subsidiary of Philips Communication Systems B.V., serving as Directeur General. From March 1987 to December 1993, Mr. Johnson was the President and CEO of Experdata, Inc. Prior to Experdata, Inc., from September 1981 to February 1987, Mr. Johnson held various technical, sales and operations management positions at TITN, Inc., a subsidiary of Alcatel N.V.

    WALTER KORTSCHAK has been Chairman of the Board since August 1997. Mr. Kortschak is a General Partner of Summit Partners, L.P., a private equity investment firm, where he has been employed since June 1989. Summit Partners and its affiliates manage a number of venture capital funds, including Summit Ventures IV, L.P. and Summit Investors III, L.P., which are stockholders of the Company. Mr. Kortschak also serves as a director of Aspec Technology, Inc., HMT Technology Corporation, and SteriGenics International, Inc.

    MARC HAMON has served as a director since January 1989. Mr. Hamon founded Netcom Systems in 1988 and served as President and Chief Executive Officer of the Company from 1988 through November 1997.

    RICHARD MOLEY has served as a director since September 1997. Mr. Moley was Senior Vice President, Wide Area Business Unit, of Cisco from July 1996 to July 1997. He served as President and Chief Executive Officer of StrataCom, Inc. from June 1986 to July 1996, when Stratacom was acquired by Cisco. Mr. Moley serves on the Board of Directors of Linear Technology, Inc., CMC Industries, Inc. and Cidco, Inc.

    ROBERT SHERIDAN III has served as a director since August 1997. Mr. Sheridan is a Managing Director of NationsBank Capital Investors, the principal investment group within NationsBank Corporation, and a Senior Vice President of NationsBanc Capital Corp., NationsBanc Investment Corporation and NationsBank, N.A. NationsBanc Capital Corp. is a stockholder of the Company. Prior to joining NationsBank Capital Investors in January 1994, Mr. Sheridan worked in the corporate bank division of NationsBank Corporation and its predecessor from June 1989 to January 1994. Prior to joining NationsBank Corporation, Mr. Sheridan worked in investment banking and capital markets positions at

PaineWebber, Inc. from 1986 to 1988. Mr. Sheridan serves as a director of Cumulus Media, Inc., a radio broadcasting company.

    MICHAEL WEST has served as a director since March 1998. From September 1997 to January 1998, Mr. West served as an Executive Vice President at Lucent Technologies. Prior to that, Mr. West was employed by Octel Communications Corporation from September 1986 to September 1997, serving as President and Chief Operating Officer from December 1995 to September 1997, Vice Chairman from February 1995 to December 1995 and Executive Vice President for sales and marketing from September 1986 to February 1995. Mr. West also served as a director of Octel Communications Corporation from February 1995 to September 1997.

BOARD COMPOSITION

    The Company currently has authorized six directors. In accordance with the terms of the Company's Certificate of Incorporation, the terms of office of the Board of Directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 1999, Class II, whose term will expire at the annual meeting of stockholders to be held in 2000 and Class III, whose term will expire at the annual meeting of stockholders to be held in 2001. The Class I directors are Messrs. Hamon and Sheridan, the Class II directors are Messrs. Kortschak and Moley and the Class III directors are Messrs. Phelps and West. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company. Directors may be removed for cause by the affirmative vote of the holders of a majority of the Common Stock.

    In connection with the recapitalization of the Company in the third quarter of 1997, the Company and certain of the Company's directors, executive officers and stockholders became parties to a Shareholders Agreement pursuant to which they have agreed to vote their shares of stock to preserve the number of authorized directors of the Company at six and to elect certain representatives to serve as directors of the Company. Together, these persons and entities will hold 48,513,538 shares, or 79.6% of the Company's outstanding Common Stock following consummation of the Offerings assuming no exercise of the Underwriters' over-allotment options and assuming no exercise of options after March 31, 1998). Accordingly, the parties to this Shareholders Agreement will be empowered to control the election of directors of the Company. The provisions of the Shareholders Agreement will survive the Offerings and will remain in effect until terminated by a vote of investors in the recapitalization owning two-thirds of shares held by all such investors.

    The Company's executive officers are appointed by the Board of Directors and serve until their successors are elected or appointed.

    Except for Marc Hamon, a director of the Company, and Henry Hamon, an executive officer of the Company, who are brothers, there are no family relationships among any of the Company's directors or executive officers.

BOARD COMMITTEES

    The Board of Directors has two committees, an Audit Committee and a Compensation Committee. Since May 1998, the Board's Audit Committee has consisted of Messrs. Sheridan, West and Kortschak. The Audit Committee reviews the Company's annual audit and meets with the Company's independent auditors to review the Company's internal accounting procedures and financial management practices. Since May 1998 the Compensation Committee has consisted of Messrs. Moley, Kortschak and Hamon.

The Compensation Committee makes determinations concerning salaries, incentives and other forms of compensation for directors, officers and other employees of the Company. The Compensation Committee also administers the Company's various stock plans. Prior to the creation of the Compensation Committee, all decisions concerning salaries, incentives and other forms of compensation for directors, officers and other employees of the Company were made by the whole Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the Compensation Committee of the Board of Directors is currently or has been, at any time since the formation of the Company, an officer or employee of the Company except that Marc Hamon served as an officer of the Company prior to November 1997. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company's Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

    Outside directors currently receive no cash compensation for services provided in that capacity but are reimbursed for out-of-pocket expenses they incur in connection with their attendance at meetings of the Board. Directors are eligible to participate in the Company's stock plans and, beginning in 1998, employee directors will also be eligible to participate in the Company's 1998 Purchase Plan. Upon closing of the Offerings, each non-employee director ("Outside Director") will be granted options to purchase Common Stock under the 1998 Stock Plan as follows: (i) each Outside Director shall automatically be granted a nonstatutory stock option to purchase 60,000 shares of Common Stock (the "First Option") on the date which such person first becomes an Outside Director and (ii) each Outside Director shall automatically be granted an option to purchase 12,000 shares (the "Subsequent Option") on the date of the Company's annual meeting of stockholders, if on such date he or she shall have served on the Board for at least six months. Each option shall have a term of 10 years. The shares subject to the First Option shall vest as to 20% of the optioned stock one year from the date of grant, and 1/48th of the remaining optioned stock shall vest each month thereafter, provided the person continues to serve as a director on such dates. The shares subject to the Subsequent Option shall vest as to 100% of the optioned stock on the first anniversary of the date of grant, provided the person continues to serve as a director on such date. The exercise price of each First Option and each Subsequent Option shall be 100% of the fair market value per share of the Common Stock on the date of grant. See "--Stock Plans".

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  AGREEMENTS

    The Company routinely delivers written offer letters containing provisions on salary bonuses, benefits and stock option grants to prospective members of management and other employees. In addition, the Company has entered into employment and change-in-control agreements as described below.

    The Company entered into a written employment agreement with James Jordan, Vice President, Sales, in December 1994. The agreement, as amended over time, sets forth Mr. Jordan's base salary, sales commissions and bonuses as well as certain benefits to which Mr. Jordan is entitled. The agreement has a one year renewable term. If not renewed by November 30 of any year, the agreement will automatically terminate on December 1 of such year. Pursuant to such agreement, Mr. Jordan agreed not to directly or indirectly compete with the Company in the manufacture or sale of products which are identical or similar to those of the Company for one year following termination of his employment.

    By letter agreement in September 1996, the Company entered into a written employment agreement with Barry Phelps, the President and Chief Executive Officer of the Company. The letter agreement, as amended over time, provided for certain bonuses and acceleration of options, each of which has been paid or effected to date. In addition, the agreement with Mr. Phelps provides that termination of
Mr. Phelps' employment for convenience by the Company requires three months' prior notice.

    The Company entered into a written employment agreement with Stephane Johnson, Vice President, International Sales, in September 1996. The agreement sets forth Mr. Johnson's base salary, sales commissions and bonuses as well as certain benefits to which Mr. Johnson is entitled. The agreement has a one year renewable term. If not renewed by August 31 of any year, the agreement will automatically terminate on September 1 of such year. The agreement with Mr. Johnson provides for partial acceleration of certain options upon the dissolution, liquidation merger or consolidation of the Company before September 1998. In addition, the agreement with Mr. Johnson provides that if Mr. Johnson is involuntarily terminated without cause at any time after September 1, 1997, the Company shall continue to pay Mr. Johnson's salary and car allowance and shall continue to pay the premium cost of Mr. Johnson's group insurance for three months following the effective date of such termination. Pursuant to such agreement, Mr. Johnson agreed not to directly or indirectly compete with the Company in the manufacture or sale of products which are identical or similar to those of the Company for one year following termination of Mr. Johnson's employment.

    In June 1997, the Company entered into a written employment agreement with Netcom Systems Europe and Netcom Systems Europe's General Manager, Henry Hamon. The agreement with Mr. Hamon sets forth his base salary, sales commissions and bonuses. The term of employment covered by the agreement extends to February 1, 1999. After February 1, 1999, the Company may terminate the agreement for cause, as defined under French law, subject to a three month notice period. Pursuant to such agreement, Mr. Hamon agreed not to engage in any other employment, occupation, consulting or other business activity directly related to the business of the Company for a period of six months following termination.

    In May 1998, the Company entered into Change-in-Control Agreements with each of its executive officers. Such agreements provide that if the executive officer's employment with the Company is involuntarily terminated at any time within 24 months after a Change of Control other than for Cause (each as defined therein), then the executive officer shall be entitled to (i) acceleration of all options and (ii) a severance payment equal to one year of the executive officer's base compensation for the Company's fiscal year then in effect plus the executive officer's bonus calculated at one hundred percent of target for the Company's fiscal year then in effect. Any severance payments are payable in a lump sum on or prior to the termination date. In addition, for a period of 12 months following such termination, the executive officer shall continue to participate in the Company's health and dental insurance benefit plans in accordance with the rules established for individual participation in such plans, as such rules may be amended from time to time.

    Pursuant to such Change-in-Control Agreements, a "Change-in-Control" is defined as (i) the acquisition by a third party of beneficial ownership of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or (ii) a change in the composition of the Board of Directors of the Company as a result of which fewer than a majority of the directors are incumbent directors of the Company or who are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the incumbent directors at the time of such election or nomination; or (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the approval by the stockholders of the Company of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The following table sets forth the compensation paid by the Company during the fiscal year ended December 31, 1997 to each person serving as Chief Executive Officer during such year and its four other most highly compensated executive officers (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                     LONG TERM
                                                                                                    COMPENSATION
                                                                                                       AWARDS
                                                                                                   --------------
                                                                                                     NUMBER OF
                                                              ANNUAL COMPENSATION                    SECURITIES
                                               --------------------------------------------------    UNDERLYING
NAME AND PRINCIPAL POSITION                       SALARY              BONUS            OTHER (1)      OPTIONS
---------------------------------------------  -------------  ----------------------  -----------  --------------
Barry Phelps.................................  $     155,782       $    250,000           --            860,000
  President and Chief Executive Officer

Marc Hamon...................................      1,200,007            --                --             60,000
  Former President and Chief Executive
  Officer

Henry Hamon..................................        114,996            --            $   290,000(2)      264,000
  General Manager, Netcom Systems Europe

James Jordan.................................        158,493             50,000           333,895(2)       --
  VP, Sales

Stephane Johnson.............................        152,889            --                163,963(2)      264,000
  VP, International Sales

Gene Zhang...................................        146,869             40,000           --            360,000
  VP, Engineering

------------------

(1) Other annual compensation in the form of perquisite and other personal benefits, securities or property has been omitted in those cases where the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer.

(2) Represents sales commission.

    STOCK OPTION INFORMATION. The following table sets forth certain information for the fiscal year ended December 31, 1997 with respect to each grant of stock options to the Named Executive Officers:

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1997

                                                                                                             POTENTIAL REALIZABLE
                                                                                                                    VALUE
                                                                        INDIVIDUAL GRANTS                     AT ASSUMED ANNUAL
                                                       ----------------------------------------------------
                                                        NUMBER OF                                            RATES OF STOCK PRICE
                                                       SECURITIES    % OF TOTAL                                APPRECIATION FOR
                                                       UNDERLYING      OPTIONS      EXERCISE                    OPTION TERM(4)
                                                         OPTIONS     GRANTED IN     PRICE PER   EXPIRATION   --------------------
NAME                                                   GRANTED(1)      1997(2)      SHARE(3)       DATE         5%         10%
-----------------------------------------------------  -----------  -------------  -----------  -----------  ---------  ---------
Barry Phelps.........................................     360,000          7.26%    $    0.75      9/10/07   $ 169,802  $ 430,310
                                                          500,000         10.09          0.75     11/13/07     235,835    597,663

Marc Hamon...........................................      60,000          1.21          0.75      9/10/07      28,300     71,718

Henry Hamon..........................................     264,000          5.33          0.75      9/10/07     124,521    315,561

James Jordan.........................................      --            --            --           --          --         --

Stephane Johnson.....................................     264,000          5.33          0.75      9/10/07     124,521    315,561

Gene Zhang...........................................     360,000          7.26          0.75      9/10/07     169,802    430,310

------------------

(1) The options granted to Messrs. Phelps, Henry Hamon, Johnson and Zhang have vesting schedules based on time and milestones. For each such option, 50% of the shares vest over time as follows: 20% vest on the first anniversary of the date of grant and the remainder vest 1/48 per month thereafter. The remaining 50% vest based on milestones as follows: 1/3 vest upon the closing of this offering, 1/3 vested if the Company achieves certain revenue and profit benchmarks for 1998, and 1/3 vest if the Company achieves certain revenue and profit benchmarks for 1999; provided, that, in any event, all shares will be fully vested on the fifth anniversary of the date of grant. The option granted to Mr. Marc Hamon has a vesting schedule as follows: 20% vest on the first anniversary of the date of grant and the remainder vest 1/48 per month thereafter.

(2) In 1997, the Company granted employees, consultants and directors options to purchase an aggregate of 4,957,100 shares of Common Stock, excluding certain options to purchase shares of Common Stock regranted upon the cancellation of other options in connection with the repricing of options.

(3) The exercise price per share of each option was equal to the fair value of the Common Stock on the date of grant as determined in good faith by the Board of Directors on such date based upon such factors as the purchase price paid by investors for shares of the Company's preferred stock, the absence of a trading market for the Company's securities and the Company's financial outlook and results of operations.

(4) In accordance with the rules of the SEC, shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future Common Stock prices.

    AGGREGATE OPTION EXERCISE AND OPTION VALUES. The following table sets forth information with respect to the Named Executive Officers concerning option exercises for the fiscal year ended December 31, 1997 and exercisable and unexercisable options held as of December 31, 1997:

         AGGREGATE OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED IN-
                                                                        OPTIONS AT                THE-MONEY OPTIONS
                                                                    DECEMBER 31, 1997          AT DECEMBER 31, 1997 (1)
                                                               ----------------------------  ----------------------------
                                     SHARES
                                    ACQUIRED
                                       ON          VALUE
NAME                                EXERCISE      REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------  ---------  --------------  ------------  --------------  ------------  --------------
Barry Phelps......................    119,998  $    376,057(2)      --          1,340,002         --         $  351,667

Marc Hamon........................     --            --             --             60,000         --             15,000

Henry Hamon.......................    213,334     1,590,938(3)      --            850,666         --            242,667

James Jordan......................  1,700,000    12,171,500(4)     300,000         --         $   75,000         --

Stephane Johnson..................     53,332       374,391(5)      13,334        797,334          5,000        216,000

Gene Zhang........................    200,000     1,128,200(6)      --            760,000         --            190,000

------------------

(1) The fair market value of the Company's Common Stock at the close of business on December 31, 1997 was estimated to be approximately $1.00 per share.

(2) Based on the exercise of options to acquire 53,332 shares, which shares were repurchased by the Company in the Recapitalization at a price of $7.646 per share, and the exercise of options to acquire 66,666 shares with a deemed fair market value of $0.75 per share on October 13, 1997.

(3) Based on the exercise of options to acquire 213,334 shares, which shares were repurchased by the Company in the Recapitalization at a price of $7.646 per share.

(4) Based on the exercise of options to acquire 1,700,000 shares, which shares were repurchased by the Company in the Recapitalization at a price of $7.646 per share.

(5) Based on the exercise of options to acquire 53,332 shares, which shares were repurchased by the Company in the Recapitalization at a price of $7.646 per share.

(6) Based on the exercise of options to acquire 160,000 shares, which shares were repurchased by the Company in the Recapitalization at a price of $7.646 per share, and the exercise of options to acquire 40,000 shares with a deemed fair market value of $0.75 per share on October 23, 1997.

STOCK PLANS

  1993 STOCK PLAN

    A total of 7,844,000 shares of Common Stock have been reserved for issuance under the Company's Amended and Restated 1993 Non-Statutory Stock Option and Purchase Plan, as amended (the "1993 Stock Plan"). Under the 1993 Stock Plan, as of March 31, 1998, options to purchase an aggregate of 4,645,774 shares were outstanding, 3,198,226 shares of Common Stock had been purchased pursuant to exercises of stock options and no shares were available for future grant.

    The 1993 Stock Plan provides for the grant of nonqualified stock options (not intended to qualify within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) to key employees of the Company. The 1993 Stock Plan is administered by the Board of Directors or a committee appointed by the Board of Directors, which determines the terms of options granted, including the exercise price and the number of shares subject to each option. The Board of Directors also determines the schedule upon which options become exercisable. The exercise price of stock options granted under the 1993 Stock Plan must be at least equal to the fair market value of the Company's

Common Stock on the date of grant. However, for any employee holding more than 10% of the voting power of all classes of the Company's stock, the exercise price will be no less than 110% of the fair market value. The term of options granted under the 1993 Stock Plan is 10 years (five years in the case of an employee holding more than 10% of the voting power of all classes of the Company's stock).

    Options granted under the 1993 Stock Plan are not transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1993 Stock Plan must generally be exercised within three months after the end of optionee's status as an employee of the Company, or within one year after such optionee's termination by disability or death, respectively. If the optionee dies within 90-days following termination of employment, the person to whom the optionee's rights pass by will or the laws of descent or distribution may exercise the option for a period of one year. In no event may the option be exercised later than the expiration of the option's term.

    The option agreements pursuant to the 1993 Stock Plan provide that in the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company's assets, each outstanding option shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options are not assumed or substituted for by the successor corporation, the administrator shall provide for the optionee to have the right to exercise the option as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the administrator makes an option exercisable in full in the event of a merger or sale of assets, the administrator shall notify the optionee that the option or stock purchase right ("SPR") shall be fully exercisable for a period of 15 days from the date of such notice, and the option or SPR will terminate upon the expiration of such period. In addition, in the event of a change of control of the Company whereby the stockholders of the Company immediately prior to the change of control event fail to hold at least 50% of the outstanding capital stock of the Company following the change of control event or any sale of all or substantially all of the Company's assets, then, immediately prior to any such change of control event, the vesting of options under this plan will accelerate by one year.

  1997 STOCK PLAN

    A total of 7,919,100 shares of Common Stock have been reserved for issuance under the Company's Second Amended and Restated 1997 Stock Plan, as amended (the "1997 Stock Plan"). Under the 1997 Stock Plan, as of March 31, 1998, options to purchase an aggregate 5,823,688 shares were outstanding, 235,412 shares of Common Stock had been purchased pursuant to exercises of stock options and 1,860,000 shares were available for future grant.

    The 1997 Stock Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Code, nonstatutory stock options and SPRs to employees, directors and consultants of the Company. Nonstatutory stock options and SPRs may be granted to employees, directors and consultants of the Company. Incentive stock options may be granted only to employees. The 1997 Stock Plan is administered by the Board of Directors, or a committee appointed by the Board of Directors, which determines the terms of options granted, including the exercise price and the number of shares subject to each option. The Board of Directors also determines the schedule upon which options become exercisable. The exercise price of incentive stock options granted under the 1997 Stock Plan must be at least equal to the fair market value of the Company's Common Stock on the date of grant. However, for any employee holding more than 10% of the voting power of all classes of the Company's stock ("10% stockholder"), the exercise price may be no less than 110% of the fair market value. The exercise price of a nonstatutory stock option may not be less than 85% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of a nonstatutory stock option granted to a 10% shareholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The maximum term of options granted under the Stock Plan is 10 years.

    Options and SPRs granted under the 1997 Stock Plan are not transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1997 Stock Plan must generally be exercised within three months after the end of optionee's status as an employee, director or consultant of the Company, or within twelve months after such optionee's termination by disability or death, respectively, to the extent the optionee is vested on the date of termination, but in no event later than the expiration of the option's term.

    The 1997 Stock Plan provides that in the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company's assets, each outstanding option and SPR shall be (i) assumed, (ii) exchanged for an equivalent option or right, or (iii) substituted by the successor corporation or a parent or subsidiary of the successor corporation. If the outstanding options and SPRs are not assumed or substituted for by the successor corporation, the Administrator shall provide for the optionee to vest and have the right to exercise the option or SPR as to an additional 20% of the optioned stock. If the Administrator makes an option or SPR exercisable as to an additional 20% of the unvested shares in the event of a merger or sale of assets, the Administrator shall notify the optionee that such additional shares shall be fully exercisable for a period of 15 days from the date of such notice, and the option or SPR will terminate upon the expiration of such period. In the event of a change of control of the Company whereby the stockholders of the Company immediately prior to the change of control event fail to hold at least 50% of the outstanding capital stock of the Company following the change of control event or any sale of all or substantially all of the Company's assets, then, immediately prior to any such change of control event, 20% of any option granted within one year from the date of the change of control event shall become immediately vested and exercisable. In addition, in the event of a change of control of the Company whereby the stockholders of the Company immediately prior to the change of control event fail to hold at least 50% of the outstanding capital stock of the Company following the change of control event or any sale of all or substantially all of the Company's assets, then, immediately prior to any such change of control event, the vesting of options under this plan will accelerate by one year.

  1998 STOCK PLAN

    The Company's 1998 Stock Plan (the "1998 Plan") was adopted by the Board of Directors in May 1998 and will be submitted for approval by the stockholders in June 1998. A total of 4,000,000 shares of Common Stock, plus annual increases (beginning in 2000) equal to the lesser of (i) 8,000,000 shares, (ii) 4% of the outstanding shares, or (iii) a lesser amount determined by the Board of Directors, are currently reserved for issuance pursuant to the 1998 Plan. Unless terminated sooner, the 1998 Plan will terminate automatically in May 2008.

    The 1998 Plan provides for the (i) discretionary grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees and for the grant of nonstatutory stock options and SPRs to employees, directors and consultants, and (ii) automatic grant of nonstatutory stock options to non-employee directors.

    The 1998 Plan may be administered by the Board of Directors or a committee of the Board (as applicable, the "Administrator"). The Administrator has the power to determine the terms of the options or SPRs granted, including the exercise price of the option or SPR, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate the 1998 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1998 Plan.

    The exercise price of all incentive stock options granted under the 1998 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1998 Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must be at least equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1998 Plan may not exceed ten years.

    In the case of SPRs, unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

    The 1998 Stock Plan provides that each non-employee director shall automatically be granted a nonstatutory stock option to purchase 60,000 shares of Common Stock (the "First Option") on the date which such person first becomes a non-employee director. In addition to the First Option, each non-employee director shall automatically be granted an option to purchase 12,000 shares (a "Subsequent Option") on the date of the Company's annual meeting of stockholders, if on such date he or she shall have served on the Board for at least six months. Each First Option and Subsequent Option shall have a term of 10 years. The shares subject to the First Option shall vest as to 20% of the optioned stock one year from the date of grant, and 1/48th of the remaining optioned stock shall vest each month thereafter, provided the person continues to serve as a director on such dates. The shares subject to the Subsequent Option shall vest as to 100% of the optioned stock on the anniversary of the date of grant thereafter, provided the person continues to serve as a director on such date. The exercise price of each First Option and each Subsequent Option shall be 100% of the fair market value per share of the Common Stock.

    Options and SPRs granted under the 1998 Plan are generally not transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1998 Plan must generally be exercised within 30 days after the end of optionee's status as an employee, director or consultant of the Company, or within one year after such optionee's termination by disability or death, respectively, but in no event later than the expiration of the option's term.

    The 1998 Plan provides that in the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company's assets, each outstanding option and SPR shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options and SPRs are not assumed or substituted for by the successor corporation, the Administrator shall provide for the optionee to have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the Administrator makes an option or SPR exercisable in full in the event of a merger or sale of assets, the Administrator shall notify the optionee that the option or SPR shall be fully exercisable for a period of 15 days from the date of such notice, and the option or SPR will terminate upon the expiration of such period. In addition, in the event of a change of control of the Company whereby the stockholders of the Company immediately prior to the change of control event fail to hold at least 50% of the outstanding capital stock of the Company following the change of control event or any sale of all or substantially all of the Company's assets, then, immediately prior to any such change of control event, the vesting of options under this plan will accelerate by one year.

  1998 EMPLOYEE STOCK PURCHASE PLAN

    The Company's 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan") was adopted by the Board of Directors in May 1998 and will be submitted for approval by the stockholders in June 1998. A total of 300,000 shares of Common Stock has been reserved for issuance under the 1998 Purchase Plan, plus annual increases (beginning in 1999) equal to the lesser of (i) 2,000,000 shares, (ii) 1% of the outstanding shares or a lesser amount determined by the Board.

    The 1998 Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, contains successive six month offering periods. The offering periods generally start on the first trading day on or after February 15 and August 15 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of an initial public offering and ends on the last trading day on or before February 14, 1999.

    Employees are eligible to participate if they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who (i) immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company, or
(ii) whose rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds $25,000 worth of stock for each calendar year may be not be granted an option to purchase stock under the 1998 Purchase Plan. The 1998 Purchase Plan permits participants to purchase Common Stock through payroll deductions of up to 15% of the participant's "compensation". Compensation is defined as the participant's base straight time gross earnings, commissions, overtime and bonuses but exclusive of any other compensation. The maximum number of shares a participant may purchase during a single offering period is 5,000 shares.

    Amounts deducted and accumulated by the participant are used to purchase shares of Common Stock at the end of each offering period. The price of stock purchased under the 1998 Purchase Plan is 85% of the lower of the fair market value of the Common Stock at the beginning or end of the offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

    Rights granted under the 1998 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1998 Purchase Plan. The 1998 Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set.

    The Board of Directors has the authority to amend or terminate the 1998 Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 1998 Purchase Plan, provided that the Board of Directors may terminate an offering period on any exercise date if the Board determines that the termination of the 1998 Purchase Plan is in the best interests of the Company and its stockholders. The 1998 Purchase Plan will become effective on the consummation of the offering and will terminate in 10 years from such date, unless sooner terminated by the Board of Directors.

401(K) PLAN

    The Company maintains a retirement and deferred savings plan for its employees (the "401(k) Plan") that is intended to qualify as a tax-qualified plan under the Internal Revenue Code of 1986, as amended. The 401(k) Plan provides that each participant may contribute up to 15% of his or her pre-tax gross compensation (up to a statutory limit, which is $10,000 in calendar year
1998). Under the 401(k)

Plan, the Company may make discretionary matching contributions. The Company's contribution to the 401(k) Plan in 1997 was $45,000 in the aggregate for all employees. A matching contribution made by the Company vests at 25% per year commencing on the first anniversary of a participant's date of employment with the Company. All amounts contributed by participants and earnings on such contributions are fully vested at all times.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Certificate of Incorporation limits the liability of directors and executive officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's bylaws provide that the Company shall indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws permit such indemnification.

    The Company has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in the Company's bylaws. These agreements, among other things, indemnify the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company arising out of such person's services as a director, officer, employee, agent or fiduciary of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

    At present, there is no pending litigation or proceeding involving a director or officer of the Company in which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

    In the third quarter of 1997, the Company was recapitalized in a transaction (the "Recapitalization") involving (a) the borrowing of a $50,000,000 term loan pursuant to a Credit Agreement with NationsBank of Texas, N.A., as Administrative Agent, BankBoston, N.A. as Co-Agent and other financial institutions, (b) the issuance of 485,184 shares of Class A Redeemable Preferred Stock at an aggregate purchase price of $48,518,400, (c) the issuance of 45,806,874 shares of Class B Convertible Preferred Stock at an aggregate purchase price of $48,518,400 and (d) the redemption of approximately 80% of the Company's then-outstanding Common Stock at $7.646 per share for an aggregate purchase price of approximately $156,217,600. The purchasers of Class A Redeemable Preferred Stock and Class B Convertible Preferred Stock, and the holders of Common Stock redeemed in the recapitalization included, among others, the following directors, executive officers and holders of more than 5% of the Company's Common Stock:

                                                                         NUMBER OF     NUMBER OF      NUMBER OF
                                                                         SHARES OF     SHARES OF      SHARES OF
                                                                          CLASS A       CLASS B        COMMON
                                                                         PREFERRED     PREFERRED        STOCK
                                                                           STOCK         STOCK       REPURCHASED
                                                                        -----------  -------------  -------------
Henry Hamon...........................................................      --            --           1,013,334
Marc Hamon............................................................      --            --          16,000,000
James Jordan..........................................................      --            --           1,680,000
Richard Moley.........................................................       2,500         236,026       --
NationsBanc Capital Corp. (1).........................................      80,000       7,552,908       --
Summit Ventures IV, L.P. (2)..........................................     236,856      22,361,872       --
TA Advent VIII........................................................      65,511       6,184,996       --

------------------

(1) Robert Sheridan, an affiliate of NationsBanc Capital Corp. as well as NationsBank of Texas, N.A., the Administrative Agent pursuant to the Credit Agreement, is a director of the Company. Mr. Sheridan disclaims beneficial ownership of the shares held by this entity except to the extent of his proportionate partnership therein.

(2) Walter Kortschak, a General Partner of Summit Ventures IV, L.P., is a director of the Company. Mr. Kortschak disclaims beneficial ownership of the shares held by this entity except to the extent of his proportionate partnership therein.

    The purchasers of the Company's Class B Convertible Preferred Stock, including the persons and entities described above, together with Marc Hamon, a director of the Company, Henry Hamon, the Company's General Manager for Netcom Systems Europe, James Jordan, the Company's Vice President, Sales, Barry Phelps, the Company's President, Chief Executive Officer and director, Gene Zhang, the Company's Vice President, Engineering, Stephane Johnson, the Company's Vice President, International Sales and Richard Bass (collectively, the "Recapitalization Parties") are parties to a Shareholders Agreement pursuant to which they have agreed to vote their shares of stock to preserve the number of authorized directors of the Company at six and to elect certain representatives to serve as directors of the Company. Together, these persons and entities will hold 48,513,538 shares, or 79.6% of the Company's outstanding Common Stock following consummation of the Offerings (assuming no exercise of the Underwriters' over-allotment options and assuming no exercise of options after March 31, 1998). Accordingly, the parties to this Shareholders Agreement will be empowered to control the election of directors of the Company. See "Management--Directors and Executive Officers".

    NationsBanc Montgomery Securities, LLC, a co-manager of the Offerings, as well as certain of its affiliates & employees, including NationsBanc Capital Corp., purchased shares of Class A Redeemable Preferred Stock and Class B Convertible Preferred Stock in the Recapitalization. See "Underwriting".

    In addition, the Recapitalization Parties are entitled to certain rights of registration pursuant to a Registration Agreement between such persons and the Company, including certain demand and piggyback registration rights. See "Description of Capital Stock--Registration Rights of Certain Holders".

    In September 1997, the Company purchased all of the outstanding shares of Netcom Systems Europe, a company organized under the laws of the Republic of France. In connection with such purchase, Henry Hamon, an executive officer of the Company, received $150,000 in consideration for the sale of his shares in Netcom Systems Europe to the Company.

    In 1997, the Company loaned $670,000 to Marc Hamon, a director of the Company and the former Chief Executive Officer of the Company, as an advance on Mr. Hamon's salary. The loan was repaid in full on July 29, 1997. At that time, interest charges of approximately $6,645 were paid by Mr. Hamon.

    In the past, the Company has granted options to its executive officers and directors. The Company intends to grant options to its officers and directors in the future. See "Management--Option Grants During Year Ended December 31, 1997" and "Management--Director Compensation".

    The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to execute such agreements with its future directors and executive officers. See "Management--Limitation of Liability and Indemnification Matters".

    The Company entered into a written employment agreement with James Jordan, Vice President, Sales, in December 1994. The agreement, as amended over time, sets forth Mr. Jordan's base salary, sales commissions and bonuses as well as certain benefits to which Mr. Jordan is entitled. The agreement has a one year renewable term. If not renewed by November 30 of any year, the agreement will automatically terminate on December 1 of such year. Pursuant to such agreement, Mr. Jordan agreed not to directly or indirectly compete with the Company in the manufacture or sale of products which are identical or similar to those of the Company for one year following termination of his employment.

    By letter agreement in September 1996, the Company entered into a written employment agreement with Barry Phelps, the President and Chief Executive Officer of the Company. The letter agreement, as amended over time, provided for certain bonuses and acceleration of options, each of which has been paid or effected to date. In addition, the agreement with Mr. Phelps provides that termination of Mr. Phelps' employment for convenience by the Company requires three months' prior notice.

    The Company entered into a written employment agreement with Stephane Johnson, Vice President, International Sales, in September 1996. The agreement sets forth Mr. Johnson's base salary, sales commissions and bonuses as well as certain benefits to which Mr. Johnson is entitled. The agreement has a one year renewable term. If not renewed by August 31 of any year, the agreement will automatically terminate on September 1 of such year. The agreement with Mr. Johnson provides for partial acceleration of certain options upon the dissolution, liquidation merger or consolidation of the Company before September 1998. In addition, the agreement with Mr. Johnson provides that if Mr. Johnson is involuntarily terminated without cause at any time after September 1, 1997, the Company shall continue to pay Mr. Johnson's salary and car allowance and shall continue to pay the premium cost of Mr. Johnson's group insurance for three months following the effective date of such termination. Pursuant to such agreement, Mr. Johnson agreed not to directly or indirectly compete with the Company in the manufacture or sale of products which are identical or similar to those of the Company for one year following termination of Mr. Johnson's employment.

    In June 1997, the Company entered into a written employment agreement with Netcom Systems Europe and Netcom Systems Europe's General Manager, Henry Hamon. The agreement with

Mr. Hamon sets forth his base salary, sales commissions and bonuses. The term of employment covered by the agreement extends to February 1, 1999. After February 1, 1999, the Company may terminate the agreement for cause, as defined under French law, subject to a three month notice period. Pursuant to such agreement, Mr. Hamon agreed not to engage in any other employment, occupation, consulting or other business activity directly related to the business of the Company for a period of six months following termination.

    In May 1998, the Company entered into Change-in-Control Agreements with each of its executive officers. Such agreements provide that if the executive officer's employment with the Company is involuntarily terminated at any time within 24 months after a Change of Control other than for Cause (each as defined therein), then the executive officer shall be entitled to (i) acceleration of all options and (ii) a severance payment equal to one year of the executive officer's base compensation for the Company's fiscal year then in effect plus the executive officer's bonus calculated at one hundred percent of target for the Company's fiscal year then in effect. Any severance payments are payable in a lump sum on or prior to the termination date. In addition, for a period of 12 months following such termination, the executive officer shall continue to participate in the Company's health and dental insurance benefit plans in accordance with the rules established for individual participation in such plans, as such rules may be amended from time to time.

    Pursuant to such Change-in-Control Agreements, a "Change-in-Control" is defined as (i) the acquisition by a third party of beneficial ownership of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or (ii) a change in the composition of the Board of Directors of the Company as a result of which fewer than a majority of the directors are incumbent directors of the Company or who are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the incumbent directors at the time of such election or nomination; or (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the approval by the stockholders of the Company of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

    The Company believes that all of the transactions described above were in its best interests and on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All of the Company's securities referenced above were purchased or sold at prices equal to the fair market value of such securities, as determined by the Company's Board of Directors, on the date of redemption or issuance.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth as of March 31, 1998, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, certain information with respect to the beneficial ownership of the Common Stock as to
(i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Executive Officers named in the Summary Compensation Table, (iv) all directors and executive officers of the Company as a group and (v) all other Selling Stockholders.

                                          SHARES BENEFICIALLY OWNED                 SHARES BENEFICIALLY OWNED
                                           PRIOR TO OFFERING(1)(2)                     AFTER OFFERING(1)(4)
                                          --------------------------    SHARES     ----------------------------
BENEFICIAL OWNER                             NUMBER        PERCENT      OFFERED       NUMBER       PERCENT(3)
----------------------------------------  -------------  -----------  -----------  -------------  -------------
Summit Partners (5).....................     22,667,410        44.5%    1,664,372     21,003,038         34.5%
NationsBanc Capital Corp (6)............      7,552,908        14.8       --           7,552,908         12.4
TA Associates Group (7).................      7,469,542        14.7       548,458      6,921,084         11.4
Marc Hamon (8)..........................      4,000,000         7.9       --           4,000,000          6.6
Barry Phelps (9)........................         66,666       *           --             168,888        *
James Jordan............................        720,000         1.4       --             720,000          1.2
Henry Hamon (10)........................        288,888       *           --             376,888        *
Gene Zhang (11).........................        106,666       *           --             226,666        *
Stephane Johnson (12)...................         13,334       *           --             101,334        *
Walter Kortschak (13)...................     22,667,410        44.5     1,664,372     21,003,038         34.5
Robert Sheridan III (14)................      7,552,908        14.8       --           7,552,908      12.4
Richard Moley...........................        236,026       *           --             236,026        *
Michael West............................       --            --           --            --             --
All officers and directors as a group
  (13 persons) (15).....................     35,661,498        69.8     1,664,372     34,536,014         56.0
Bain Securities, Inc. (16)..............         47,206       *             3,466         43,740        *
Chase Venture Capital Assoc., L.P.
  (17)..................................      2,360,284         4.6       173,306      2,186,978          3.6
Peter Mooney, as Nominee for Broadview
  Partners Group (18)...................        141,616       *            10,398        131,218        *
Delaware Charter Guarantee & Trust Co.
  FBO M. Allen Chozen (19)..............         70,808       *           --              70,808        *
Spitfire Capital Partners, L.P. (20)....      1,416,170         2.8       --           1,416,170          2.3

------------------

*   Less than 1%

(1) Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to the Company's knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(2) Applicable percentage ownership based on 50,929,218 shares of Common Stock outstanding (assuming conversion of all shares of Class B Convertible Preferred Stock) as of March 31, 1998, together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Commission, based on factors including voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days after March 31, 1998 are deemed not outstanding for computing the percentage ownership of any other person.

(3) After giving effect to the issuance of 10,000,000 shares of Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment options).

(4) Based on vesting that occurs if the closing of the Offerings and certain milestones are reached in 1998.

(5) The address of record for Summit Partners is 499 Hamilton Avenue, Suite 200, Palo Alto, CA 94301. In the event of the exercise of the over-allotment options by the Underwriters, Summit Partners has agreed to sell up to an additional 602,368 shares.

(6) The address of record for NationsBanc Capital Corp. is 10th Floor, 100 North Tryon, Charlotte, NC 28255. In the event of the exercise of the overallotment options by the Underwriters, NationsBanc Capital Corp. has agreed to sell up to 755,291 shares.

(7) The address of record for each member of the TA Associates Group is c/o TA Associates, Inc., High Street Tower, Suite 2,500, 125 High Street, Boston, MA 02110. Includes 6,184,996 shares of Common Stock held by and 454,138 shares of Common Stock offered by TA/Advent VIII, L.P., 1,160,846 shares of Common Stock held by and 85,236 shares of Common Stock offered by Advent Atlantic and Pacific III, L.P., and 123,740 shares of Common Stock held by and 9,084 shares of Common Stock offered by TA Venture Investors, L.P. TA/Advent VIII, L.P., Advent Atlantic & Pacific III, L.P., and TA Venture Investors, L.P. are part of an affiliated group of investment partnerships referred to, collectively, as the TA Associates Group. The general partner of TA/Advent VIII, L.P., is TA Associates VIII, LLC and the general partner of Advent Atlantic & Pacific III, L.P. is TA Associates AAP III Partners, L.P. TA Associates, Inc. is the managing member of TA Associates VIII, LLC and is the general partner of TA Associates AAP III Partners, L.P. Individually, no stockholder, director or officer of TA Associates, Inc. is deemed to have or share voting or investment power with respect to TA Associates, Inc. Principals and employees of TA Associates, Inc. comprise the general partners of TA Venture Investors, L.P. In the event of the exercise of the over-allotment options by the Underwriters, TA Associates Group has agreed to sell up to an additional 198,497 shares.

(8) Does not include 288,888 shares beneficially owned by Henry Hamon, Mr. Marc Hamon's adult brother.

(9) Shares beneficially owned after the Offerings include 102,222 shares issuable pursuant to options that become exercisable assuming the completion of the Offerings and the attainment of certain milestones in 1998.

(10) Shares beneficially owned prior to the Offerings include an aggregate of 88,888 shares issuable pursuant to options exercisable within 60 days of March 31, 1998. Shares beneficially owned after the Offerings include an additional 88,000 shares issuable pursuant to options that become exercisable assuming the completion of the Offerings and the attainment of certain milestones in 1998. Does not include 4,000,000 shares beneficially owned by Marc Hamon, Mr. Henry Hamon's adult brother.

(11) Shares beneficially owned prior to the Offerings include an aggregate of 66,666 shares issuable pursuant to options exercisable within 60 days of March 31, 1998. Shares benefically owned after the Offerings include an additional 120,000 shares issuable pursuant to options that become exercisable assuming the completion of the Offerings and the attainment of certain milestones in 1998.

(12) Shares beneficially owned prior to the Offerings consists of an aggregate of 13,334 shares issuable pursuant to options exercisable within 60 days of March 31, 1998. Shares beneficially owned after the Offerings include an additional 88,000 shares issuable pursuant to options that become exercisable assuming the completion of the Offerings and the attainment of certain milestones in 1998.

(13) Consists of 22,667,410 shares held by Summit Partners prior to the Offerings and 21,003,038 shares held by Summit Partners after the Offerings. Walter Kortschak, a General Partner of Summit Ventures IV, L.P., is a director of the Company. Mr. Kortschak disclaims beneficial ownership of the shares held by this entity except to the extent of his proportionate partnership therein.

(14) Consists of 7,552,908 shares held by Nationsbanc Capital Corp. Robert Sheridan, a Senior Vice President of NationsBanc Capital Corp., is a director of the Company. Mr. Sheridan disclaims beneficial ownership of the shares held by this entity except to the extent of his proportionate partnership therein.

(15) Shares beneficially owned prior to the Offerings include an aggregate of 178,488 shares issuable pursuant to options exercisable within 60 days of March 31, 1998. Shares benefically owned after the Offerings includes an additional 538,888 shares issuable pursuant to options that become exercisable assuming the completion of the Offerings and the attainment of certain milestones in 1998. Also includes 22,667,410 shares held by Summit Partners (see footnote 12 above) and 7,552,908 shares held by NationsBanc Capital Corp. (see footnote 11 above).

(16) The address of record for Bain Securities, Inc. is Bain & Company, Inc., Two Copley Place, Boston, MA 02116. In the event of the exercise of the over-allotment options by the Underwriters, Bain Securities, Inc. has agreed to sell up to an additional 1,254 shares.

(17) The address of record for Chase Venture Capital Assoc., L.P. is 380 Madison Avenue, New York, NY 10017. In the event of the exercise of the over-allotment options by the Underwriters, Chase Venture Capital Assoc., L.P. has agreed to sell up to an additional 62,723 shares.

(18) The address of record for Peter Mooney, as Nominee for Broadview Partners Group ("Broadview"), is Broadview Associates, 950 Tower Lane, 18th Floor, Foster City, CA 94404. In the event of the exercise of the over-allotment options by the Underwriters, Broadview has agreed to sell up to an additional 3,763 shares.

(19) The address of record for Delaware Charter Guarantee & Trust Co. FBO M. Allen Chozen is 600 Montgomery Street, San Francisco, CA 94111. In the event of the exercise of the over-allotment options by the Underwriters, Mr. Chozen has agreed to sell up to 7,081 shares.

(20) The address of record for Spitfire Capital Partners, L.P. is 600 Montgomery Street, San Francisco, CA 94111. In the event of the exercise of the over-allotment options by the Underwriters, Spitfire Capital Partners, L.P. has agreed to sell up to 140,000 shares.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Upon completion of the Offerings, the total number of shares of all classes of stock which the Company has authority to issue will be 200,000,000 shares of Common Stock, $0.001 par value, and 10,000,000 shares of undesignated preferred stock, $0.001 par value. As of March 31, 1998, there were 50,929,218 shares of Common Stock outstanding (assuming conversion into Common Stock of all outstanding shares of Class B Convertible Preferred Stock and assuming redemption of all outstanding shares of Class A Redeemable Preferred Stock), which were held of record by 86 stockholders, and no shares of undesignated preferred stock outstanding. Upon completion of the Offerings and assuming no exercise of options after March 31, 1998, the Company will have outstanding 60,929,218 shares of Common Stock, 61,018,241 shares if the Underwriters' over-allotment options are exercised in full.

COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Common Stock have no preemptive or subscription rights and there are no redemption rights with respect to such shares. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

PREFERRED STOCK

    The Company's Board of Directors is authorized, without further stockholder action, to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the preferred stock.

    Although there is no current intention to do so, the Board of Directors of the Company may, without stockholder approval, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power or dividend rights of the holders of Common Stock and may have the effect of delaying, deferring or preventing a change in control of the Company.

OPTIONS

    As of March 31, 1998, the Company had outstanding options to purchase a total of 10,469,462 shares of Common Stock pursuant to the 1993 Stock Plan and the 1997 Stock Plan and an additional 1,600,000 shares outside of the Company's stock plans at a weighted average exercise price of $0.78 per share and had issued no options pursuant to the 1998 Stock Plan. Recommendations for option grants under the 1993 Stock Plan, the 1997 Stock Plan and the 1998 Stock Plan (collectively, the "Stock Plans") or otherwise are made by the Compensation Committee, subject to ratification by the full Board of Directors. The Compensation Committee may issue options with varying vesting schedules, but all options granted pursuant to the Stock Plans must be exercised within 10 years from the date of grant.

REGISTRATION RIGHTS OF CERTAIN HOLDERS

    The holders of approximately 50,913,538 shares of Common Stock issued prior to the Offerings (the "Registrable Securities"), of which 45,806,874 shares are "Investor Registrable Securities", or their transferees are entitled to certain registration rights with respect to the registration of such shares under the Securities Act of 1933, as amended (the "Securities Act"). These rights are provided under the terms of the Registration Agreement between the Company and the holders of the Registrable Securities. If, following the Offerings, the Company registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration. Certain of these shares will form a part of the shares of Common Stock registered in the Offerings. A holder's right to include shares in an underwritten registration statement is subject to the ability of the underwriters to limit the number of shares included in the offering. Beginning 180 days after the closing of this offering, the holder or holders of at least 25% of the Investor Registrable Securities may also require the Company to register all or a portion of the Registrable Securities on Form S-2 or S-3 when use of such form becomes available to the Company, provided, among other limitations, that the proposed aggregate selling price is at least $1,000,000. In addition, beginning 180 days after the closing of this offering, the holder or holders of at least two-thirds of the Investor Registrable Securities may also require the Company to register all or a portion of the Registrable Securities on Form S-1, provided, among other limitations, that the proposed aggregate selling price is at least $3,000,000. All registration expenses and all selling expenses relating to Registrable Securities must be borne by the Company, except that the Company shall only be responsible for the first four registrations on Form S-1 at the request of the holders of Registrable Securities. If such holders, by exercising their registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. If the Company were to initiate a registration and include Registrable Securities pursuant to the exercise of piggyback registration rights, the sale of such Registrable Securities may have an adverse effect on the Company's ability to raise capital.

CERTAIN CHARTER AND BYLAWS PROVISIONS AND DELAWARE ANTI-TAKEOVER STATUTE

    Certain provisions of the Restated Certificate of Incorporation and the Company's bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Certain of these provisions allow the Company to issue preferred stock without any vote or further action by the stockholders and eliminate the right of stockholders to act by written consent without a meeting. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding of those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock which is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar with respect to the Common Stock will be Boston EquiServe, L.P. located at 150 Royall Street, Canton, Massachusetts, and its telephone number is (781) 575-2000.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offerings and assuming no exercise of options after March 31, 1998, the Company will have outstanding 60,929,218 shares of Common Stock, 61,018,241 shares if the Underwriters' over-allotment options are exercised in full. Of these shares, the 12,400,000 shares sold in the Offerings will be freely tradable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company as that term is defined in Rule 144 of the Securities Act ("Rule 144"). The remaining 48,529,218 shares outstanding upon completion of the Offerings will be "restricted securities" as that term is defined under Rule 144 (the "Restricted Shares"). Each of the Company officers, directors and certain other stockholders have agreed with the Underwriters not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus (the "Lock-up Period") without the written consent of Goldman, Sachs & Co. Goldman, Sachs & Co., in its sole discretion at any time and without notice, may release any or all shares from the lock-up agreements and permit holders of the shares to resell all or any portion of their shares at any time prior to the expiration of the Lock-up Period. See "Underwriting". The number of shares of Common Stock available for sale in the public market is further limited by restrictions under the Securities Act.

    Because of the restrictions noted above, on the date of this Prospectus, no shares other than the 12,400,000 shares (14,260,000 shares if the Underwriters' over-allotment options are exercised in full) offered hereby will be eligible for sale. Beginning 180 days after the date of this Prospectus (or earlier with the prior written consent of Goldman, Sachs & Co.), 52,880,198 shares, including 4,350,980 shares issuable upon exercise of currently outstanding vested options, will be eligible for sale in the public market subject to Rule 144 and Rule 701 of the Securities Act.

    In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned Restricted Shares for at least one year from the later of the date such Restricted Shares are acquired from the Company and (if applicable) the date they were acquired from an affiliate, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume in the Nasdaq National Market System during the four calendar weeks preceding the filing of Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sales and the availability of public information concerning the Company. All shares, including Restricted Shares, held by affiliates of the Company eligible for sale in the public market under Rule 144 are subject to the foregoing volume limitations and other restrictions. In addition, an individual that is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned for at least two years the shares proposed to be sold, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

    In general, Rule 701 permits resales of shares issued pursuant to certain compensatory benefit plans and contracts commencing 90 days after the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirements, contained in Rule 144. Prior to the expiration of the Lock-up Period, the Company intends to register on a registration statement on Form S-8, (i) a total of 300,000 shares of Common Stock reserved for issuance under the Purchase Plan and (ii) assuming no exercise of options after March 31, 1998, 12,069,462 shares of Common Stock subject to outstanding options under the Stock Plans and 5,860,000 shares reserved for future issuance pursuant to such Stock Plans. Such registration will permit the resale of shares so registered by non-affiliates in the public market without restriction under the Securities Act.

    Prior to this offering, there has been no public market for the Common Stock of the Company, and any sale of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby. See "Risk Factors--Shares Eligible".

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, P.C. ("WSG&R"). Steven E. Bochner, Esq., a member of WSG&R, and certain other attorneys of WSG&R beneficially own an aggregate of 23,604 shares of Class B Convertible Preferred Stock and 250 shares of Class A Redeemable Preferred Stock of the Company. In addition, WS Investment Company 97B, an investment fund for the benefit of certain attorneys of WSG&R, owns an aggregate of 23,602 shares Class B Convertible Preferred Stock and 250 shares of Class A Redeemable Preferred Stock. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Venture Law Group, A Professional Corporation.

                                    EXPERTS

    The financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement, of which this Prospectus constitutes a part, under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily an exhaustive description of such documents, and reference is made to the copy of each such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1034, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. In addition, the Commission maintains a World Wide Web site that contains reports, proxy and information statements that are filed electronically with the Commission. The address of the site is http://www.sec.gov.

                               GLOSSARY OF TERMS

ATM..........................................  Asynchronous transfer mode. A cell-based multimedia protocol suitable for voice, video
                                               and data traffic.

bridge.......................................  Networking equipment for connecting users within a LAN based workgroup.

Cable Modem..................................  Technology used to transmit data across coaxial cables currently used to transmit
                                               television.

cell.........................................  A fixed sized capsule containing pieces of a stream of data to be transmitted across a
                                               network.

edge device..................................  A switch that allows LAN and WAN interfacing.

End User.....................................  Corporate and government network end-users, such as Fortune 1000 companies, financial
                                               institutions, systems integrators and
                                               government entities.

Ethernet.....................................  A widely adopted network protocol operating at 10 Mbps.

extranet.....................................  A portion of an intranet that is accessible from outside of the intranet.

Fast Ethernet................................  A 100 Mbps network protocol based on
                                               Ethernet.

field programmable gate array................  A logic device that can be repeatedly reprogrammed without factory intervention.

frame........................................  A variable sized packet of data used primarily in Ethernet, Fast Ethernet, Gigabit
                                               Ethernet and Frame Relay.

Frame Relay..................................  A frame-based protocol used primarily for
                                               LAN-to-WAN data connections.

full duplex..................................  Feature of a device that allows an interface card to both send and receive data.

Gbit.........................................  Abbreviation for gigabit or one billion bits.

Gigabit Ethernet.............................  A 1000 Mbps network protocol based on
                                               Ethernet.

half duplex..................................  Feature of a device that allows an interface card only to send data.

Internet Engineering Task Force..............  A networking standards setting body that develops and specifies protocols and internet
                                               standards.

Internet Protocol (IP).......................  A packet-based protocol used on the Internet.

intranet.....................................  An enterprise's Internet based internal network, which may extend across LANs and
                                               WANs.

ISO..........................................  The International Standards Organization, a
                                               standards body that defines networking
                                               standards.

jitter.......................................  A measurement of the variation of latency on a network.

LAN..........................................  Local area network. Refers to a network in which all components share physical
                                               connections.

latency......................................  A measurement of the time required to process data on a network.

layer........................................  Refers to a layer of the OSI Protocol Stack.

Mbit.........................................  Abbreviation for megabit or one million bits.

Mbps.........................................  Abbreviation for megabit or one million bits per second.

NEM..........................................  Network equipment manufacturer.

OSI Protocol Stack...........................  The Open Systems Interconnection, an
                                               internationally accepted standard promulgated
                                               by the ISO for communication among disparate
                                               computer systems and networks. The OSI model
                                               organizes the communications process into
                                               seven separate categories or "layers" in
                                               order of their proximity to the end user.

packet.......................................  A variable sized capsule containing smaller pieces of a stream of data to be transmitted
                                               across a network.

packet loss..................................  A measurement of the loss or misplacement of packets.

port.........................................  An input/output connection through which data transmissions travel. Each port enables one
                                               connection to another piece of network gear.

protocol.....................................  Technologies that govern access to the network and communications between devices on
                                               a network.

QoS..........................................  Quality of Service. A measurement of network performance.

RFC..........................................  Request for comment. When finalized by the
                                               IETF, a request for comment will define
                                               industry standards such as network test
                                               methodologies.

router.......................................  A device that provides sophisticated data forwarding capabilities between disparate
                                               networks.

Service Provider.............................  Service providers, such as telecommunications carriers and internet service providers.

SmartBits....................................  Netcom Systems' flagship performance measurement solution.

SmartCard....................................  A plug-in card that adds functionality to a
                                               SmartBits chassis.

switch.......................................  A network device that provides a dedicated point-to-point connection between any two
                                               devices on a network.

Token Ring...................................  A network protocol operating at 4 and 16 Mbit per second.

throughput...................................  A measurement of the speed of a network.

VLAN.........................................  Virtual LAN. Technology enabling dynamic interconnection of disparate LANs.

WAN..........................................  Wide area network. Refers to a geographically dispersed network. Typically uses
                                               communication facilities operated by a
                                               Service Provider.

wireline.....................................  The speed at which data can be transmitted across a wire.

xDSL.........................................  A generic term for digital/analog converters used for sending data across copper phone
                                               lines. Includes ADSL.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----

Report of Independent Public Accountants...................................................................         F-2

Consolidated Balance Sheets as of December 31, 1996 and 1997 (audited), and as of March 31, 1998 and Pro
  Forma March 31, 1998 (unaudited).........................................................................         F-3

Consolidated Statements of Income for each of the three years in the period ended December 31, 1997
  (audited), and for the three months ended March 31, 1997 and 1998 (unaudited)............................         F-4

Consolidated Statements of Stockholders' Equity for each of the three years in the period ended December
  31, 1997 (audited), and for the three months ended March 31, 1998 (unaudited)............................         F-5

Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1997
  (audited), and for the three months ended March 31, 1997 and 1998 (unaudited)............................         F-6

Notes to Consolidated Financial Statements.................................................................         F-7

To Netcom Systems, Inc.:

    After the reincorporation and stock split discussed in Note 7 to Netcom Systems, Inc.'s consolidated financial statements are effected, we expect to be in a position to render the following audit report.

Los Angeles, California
May 12, 1998

                   "REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Netcom Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of NETCOM SYSTEMS, INC. (a California corporation) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, Class A redeemable preferred stock and shareholders' equity (deficit) and cash flows for each of the three years in the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Netcom Systems, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Los Angeles, California
May 12, 1998 (except with
respect to the matters in
Note 7 as to which the date
is June   , 1998)"

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                           DECEMBER 31,                               PRO FORMA
                                                                  ------------------------------     MARCH 31,        MARCH 31,
                                                                      1996            1997             1998             1998
                                                                  -------------  ---------------  ---------------  ---------------
                                                                                                    (UNAUDITED)      (UNAUDITED)

                                                                                                                      (NOTE 14)
                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.....................................  $   9,314,000  $    17,708,000  $    24,390,000  $    24,390,000
  Accounts receivable, net of allowances of $100,000 in 1996,
    $350,000 in 1997 and $400,000 in 1998.......................      6,883,000        9,508,000       10,610,000       10,610,000
  Inventories...................................................        551,000        2,885,000        3,468,000        3,468,000
  Prepaid expenses and other....................................         14,000          100,000          144,000          144,000
  Income taxes receivable.......................................       --                455,000        --               --
  Deferred income taxes.........................................        839,000        1,224,000        1,385,000        1,385,000
                                                                  -------------  ---------------  ---------------  ---------------
    Total current assets........................................     17,601,000       31,880,000       39,997,000       39,997,000
                                                                  -------------  ---------------  ---------------  ---------------
PROPERTY AND EQUIPMENT, at cost:
  Machinery and equipment.......................................        463,000        1,318,000        1,751,000        1,751,000
  Office equipment..............................................         68,000          277,000          463,000          463,000
  Software......................................................         28,000          189,000          283,000          283,000
  Leasehold improvements........................................         17,000          305,000          310,000          310,000
                                                                  -------------  ---------------  ---------------  ---------------
                                                                        576,000        2,089,000        2,807,000        2,807,000
    Less--accumulated depreciation and amortization.............        (85,000)        (405,000)        (550,000)        (550,000)
                                                                  -------------  ---------------  ---------------  ---------------
                                                                        491,000        1,684,000        2,257,000        2,257,000
                                                                  -------------  ---------------  ---------------  ---------------
OTHER ASSETS:
  Deferred income taxes.........................................             --          247,000          247,000          247,000
  Deferred financing costs......................................             --          275,000          260,000          260,000
  Deposits......................................................         18,000           43,000           44,000           44,000
                                                                  -------------  ---------------  ---------------  ---------------
                                                                         18,000          565,000          551,000          551,000
                                                                  -------------  ---------------  ---------------  ---------------
                                                                  $  18,110,000  $    34,129,000  $    42,805,000  $    42,805,000
                                                                  -------------  ---------------  ---------------  ---------------
                                                                  -------------  ---------------  ---------------  ---------------
LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
                            (DEFICIT)
CURRENT LIABILITIES:
  Current portion of notes payable..............................  $    --        $     2,500,000  $     2,500,000  $     2,500,000
  Accounts payable..............................................        698,000        2,916,000        1,330,000        1,330,000
  Accrued expenses..............................................        601,000        2,243,000        3,576,000        3,576,000
  Deferred revenue..............................................        205,000          454,000          426,000          426,000
  Income taxes payable..........................................      3,592,000        --               3,329,000        3,329,000
                                                                  -------------  ---------------  ---------------  ---------------
    Total current liabilities...................................      5,096,000        8,113,000       11,161,000       11,161,000
                                                                  -------------  ---------------  ---------------  ---------------
NOTES PAYABLE, net of current portion...........................       --             47,500,000       47,500,000       47,500,000
                                                                  -------------  ---------------  ---------------  ---------------
COMMITMENTS AND CONTINGENCIES (NOTE 10)
CLASS A REDEEMABLE PREFERRED STOCK, $0.001 par value:
  Authorized-485,000 shares;
  Issued and outstanding-no shares in 1996 and 485,000 shares in
    1997 and 1998...............................................       --             49,520,000       50,255,000       50,255,000
                                                                  -------------  ---------------  ---------------  ---------------
SHAREHOLDERS' EQUITY (DEFICIT):
  Class B convertible preferred stock, $0.001 par value:
    Authorized-45,807,000 shares;
    Issued and outstanding-no shares in 1996 and pro forma 1998
      and 45,807,000 shares in 1997 and 1998....................       --             48,518,000       48,518,000        --
  Common stock, $0.001 par value:
    Authorized-200,000,000 shares;
    Issued and outstanding--21,920,000 shares in 1996, 5,056,000 in 1997, 5,122,000 in 1998 and 50,929,000 in pro forma
      1998......................................................         22,000            5,000            5,000           51,000
  Additional paid-in capital....................................        259,000        9,974,000       10,092,000       58,564,000
  Deferred compensation.........................................       --              --                (116,000)        (116,000)
  Note receivable for stock purchase............................       --               (120,000)        (120,000)        (120,000)
  Retained earnings (deficit)...................................     12,733,000     (129,356,000)    (124,443,000)    (124,443,000)
  Cumulative translation adjustments............................       --                (25,000)         (47,000)         (47,000)
                                                                  -------------  ---------------  ---------------  ---------------
                                                                     13,014,000      (71,004,000)     (66,111,000)     (66,111,000)
                                                                  -------------  ---------------  ---------------  ---------------
                                                                  $  18,110,000  $    34,129,000  $    42,805,000  $    42,805,000
                                                                  -------------  ---------------  ---------------  ---------------
                                                                  -------------  ---------------  ---------------  ---------------

   The accompanying notes are an integral part of these consolidated balance sheets.

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                             THREE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                MARCH 31,
                                                   -------------------------------------  ------------------------
                                                      1995         1996         1997         1997         1998
                                                   -----------  -----------  -----------  -----------  -----------

                                                                                                (UNAUDITED)
REVENUES.........................................  $ 9,053,000  $27,454,000  $56,273,000  $10,115,000  $18,011,000
COST OF GOODS SOLD...............................    1,266,000    3,256,000    7,248,000    1,163,000    3,048,000
                                                   -----------  -----------  -----------  -----------  -----------
      Gross profit...............................    7,787,000   24,198,000   49,025,000    8,952,000   14,963,000
                                                   -----------  -----------  -----------  -----------  -----------
OPERATING EXPENSES:
  Research and development.......................      833,000    1,681,000    3,527,000      748,000    1,662,000
  Sales and marketing............................      844,000    1,466,000    3,713,000      540,000    2,271,000
  General and administrative.....................    1,262,000    1,342,000    3,452,000      753,000      776,000
                                                   -----------  -----------  -----------  -----------  -----------
                                                     2,939,000    4,489,000   10,692,000    2,041,000    4,709,000
                                                   -----------  -----------  -----------  -----------  -----------
      Income from operations.....................    4,848,000   19,709,000   38,333,000    6,911,000   10,254,000
OTHER INCOME (EXPENSE):
  Interest income................................       65,000      244,000      640,000      189,000      232,000
  Interest expense...............................      --           --        (1,233,000)     --          (900,000)
  Other expense..................................      --           --           (69,000)     --           (14,000)
                                                   -----------  -----------  -----------  -----------  -----------
                                                        65,000      244,000     (662,000)     189,000     (682,000)
                                                   -----------  -----------  -----------  -----------  -----------
      Income before provision for income taxes...    4,913,000   19,953,000   37,671,000    7,100,000    9,572,000
PROVISION FOR INCOME TAXES.......................    1,955,000    8,142,000   14,875,000    2,804,000    3,924,000
                                                   -----------  -----------  -----------  -----------  -----------
NET INCOME.......................................  $ 2,958,000  $11,811,000  $22,796,000  $ 4,296,000  $ 5,648,000
                                                   -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------
NET INCOME PER COMMON SHARE:
  Basic Net Income per Common Share..............  $      0.14  $      0.54  $      1.35  $      0.20  $      0.96
                                                   -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------
  Weighted Average Number of Common Shares
    Outstanding..................................   21,255,000   21,880,000   16,149,000   21,931,000    5,119,000
                                                   -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------
  Diluted Net Income per Common and Common
    Equivalent Share.............................  $      0.14  $      0.49  $      0.68  $      0.17  $      0.10
                                                   -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------
  Weighted Average Number of Common and Common
    Equivalent Shares Outstanding................   21,481,000   23,969,000   33,657,000   25,084,000   58,772,000
                                                   -----------  -----------  -----------  -----------  -----------
                                                   -----------  -----------  -----------  -----------  -----------

PRO FORMA NET INCOME PER COMMON SHARE:
  Basic Net Income Per Common Share..............                            $      0.72               $      0.11
                                                                             -----------               -----------
                                                                             -----------               -----------
  Weighted Average Number of Common Shares
    Outstanding..................................                             31,837,000                50,925,000
                                                                             -----------               -----------
                                                                             -----------               -----------
  Diluted Net Income Per Common and Common
    Equivalent Share.............................                            $      0.68               $      0.10
                                                                             -----------               -----------
                                                                             -----------               -----------
  Weighted Average Number of Common and Common
    Equivalent Shares Outstanding................                             33,657,000                58,772,000
                                                                             -----------               -----------
                                                                             -----------               -----------

 The accompanying notes are an integral part of these consolidated statements.

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES
   STATEMENTS OF CLASS A REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY
                                   (DEFICIT)

                        -----------------------------------------------------------------------------
                                                                                   SHAREHOLDERS' EQUITY (DEFICIT)
                                                                       -------------------------------------------------------
                                                     CLASS A                     CLASS B
                                                    REDEEMABLE                 CONVERTIBLE
                                                 PREFERRED STOCK             PREFERRED STOCK               COMMON STOCK
                                             ------------------------  ---------------------------  --------------------------
                                              SHARES       AMOUNT         SHARES        AMOUNT         SHARES        AMOUNT
                                             ---------  -------------  ------------  -------------  -------------  -----------

BALANCE, December 31, 1994.................     --      $    --             --       $    --           20,341,000  $    20,000
  Issuance of common stock for services....     --           --             --            --            1,500,000        2,000
  Net income...............................     --           --             --            --             --            --
                                             ---------  -------------  ------------  -------------  -------------  -----------
BALANCE, December 31, 1995.................     --           --             --            --           21,841,000       22,000
  Cash distributions to shareholders.......     --           --             --            --             --            --
  Issuance of common stock for services....     --           --             --            --               79,000      --
  Net income...............................     --           --             --            --             --            --
                                             ---------  -------------  ------------  -------------  -------------  -----------
BALANCE, December 31, 1996.................     --           --             --            --           21,920,000       22,000
  Issuance of common stock.................     --           --             --            --              200,000      --
  Exercise of employee stock options.......     --           --             --            --            2,735,000        3,000
  Issuance of stock options as compensation
    to non-employees.......................     --           --             --            --             --            --
  Tax benefit from non-qualified stock
    options................................     --           --             --            --             --            --
                                             ---------  -------------  ------------  -------------  -------------  -----------
BALANCE, August 29, 1997, prior to
      Recapitalization.....................     --           --             --            --           24,855,000       25,000
  Recapitalization.........................    485,000     48,518,000    45,807,000     48,518,000    (20,431,000)     (20,000)
  Acquisition of Netcom Systems Europe.....     --           --             --            --             --            --
  Exercise of employee stock options.......     --           --             --            --              632,000      --
  Accrued dividends on redeemable preferred
    stock..................................     --          1,002,000       --            --             --            --
  Cumulative translation adjustments.......     --           --             --            --             --            --
  Net income...............................     --           --             --            --             --            --
                                             ---------  -------------  ------------  -------------  -------------  -----------
BALANCE, December 31, 1997.................    485,000     49,520,000    45,807,000     48,518,000      5,056,000        5,000
  Exercise of employee stock options
    (unaudited)............................     --           --             --            --               66,000      --
  Accrued dividends on redeemable preferred
    stock (unaudited)......................     --            735,000       --            --             --            --
  Deferred compensation relating to grants
    of stock options (unaudited)...........     --           --             --            --             --            --
  Cumulative translation adjustments
    (unaudited)............................     --           --             --            --             --            --
  Net income (unaudited)...................     --           --             --            --             --            --
                                             ---------  -------------  ------------  -------------  -------------  -----------
BALANCE, March 31, 1998 (unaudited)........    485,000  $  50,255,000    45,807,000  $  48,518,000      5,122,000  $     5,000
                                             ---------  -------------  ------------  -------------  -------------  -----------
                                             ---------  -------------  ------------  -------------  -------------  -----------

                        The accompanying notes are an integral part of these consolidated statements.

                        -------------------

                                              ADDITIONAL                                        RETAINED        CUMULATIVE
                                                PAID-IN         DEFERRED          NOTE          EARNINGS       TRANSLATION
                                                CAPITAL       COMPENSATION     RECEIVABLE       (DEFICIT)      ADJUSTMENTS
                                             -------------  ----------------  -------------  ---------------  --------------
BALANCE, December 31, 1994.................  $      93,000    $    --          $   --        $       664,000   $    --
  Issuance of common stock for services....        117,000         --              --              --               --
  Net income...............................       --               --              --              2,958,000        --
                                             -------------  ----------------  -------------  ---------------  --------------
BALANCE, December 31, 1995.................        210,000         --              --              3,622,000        --
  Cash distributions to shareholders.......       --               --              --             (2,700,000)       --
  Issuance of common stock for services....         49,000         --              --              --               --
  Net income...............................       --               --              --             11,811,000        --
                                             -------------  ----------------  -------------  ---------------  --------------
BALANCE, December 31, 1996.................        259,000         --              --             12,733,000        --
  Issuance of common stock.................        600,000         --             (600,000)        --               --
  Exercise of employee stock options.......      1,894,000         --              --              --               --
  Issuance of stock options as compensation
    to non-employees.......................         15,000         --              --              --               --
  Tax benefit from non-qualified stock
    options................................      6,916,000         --              --              --               --
                                             -------------  ----------------  -------------  ---------------  --------------
BALANCE, August 29, 1997, prior to
      Recapitalization.....................      9,684,000         --             (600,000)       12,733,000        --
  Recapitalization.........................       --               --              480,000      (161,896,000)       --
  Acquisition of Netcom Systems Europe.....       --               --              --             (1,987,000)       --
  Exercise of employee stock options.......        290,000         --              --              --               --
  Accrued dividends on redeemable preferred
    stock..................................       --               --              --             (1,002,000)       --
  Cumulative translation adjustments.......       --               --              --              --               (25,000)
  Net income...............................       --               --              --             22,796,000        --
                                             -------------  ----------------  -------------  ---------------  --------------
BALANCE, December 31, 1997.................      9,974,000         --             (120,000)     (129,356,000)       (25,000)
  Exercise of employee stock options
    (unaudited)............................          2,000         --              --              --               --
  Accrued dividends on redeemable preferred
    stock (unaudited)......................       --               --              --               (735,000)       --
  Deferred compensation relating to grants
    of stock options (unaudited)...........        116,000        (116,000)        --              --               --
  Cumulative translation adjustments
    (unaudited)............................       --               --              --              --               (22,000)
  Net income (unaudited)...................       --               --              --              5,648,000        --
                                             -------------  ----------------  -------------  ---------------  --------------
BALANCE, March 31, 1998 (unaudited)........  $  10,092,000    $   (116,000)    $  (120,000)  $  (124,443,000)  $    (47,000)
                                             -------------  ----------------  -------------  ---------------  --------------
                                             -------------  ----------------  -------------  ---------------  --------------
                        The accompanying no

                        -------------------

                                                  TOTAL
                                             ---------------
BALANCE, December 31, 1994.................  $       777,000
  Issuance of common stock for services....          119,000
  Net income...............................        2,958,000
                                             ---------------
BALANCE, December 31, 1995.................        3,854,000
  Cash distributions to shareholders.......       (2,700,000)
  Issuance of common stock for services....           49,000
  Net income...............................       11,811,000
                                             ---------------
BALANCE, December 31, 1996.................       13,014,000
  Issuance of common stock.................        --
  Exercise of employee stock options.......        1,897,000
  Issuance of stock options as compensation
    to non-employees.......................           15,000
  Tax benefit from non-qualified stock
    options................................        6,916,000
                                             ---------------
BALANCE, August 29, 1997, prior to
      Recapitalization.....................       21,842,000
  Recapitalization.........................     (112,918,000)
  Acquisition of Netcom Systems Europe.....       (1,987,000)
  Exercise of employee stock options.......          290,000
  Accrued dividends on redeemable preferred
    stock..................................       (1,002,000)
  Cumulative translation adjustments.......          (25,000)
  Net income...............................       22,796,000
                                             ---------------
BALANCE, December 31, 1997.................      (71,004,000)
  Exercise of employee stock options
    (unaudited)............................            2,000
  Accrued dividends on redeemable preferred
    stock (unaudited)......................         (735,000)
  Deferred compensation relating to grants
    of stock options (unaudited)...........        --
  Cumulative translation adjustments
    (unaudited)............................          (22,000)
  Net income (unaudited)...................        5,648,000
                                             ---------------
BALANCE, March 31, 1998 (unaudited)........  $   (66,111,000)
                                             ---------------
                                             ---------------
                        The accompanying no

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                            THREE MONTHS ENDED
                                                                        YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                                 --------------------------------------  ------------------------
                                                                    1995        1996          1997          1997         1998
                                                                 ----------  -----------  -------------  -----------  -----------
                                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................................  $2,958,000  $11,811,000  $  22,796,000  $ 4,296,000  $ 5,648,000
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization..............................      10,000       25,000        319,000       64,000      145,000
    Provision for doubtful accounts............................      50,000       50,000        250,000       50,000       50,000
    Interest expense relating to deferred financing costs......      --          --              20,000      --            15,000
    Issuance of common stock or stock options for services.....     119,000       49,000         15,000      --           --
    Change in operating assets and liabilities:
      Accounts receivable......................................  (1,816,000)  (4,803,000)    (2,096,000)     644,000   (1,152,000)
      Inventories..............................................     (47,000)    (410,000)    (2,334,000)     (50,000)    (583,000)
      Prepaid expenses and other...............................    (238,000)     224,000        (19,000)      14,000      (44,000)
      Income taxes receivable..................................      --          --            (455,000)     --           455,000
      Deferred income taxes....................................    (162,000)    (669,000)      (632,000)     --          (161,000)
      Deposits.................................................      --          (15,000)       (25,000)     --            (1,000)
      Accounts payable.........................................     266,000      377,000      1,994,000      (20,000)  (1,586,000)
      Accrued expenses.........................................      66,000      528,000      1,266,000       46,000    1,333,000
      Deferred revenue.........................................      --          205,000        249,000      --           (28,000)
      Income taxes payable.....................................   1,288,000    2,157,000      3,324,000     (630,000)   3,329,000
                                                                 ----------  -----------  -------------  -----------  -----------
        Net cash provided by operating activities..............   2,494,000    9,529,000     24,672,000    4,414,000    7,420,000
                                                                 ----------  -----------  -------------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment..........................     (78,000)    (400,000)    (1,371,000)    (119,000)    (718,000)
  Cash used in acquisition of Netcom Systems Europe, net of
    cash acquired..............................................      --          --          (2,374,000)     --           --
                                                                 ----------  -----------  -------------  -----------  -----------
        Net cash used in investing activities..................     (78,000)    (400,000)    (3,745,000)    (119,000)    (718,000)
                                                                 ----------  -----------  -------------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to shareholders................................      --       (2,700,000)      --            --           --
  Borrowings under notes payable, net of deferred financing
    costs......................................................      --          --          49,705,000      --           --
  Net proceeds from sale of preferred stock....................      --          --          91,322,000      --           --
  Exercise of stock options....................................      --          --           2,187,000      --             2,000
  Repurchase of common stock...................................      --          --        (155,722,000)     --           --
                                                                 ----------  -----------  -------------  -----------  -----------
        Net cash provided by (used in) financing activities....      --       (2,700,000)   (12,508,000)     --             2,000
                                                                 ----------  -----------  -------------  -----------  -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS...      --          --             (25,000)     --           (22,000)
                                                                 ----------  -----------  -------------  -----------  -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS......................   2,416,000    6,429,000      8,394,000    4,295,000    6,682,000
CASH AND CASH EQUIVALENTS, beginning of period.................     469,000    2,885,000      9,314,000    9,314,000   17,708,000
                                                                 ----------  -----------  -------------  -----------  -----------
CASH AND CASH EQUIVALENTS, end of period.......................  $2,885,000  $ 9,314,000  $  17,708,000  $13,609,000  $24,390,000
                                                                 ----------  -----------  -------------  -----------  -----------
                                                                 ----------  -----------  -------------  -----------  -----------

 The accompanying notes are an integral part of these consolidated statements.

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. LINE OF BUSINESS

    Netcom Systems, Inc. and subsidiaries (the "Company"), is a leading provider of network performance analysis and measurement systems for network equipment manufacturers, service providers and end-users. The Company's flagship product, SmartBits, generates flows of network traffic for testing network equipment and enables users to identify the performance boundaries of networks and network devices.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries Netcom Systems Europe S.A.R.L. and Netcom (Barbados) Limited, a Foreign Sales Corporation. All significant intercompany transactions and accounts have been eliminated.

  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company's cash and cash equivalents balance, of which a significant portion exceeds federally insured limits at December 31, 1997, was on deposit with two financial institutions. This represents a concentration of credit risk as defined under Statement of Financial Accounting Standards No. 105, "Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk".

  CONCENTRATION OF CREDIT RISK

    During 1995, the Company had sales to two customers which represented 34 percent of sales. During 1996, the Company had sales to two customers which represented 25 percent of sales. At December 31, 1996, one of these customers accounted for 14 percent of accounts receivable. During 1997, the Company had sales to the same two customers which represented 22 percent of sales. At December 31, 1997, the two customers comprised 27 percent of accounts receivable.

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  INVENTORIES

    Inventories include costs of materials, labor and manufacturing overhead and are stated at the lower of cost (first-in, first-out) or market. Inventories consist of the following at December 31:

                                                                       1996          1997
                                                                    -----------  -------------
Raw materials.....................................................  $   304,000  $     708,000
Work-in-process...................................................      217,000      1,845,000
Finished goods....................................................       30,000        332,000
                                                                    -----------  -------------
                                                                    $   551,000  $   2,885,000
                                                                    -----------  -------------
                                                                    -----------  -------------

  DEPRECIATION AND AMORTIZATION

    Property and equipment are stated at cost, less accumulated depreciation and amortization, which is computed on a straight-line basis over 1.5 to 7 years.

    Ordinary repairs and maintenance are charged to operations as incurred. Expenditures which extend the useful life of property and equipment are capitalized. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is included in operations.

  DEFERRED FINANCING COSTS

    Deferred financing costs are amortized over the life of the related debt and are presented net of accumulated amortization of $20,000 at December 31, 1997.

  REVENUE RECOGNITION

    The Company realizes revenues from the sale of hardware products, from the licensing of related software and from maintenance contracts. Revenues on product sales are recognized at the time of shipment, net of estimated allowances for product returns. Revenues related to software licenses and software maintenance is recognized in accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position No. 91-1, "Software Revenue Recognition", and Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standard ("SFAS") No. 48, "Revenue Recognition When Right of Return Exists". Post-contract support obligations are insignificant and are accrued for at the time of the sale. Maintenance revenues for customer support and software updates are deferred and recognized ratably over the term of the maintenance period (generally one year).

    In October 1997, the AICPA issued Statement of Position 97-2, "Software Revenue Recognition", which is effective for transactions entered into in fiscal years beginning after December 15, 1997. The Statement of Position governs the recognition of revenue by enterprises that license, sell, lease or otherwise market software. Application of this Statement of Position in 1998 is not expected to have a material impact on the Company's financial statements.

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  FOREIGN CURRENCY TRANSLATION

    The functional currency of the Company's foreign subsidiaries is the local foreign currency. The Company translates the assets and liabilities of its foreign subsidiaries to U.S. dollars at the rates of exchange in effect at the end of the year. Revenues and expenses are translated at the average rates of exchange for the year. Translation adjustments, which are not significant, are included in shareholders' deficit in the December 31, 1997 consolidated balance sheet. Gains and losses resulting from foreign currency transactions denominated in a currency other than the functional currency are included in "Other expense" in the 1997 statement of income.

  SOFTWARE DEVELOPMENT COSTS

    In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed", development costs related to software products are expensed as incurred until the technological feasibility of the product has been established. Technological feasibility in the Company's circumstances occurs when a working model is completed. After technological feasibility is established, additional costs would be capitalized. The Company believes its process for developing software is essentially completed concurrent with the establishment of technological feasibility, and, accordingly, no software development costs have been capitalized to date.

  WARRANTY

    The Company warrants its products against defects in materials and workmanship for a period of one year. The Company provides for estimated warranty costs when products are shipped.

  SHAREHOLDERS' DISTRIBUTIONS

    During 1996, the Company paid a total of $2,700,000 in shareholders' distributions. No distributions were declared or paid in 1995 and 1997.

  STATEMENTS OF CASH FLOWS

    Cash paid for income taxes was $1,155,000, $4,998,000 and $12,315,000 in
1995, 1996 and 1997, respectively. Cash paid for interest was $977,000 in 1997. There was no cash paid for interest in 1995 and 1996.

    During 1997, the Company issued 200,000 shares of common stock in exchange for a note receivable in the amount of $600,000. In addition, $480,000 of the note receivable was reduced upon the repurchase of 160,000 shares of the common stock by the Company (see Note 3). Also in 1997, the Company received a $6,916,000 tax benefit from the exercise of non-qualified stock options and also accrued $1,002,000 of dividends relating to the Company's Class A redeemable preferred stock. These non-cash transactions are excluded from the 1997 statement of cash flows.

  STOCK BASED COMPENSATION

    The Company adopted SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123") in 1997. As allowed by SFAS 123, the Company has elected to continue to measure compensation

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) expense under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and comply with the pro forma disclosure requirements of the new standard (see Note 12).

  RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 applies to all companies and is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting and display of comprehensive income in a set of financial statements. Comprehensive income is defined as the change in net assets of a business enterprise during a period from transactions generated from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Management believes that the adoption of SFAS No. 130 will not have a material impact on the Company's financial statements.

    In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 applies to all public companies and is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires that business segment financial information be reported in the financial statements utilizing the management approach. The management approach is defined as the manner in which management organizes the segments within the enterprise for making operating decisions and assessing performance. Management believes the adoption of SFAS No. 131 will not have a material impact on the Company's financial statements.

  NET INCOME PER COMMON SHARE

    The Company adopted SFAS No. 128, "Earnings Per Share " ("EPS") in 1997. The statement requires presentation of basic EPS, which is computed by dividing reported earnings available to common shareholders by the weighted average shares outstanding. SFAS No. 128 also requires the calculation of diluted EPS, which is similar to basic EPS except that the numerator is reduced by income attributed to preferred shareholders and the denominator is increased for the assumed conversion of common share equivalents.

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following schedule summarizes the information used to compute historical basic and diluted net income per common and common equivalent share for the years ended December 31,1995,1996 and 1997, and for the unaudited three month periods ended March 31,1997 and 1998 (in thousands, except per share data):

                                                                                            THREE MONTHS ENDED
                                                                                         ------------------------
                                                        YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                ---------------------------------------  ------------------------
                                                   1995          1996          1997         1997         1998
                                                -----------  -------------  -----------  -----------  -----------
                                                                                               (UNAUDITED)
Net income                                      $     2,958  $      11,811  $    22,796  $     4,296  $     5,648
Less: preferred stock dividends...............      --            --             (1,002)     --              (735)
                                                -----------  -------------  -----------  -----------  -----------
Net income applicable to common shares........  $     2,958  $      11,811  $    21,794  $     4,296  $     4,913
                                                -----------  -------------  -----------  -----------  -----------
                                                -----------  -------------  -----------  -----------  -----------
Weighted averqage number of common shares used
  to compute basic net income per common
  share.......................................       21,255         21,880       16,149       21,931        5,119
Dilutive effect of stock options..............          226          2,089        1,820        3,153        7,846
Dilutive effect of convertible preferred
  stock.......................................      --            --             15,688      --            45,807
                                                -----------  -------------  -----------  -----------  -----------
Weighted average number of common shares used
  to compute diluted net income per common and
  common equivalent share.....................       21,481         23,969       33,657       25,084       58,772
                                                -----------  -------------  -----------  -----------  -----------
                                                -----------  -------------  -----------  -----------  -----------
Basic net income per common share.............  $      0.14  $        0.54  $      1.35  $      0.20  $      0.96
                                                -----------  -------------  -----------  -----------  -----------
                                                -----------  -------------  -----------  -----------  -----------
Diluted net income per common and common
  equivalent share............................  $      0.14  $        0.49  $      0.68  $      0.17  $      0.10
                                                -----------  -------------  -----------  -----------  -----------
                                                -----------  -------------  -----------  -----------  -----------

3. RECAPITALIZATION

    On August 29, 1997, the Company, its common shareholders (the "Sellers") and certain investors (the "Purchasers") entered into a Recapitalization (the "Recapitalization") pursuant to which the Company reconstituted its capital structure through the sale of certain newly issued equity securities, established senior debt obligations and repurchased certain of its outstanding common shares. The Recapitalization resulted from three related transactions, summarized as follows:

        1. THE INVESTMENT. Subject to the terms and conditions of the Recapitalization Agreement, the Purchasers invested an aggregate of $97,037,000 in exchange for an aggregate of approximately 485,000 shares of Class A redeemable preferred stock, $0.001 par value ("redeemable preferred"), and an aggregate of approximately 45,807,000 shares of Class B convertible preferred stock, $0.001 par value ("convertible preferred"). The per share purchase prices of the redeemable preferred and convertible preferred sold in the Recapitalization were $100.00 and $1.059, respectively. Immediately following the closing of the Recapitalization, the Purchasers held approximately

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES

3. RECAPITALIZATION (CONTINUED)
    78.9 percent of the voting equity securities of the Company on a fully diluted basis (i.e. approximately 78.9 percent of the total number of outstanding shares together with shares issuable upon exercise of outstanding options). In connection with the Investment, the Company incurred $5,715,000 of directly related costs, which have been recorded as a charge to "Retained Deficit" in the accompanying December 31, 1997 consolidated financial statements. The total net proceeds from the sale of the redeemable preferred and the convertible preferred were $91,322,000. See
    Note 6 for details relating to the redeemable preferred and convertible preferred.

        2. THE SENIOR CREDIT FACILITY. Subject to the terms and conditions of the Recapitalization Agreement, the Company entered into a credit agreement with two banks pursuant to which the Company borrowed $50,000,000 through a term loan facility and obtained a commitment for a $10,000,000 revolving line of credit. See Note 5 for details relating to the credit facility.

        3. THE REDEMPTION. Subject to the terms and conditions of the Recapitalization Agreement, the Company purchased 80 percent of the outstanding shares of common stock held by each shareholder of the Company (including shares issued upon exercise of vested stock options) at the approximate price of $7.65 per share. Immediately prior to the Recapitalization, the Company had 22,120,000 shares of common stock outstanding and approximately 3,419,000 shares relating to vested stock options outstanding. The total aggregate number of common shares repurchased by the Company (after the exercise of stock options) was approximately 20,431,000 and the total aggregate cash paid by the Company to the shareholders was $155,722,000. As part of the redemption, the Company also reduced the outstanding amount of a $600,000 note receivable due from a shareholder by $480,000.

        Following the closing of the Recapitalization, the Company's common stock (through an independent appraisal approved by the Company's Board of Directors) was valued at $0.75 per share.

4. ACQUISITION OF NETCOM SYSTEMS EUROPE S.A.R.L.

    Effective September 15, 1997, the Company acquired all of the outstanding common shares of Netcom Systems Europe S.A.R.L. ("NSE"), a research and development, sales and distribution company located near Paris, France. On the date of acquisition, NSE was owned by two brothers of the Company's founder, majority shareholder and then president. The purchase price was $3,000,000, plus $142,000 of directly related costs. The Company has accounted for the acquisition using the purchase method, and the results of operations of the acquired business are included in the Company's operations since acquisition. Because the acquired company was a related entity, the Company has recorded the premium paid in the transaction ($1,987,000) as an increase to retained deficit in the accompanying 1997 financial statements.

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES

4. ACQUISITION OF NETCOM SYSTEMS EUROPE S.A.R.L. (CONTINUED)
    The following is a summary of the purchase price allocation:

Current assets and other tangible assets.......................  $1,755,000
Current liabilities assumed....................................    (600,000)
                                                                 ----------
Net assets acquired............................................   1,155,000
Purchase price.................................................   3,142,000
                                                                 ----------
Charge to retained deficit.....................................  $1,987,000
                                                                 ----------
                                                                 ----------

5. CREDIT FACILITY

    In August 1997, in connection with the Recapitalization, the Company entered into a credit agreement with two banks pursuant to which the Company borrowed $50,000,000 under a term loan facility and also received a commitment for a $10,000,000 revolving line of credit. Both the term loan and the line of credit are unsecured and mature in August 2002. The line of credit facility also contains a $2,000,000 letter of credit subfacility.

    Borrowings under both the term loan and the line of credit bear interest, at the Company's election, at the "Base Rate" or the "LIBOR Rate". Interest is payable quarterly. The Base Rate is the higher of (a) the prime rate or (b) the federal funds overnight rate plus 0.5 percent per year. The LIBOR Rate is a per annum rate of 30, 60, 90 or 180 days LIBOR, plus a margin based on the Company's leverage ratio, ranging from 0.875 percent to 1.5 percent per year. Through December 31, 1997, the Company selected the LIBOR Rate, and at December 31, 1997 the interest rate in effect was 7.185 percent.

    The term loan is due and payable in quarterly installments beginning on October 31, 1998. The amount of the installments will initially be $2,500,000 per quarter, rising to $5,000,000 per quarter on April 30, 2002. The credit agreement contains certain financial and negative covenants, all of which the Company was in compliance with at December 31, 1997.

    At December 31, 1997, $50,000,000 was outstanding on the term loan and no amounts were outstanding on the line of credit.

    Future principal maturities under the term loan facility at December 31, 1997 are as follows:

1998..........................................................  $ 2,500,000
1999..........................................................   10,000,000
2000..........................................................   10,000,000
2001..........................................................   10,000,000
2002..........................................................   17,500,000
                                                                -----------
                                                                $50,000,000
                                                                -----------
                                                                -----------

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES

6. PREFERRED STOCK

  CLASS A REDEEMABLE PREFERRED STOCK

    In August 1997, in connection with the Recapitalization, the Company sold approximately 485,000 shares of redeemable preferred stock at the price of $100 per share. The redeemable preferred accrues a preferential dividend at the rate of 6 percent per annum of the original purchase price and has a liquidation value of $100 per share, plus all accrued but unpaid dividends. The Company is required to redeem the stock in three equal, annual installments beginning September 2002 at the liquidation value. In addition, all shares of redeemable preferred will be redeemed by the Company in the event that a change in control or certain events related to the Company's solvency occur. Further, the Company must apply the cash proceeds of any public offering of the Company's securities to the redemption of the redeemable preferred. The Company may voluntarily redeem shares of the redeemable preferred at any time. The per share price for any redemption of shares of redeemable preferred will be equal to the original per share purchase price plus an amount equal to all accrued but unpaid dividends thereon. Except for certain protective provisions and as otherwise required by law, the shares of redeemable preferred will have no voting rights.

    If the Company issues securities in a public offering registered with the Securities and Exchange Commission and does not redeem all shares of redeemable preferred with the proceeds thereof, the dividend rate on the redeemable preferred will increase by an increment of 1.5 percent thirty days following such issuance and will increase by an additional 1.5 percent at the end of each successive 90 day period (up to a maximum of 12 percent) until the redeemable preferred is redeemed in full. Although the redeemable preferred dividends will accrue if not paid, the dividends of the redeemable preferred will be paid only when and as declared by the Company's Board of Directors. No dividend on any other class or series of stock may be paid until all accrued dividends on the redeemable preferred have been paid.

    As of December 31, 1997, $1,002,000 of dividends had been accrued on the redeemable preferred, none of which have been declared by the Company's Board of Directors.

  CLASS B CONVERTIBLE PREFERRED STOCK

    Also in August 1997 and in connection with the Recapitalization, the Company sold approximately 45,807,000 shares of convertible preferred stock at the approximate price of $1.06 per share.

    Holders of convertible preferred will be entitled to dividends when and as declared by the Company's Board of Directors. In addition, in the event the Company declares a dividend on its common stock, holders of convertible preferred will be entitled to a simultaneous dividend in an amount equal to the dividend they would have received had they converted their convertible preferred to common stock immediately prior to the record date for the dividend. Upon any liquidation, dissolution or winding up of the Company, each holder of convertible preferred will be entitled to be paid, before any payment is made on any other class or series of capital stock (other than redeemable preferred), an amount equal to the greater of (a) the original purchase price of the convertible preferred plus all declared but unpaid dividends thereon or (b) the amount which such holder would have received had all shares of convertible preferred been converted to common stock immediately prior to such liquidation, dissolution or winding up.

    At the option of the holders of at least 66.7 percent of the outstanding shares of convertible preferred following the occurrence of a change in control of the Company or certain events related to the

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES

6. PREFERRED STOCK (CONTINUED)
Company's solvency, the Company must redeem all shares of convertible preferred. The per share price for any redemption of shares of convertible preferred will be equal to the original per share purchase price plus an amount equal to all declared but unpaid dividends thereon.

    The convertible preferred may be converted into common stock at any time by the holders thereof. In addition, each share of convertible preferred will automatically be converted into common stock upon the election of the holders of at least 66.7 percent of the outstanding shares of convertible preferred or upon the closing of a firm commitment underwritten public offering of common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), in which (a) the aggregate price paid by the public is at least $75,000,000, (b) the price per share paid by the public for such shares is at least 300 percent of the original purchase price of the convertible preferred (as adjusted for certain dilutive issuances, subdivision or combination of the common stock, recapitalizations and the like) and (c) all of the shares of the redeemable preferred are redeemed with the proceeds of such offering. Each share of convertible preferred will initially be convertible into one share of common stock, subject to adjustment for certain dilutive issuances, subdivision or combination of the common stock, recapitalizations and the like.

7. COMMON STOCK

    In January 1997, the Company increased the authorized number of its common shares to 60,000,000 and effected a two-for-one stock split of its common stock. In September 1997, the Company amended its Articles of Incorporation to increase the number of authorized shares of its common stock to 100,000,000. In May 1998, the Company's Board of Directors approved an additional two-for-one stock split of its common stock. All shares and per share prices of common stock and common stock options included in these financial statements have been restated to give retroactive effect to the stock splits for all periods presented. Also in May 1998, the Company's Board of Directors approved the Company's reincorporation in the State of Delaware, and the subsequent amendment to the certificate of incorporation, the effects of which have been reflected in these financial statements, including the increase of authorized shares to 200,000,000.

    In March 1997, the Company sold 200,000 shares of its common stock at a price of $3.00 per share in exchange for a note receivable. The note is due June 1, 1998 and bears interest at an annual rate of eight percent. In connection with the Recapitalization, $480,000 of the note receivable was reduced upon the repurchase of 160,000 shares of the common stock by the Company. At December 31, 1997, $120,000 was outstanding on the note.

8. INCOME TAXES

    The Company accounts for income taxes under the provisions of SFAS 109. Under SFAS 109, deferred income tax assets or liabilities are computed based on the temporary difference between the financial statement and income tax bases of assets and liabilities using the current enacted marginal income tax rate. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period.

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES

8. INCOME TAXES (CONTINUED)
    The provision for income taxes for the years ended December 31, 1995, 1996 and 1997 is as follows:

                                                                         1995           1996            1997
                                                                     -------------  -------------  --------------
Current:
  Federal..........................................................  $   1,699,000  $   6,956,000  $   12,175,000
  State............................................................        418,000      1,855,000       3,332,000
                                                                     -------------  -------------  --------------
                                                                         2,117,000      8,811,000      15,507,000
                                                                     -------------  -------------  --------------
Deferred...........................................................       (162,000)      (669,000)       (632,000)
                                                                     -------------  -------------  --------------
Provision for income taxes.........................................  $   1,955,000  $   8,142,000  $   14,875,000
                                                                     -------------  -------------  --------------
                                                                     -------------  -------------  --------------

    Differences between the provision for income taxes and income taxes at the statutory federal income tax rate for the years ended December 31, 1995, 1996 and 1997 are as follows (amounts in thousands):

                                                                       1995                  1996                  1997
                                                               --------------------  --------------------  --------------------
Income tax at statutory federal rate.........................  $   1,670       34.0% $   6,984       35.0% $  13,185       35.0%
State income taxes, net of federal benefit...................        270        5.4      1,175        5.9      2,145        5.7
Research and development tax credits.........................        (30)      (0.6)       (50)      (0.3)      (480)      (1.3)
Other items, net.............................................         45        1.0         33        0.2         25        0.1
                                                               ---------        ---  ---------        ---  ---------        ---
                                                               $   1,955       39.8% $   8,142       40.8% $  14,875       39.5%
                                                               ---------        ---  ---------        ---  ---------        ---
                                                               ---------        ---  ---------        ---  ---------        ---

    During the year ended December 31, 1997, the Company recorded pretax income from U.S. operations in the amount of $37,866,000 and a pretax loss from foreign operations in the amount of $80,000. Consequently, there was no income tax liability relating to foreign operations as of December 31, 1997.

    The Company does not provide federal income taxes on the undistributed earnings of its foreign operations. The Company's policy is to leave the income permanently invested in the country of origin. Such amounts will only be distributed to the United States to the extent any federal income tax can be fully offset by foreign tax credits.

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES

8. INCOME TAXES (CONTINUED)
    A detail of the Company's net deferred tax asset as of December 31, 1996 and 1997 is as follows:

                                                                       1996          1997
                                                                    -----------  -------------
Accrued vacation..................................................  $    38,000  $     119,000
State taxes.......................................................      649,000        595,000
Depreciation......................................................      (16,000)       (21,000)
Allowance for doubtful accounts...................................       41,000        144,000
Inventory reserve.................................................       33,000        139,000
Accrued warranty..................................................       10,000         41,000
Deferred revenue..................................................       84,000        186,000
Other.............................................................      --              21,000
                                                                    -----------  -------------
    Total current deferred asset..................................      839,000      1,224,000
Net operating loss carryforward...................................      --             247,000
                                                                    -----------  -------------
                                                                    $   839,000  $   1,471,000
                                                                    -----------  -------------
                                                                    -----------  -------------

    At December 31, 1997, the Company had a federal net operating loss carryforward (NOL) of approximately $700,000, which was primarily due to the timing of the Company's changing of its year-end from July 31 to December 31 (which was effective in December 1997) and the significant tax benefit of $6,916,000 it received from the exercise of stock options during the period from July 31, 1997 to December 31, 1997. Due to the income tax laws relating to the changing of year-ends, the Company can only realize the NOL over a six year period.

    Under SFAS 109, deferred tax assets may be recognized for temporary differences that will result in deductible amounts in future periods and for loss carryforwards. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Company has not recorded a valuation allowance as of December 31, 1996 or 1997.

9. GEOGRAPHIC INFORMATION

    The Company markets and sells its products from its operations in the United States and France. Direct sales in Europe are primarily to customers in France and the United Kingdom. Information regarding operations in different geographic regions for the three month period ended March 31, 1998 is as follows:

                                                                        1995            1996            1997
                                                                    -------------  --------------  --------------
Revenues:
  United States...................................................  $   7,436,000  $   22,863,000  $   41,596,000
  Europe..........................................................        750,000         953,000       3,998,000
  Pacific Rim.....................................................        505,000       2,045,000       6,744,000
  Middle East.....................................................        180,000       1,383,000       1,605,000
  Canada..........................................................        182,000         210,000       2,330,000
                                                                    -------------  --------------  --------------
    Total.........................................................  $   9,053,000  $   27,454,000  $   56,273,000
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES

9. GEOGRAPHIC INFORMATION (CONTINUED)

                                                                        1995            1996            1997
                                                                    -------------  --------------  --------------
Income from operations:
  United States...................................................  $   3,961,000  $   16,408,000  $   28,338,000
  Europe..........................................................        412,000         685,000       2,722,000
  Pacific Rim.....................................................        277,000       1,470,000       4,593,000
  Middle East.....................................................         98,000         995,000       1,093,000
  Canada..........................................................        100,000         151,000       1,587,000
                                                                    -------------  --------------  --------------
    Total.........................................................  $   4,848,000  $   19,709,000  $   38,333,000
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------
Identifiable assets:
  United States...................................................  $   5,683,000  $   18,110,000  $   32,287,000
  Europe..........................................................       --              --             1,842,000
                                                                    -------------  --------------  --------------
    Total.........................................................  $   5,683,000  $   18,110,000  $   34,129,000
                                                                    -------------  --------------  --------------
                                                                    -------------  --------------  --------------

10. COMMITMENTS AND CONTINGENCIES

  LEASE COMMITMENTS

    The Company leases its primary facility and sales and distribution offices under noncancellable leases accounted for as operating leases expiring at various dates through August 2002. The Company leases its primary facility from a shareholder of its common stock (see Note 11). Total rental expense under all operating leases was $41,000, $155,000 and $405,000 in 1995, 1996 and 1997,
respectively.

    Minimum commitments under existing operating leases are as follows:

YEARS ENDING DECEMBER 31,
-------------------------------------------------------------------------------
1998...........................................................................  $     484,000
1999...........................................................................        481,000
2000...........................................................................        487,000
2001...........................................................................        486,000
2002...........................................................................        324,000
                                                                                 -------------
                                                                                 $   2,262,000
                                                                                 -------------
                                                                                 -------------

  EMPLOYMENT AGREEMENTS

    The Company has employment agreements with four of its employees. One of the agreements provides for a three year term which expires in 1999, while the other three agreements are on a year-to-year basis. Each agreement provides for a base salary, a bonus and/or commission and the granting of non-qualified stock options. All option grant commitments under the employment agreements were fulfilled as of January 8, 1998.

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
  CHANGE-IN-CONTROL AGREEMENTS

    In May 1998, the Company entered into Change-in-Control Agreements with each of its executive officers. Such agreements provide that if the executive officer's employment with the Company is involuntarily terminated at any time within 24 months after a change in control other than for cause (each as defined therein), then the executive officer shall be entitled to receive a severance payment equal to one year of the executive officer's base compensation for the Company's fiscal year then in effect plus the executive officer's bonus calculated at 100 percent of target for the Company's fiscal year then in effect.

11. RELATED PARTY TRANSACTIONS

    During 1996 and 1997 (through the acquisition date of NSE), the Company had sales of $953,000 and $3,109,000 to NSE. At December 31, 1996, accounts receivable from NSE totaled $425,000. There were no sales to NSE in 1995.

    On March 27, 1997, the Company sold shares of its common stock to the lessor of its primary facility. In August 1997, the Company entered into a new five year lease agreement with the lessor. The initial monthly base rent under the agreement is $37,440, with provisions for increasing monthly payments at various stages during the lease term. Rent under the lease agreements from March 27, 1997 through December 31, 1997 was approximately $342,000.

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES

12. STOCK BASED COMPENSATION PLANS

  STOCK OPTION PLANS

    The Company has three stock option plans (the 1993 Stock Plan, the amended and restated 1997 Stock Plan and the 1998 Stock Plan) under which the Company is authorized to issue incentive and non-qualified stock options and stock purchase rights to its directors, officers, employees and consultants totaling up to approximately 19,763,000 shares of common stock. Options are generally granted at exercise prices not less than the fair market value ("FMV") on the date of grant and expire ten years after the date of grant. Options granted under these plans generally vest over a five year period.

    Following the Recapitalization, all options with exercise prices above $0.75 per share (options representing 4,470,000 shares) were cancelled and regranted at the exercise price of $0.75 per share (the newly established FMV of the Company's common stock).

    The following summarizes option activity for 1995, 1996 and 1997 (in thousands, except exercise price data):

                                                                        1995                      1996              1997
                                                              ------------------------  ------------------------  ---------
                                                                            WTD. AVG.                 WTD. AVG.
FIXED OPTIONS                                                   SHARES      EX. PRICE     SHARES      EX. PRICE    SHARES
------------------------------------------------------------  -----------  -----------  -----------  -----------  ---------
Outstanding at beginning of year............................      --        $  --            4,200    $    0.76       7,844
Granted.....................................................       4,200         0.76        3,644         1.44       9,406
Exercised...................................................      --           --           --           --          (3,367)
Cancelled...................................................      --           --           --           --          (4,495)
                                                                   -----        -----        -----        -----   ---------
Outstanding at end of year..................................       4,200    $    0.76        7,844    $    1.08       9,388
                                                                   -----        -----        -----        -----   ---------
                                                                   -----        -----        -----        -----   ---------
Options exercisable at end of year..........................      --        $  --              820    $    0.19         206
                                                                   -----        -----        -----        -----   ---------
                                                                   -----        -----        -----        -----   ---------
Weighted average fair value of options granted during the
  year......................................................                $    0.01                 $    0.08
                                                                                -----                     -----
                                                                                -----                     -----


                                                               WTD. AVG.
FIXED OPTIONS                                                  EX. PRICE
------------------------------------------------------------  -----------
Outstanding at beginning of year............................   $    1.08
Granted.....................................................        1.02
Exercised...................................................        0.64
Cancelled...................................................        1.95
                                                                   -----
Outstanding at end of year..................................   $    0.71
                                                                   -----
                                                                   -----
Options exercisable at end of year..........................   $    0.71
                                                                   -----
                                                                   -----
Weighted average fair value of options granted during the
  year......................................................   $    0.28
                                                                   -----
                                                                   -----

    The following table summarizes information about the options outstanding at December 31, 1997:

                  NUMBER OF SHARES        WEIGHTED AVERAGE         NUMBER OF SHARES
   RANGE OF        OUTSTANDING AT             REMAINING             EXERCISABLE AT
EXERCISE PRICES  DECEMBER 31, 1997        CONTRACTUAL LIFE        DECEMBER 31, 1997
---------------  ------------------  ---------------------------  ------------------
 $   0.03-0.05           200,000                    7.3                   --
     0.19-0.25           174,000                    7.3                   --
          0.63           958,000                    8.2                   76,000
          0.75         8,056,000                    9.7                  130,000
                      ----------                                        --------
                       9,388,000                                         206,000
                      ----------                                        --------
                      ----------                                        --------

    As permitted by SFAS 123, the Company continues to apply the accounting rules of APB 25 governing the recognition of compensation expense from its Stock Option Plans. Such accounting rules measure compensation expense on the first date at which both the number of shares and the exercise price are known. Under the Company's plans, this would typically be the grant date. To the extent that the exercise price equals or exceeds the market value of the stock on the grant date, no

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES

12. STOCK BASED COMPENSATION PLANS (CONTINUED) expense is recognized. As options are generally granted at exercise prices not less than the fair market value on the date of grant, no compensation expense is recognized under this accounting treatment in the accompanying statements of income. However, under the provisions of SFAS 123, options (and other equity instruments) granted to non-employees are excluded from the pro forma disclosure requirements and must be recorded as compensation expense at fair value in the accompanying statements of income. During the year ended December 31, 1997, the fair value of options granted to non-employees, which was charged to compensation expense in the accompanying statements of income, was $15,000. Had the Company applied the fair value based method of accounting, which is not required, to all grants of options, under SFAS 123, the Company's net income would have been decreased by the following pro forma amounts:

                                                                        1995            1996            1997
                                                                    -------------  --------------  --------------
Net income--as reported...........................................  $   3,077,000  $   11,860,000  $   22,796,000
Net income--pro forma.............................................      3,066,000      11,786,000      22,139,000

    These pro forma amounts were determined by estimating the fair value of each option on its grant date using the Black-Scholes option-pricing model. Assumptions of 5.8 percent to 6.6 percent for risk free interest rate, five years for expected life and no expected dividends or volatility were applied to all grants for each year presented.

  EMPLOYEE STOCK PURCHASE PLAN

    The Company's 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan") was approved by the Board of Directors in May 1998. A total of 300,000 shares of common stock has been reserved for issuance under the 1998 Purchase Plan, plus annual increases (beginning in 1999) equal to the lessor of (i) 1,000,000 shares
(ii) 1 percent of the outstanding shares or a lesser amount determined by the Board.

    The 1998 Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, contains successive six-month offering periods. The offering periods generally start on the first trading day on or after February 15 and August 15 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of an offering and ends on the last trading day on or before February 14, 1999.

13. EMPLOYEE SAVINGS PLAN

    In 1997, the Company established an employee 401(k) savings plan covering all eligible employees. The Company's contributions to the plan for 1997 were $45,000.

14. UNAUDITED INFORMATION

  INTERIM FINANCIAL STATEMENTS

    The unaudited financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. These unaudited financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES

14. UNAUDITED INFORMATION (CONTINUED)
adjustments) necessary to fairly present the results of operations, changes in cash flows and financial position as of and for the periods presented. These unaudited financial statements should be read in conjunction with the audited financial statements and related notes, thereto, appearing elsewhere herein. The results for the interim periods presented are not necessarily indicative of results to be expected for a full year.

  PRO FORMA BALANCE SHEET PRESENTATION

    Under the terms of the Company's agreements with the holders of the Class B convertible preferred stock (see Note 6), all of such preferred stock will be converted automatically into shares of common stock upon the closing of an initial public offering of the Company's common stock, meeting specified requirements. The unaudited pro forma information at March 31, 1998 reflects the conversion of the Class B convertible preferred stock into approximately 45,807,000 shares of common stock as if the conversion occurred on March 31, 1998.

  PRO FORMA NET INCOME PER COMMON SHARE

    Unaudited pro forma net income per common and common equivalent share for the year ended December 31, 1997 and for the three month period ended March 31, 1998, was based on the weighted average number of common and common equivalent shares outstanding during the period. The unaudited pro forma weighted average number of common shares used to compute basic net income per common share assumes that all of the Class B convertible preferred stock had been converted to common stock as of the original issuance date (August 29, 1997). The unaudited pro forma weighted average number of common shares used to compute diluted net income per common share also includes shares issuable upon the assumed exercise of stock options, computed in accordance with the treasury stock method.

    The following schedule summarizes the information used to compute pro forma basic and diluted net income per common and common equivalent share for the year ended December 31, 1997 and the three month period ended March 31, 1998:

                                                                    1997            1998
                                                               --------------  --------------
Net income applicable to common shares.......................  $   22,796,000  $    5,648,000
                                                               --------------  --------------
                                                               --------------  --------------
Pro forma weighted average number of common shares used to
  compute basic net income per common share..................      31,837,000      50,925,000
Dilutive effect of stock options.............................       1,820,000       7,847,000
                                                               --------------  --------------
Pro forma weighted average number of common shares used to
  compute diluted net income per common share................      33,657,000      58,772,000
                                                               --------------  --------------
                                                               --------------  --------------

Basic net income per common share............................  $         0.72  $         0.11
                                                               --------------  --------------
                                                               --------------  --------------
Diluted net income per common share..........................  $         0.68  $         0.10
                                                               --------------  --------------
                                                               --------------  --------------

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES

14. UNAUDITED INFORMATION (CONTINUED)
  STOCK BASED COMPENSATION PLANS

    The following summarizes option activity for the three month period ended March 31, 1998:

                                                                                     WTD. AVG.
FIXED OPTIONS                                                           SHARES       EX. PRICE
-------------------------------------------------------------------  -------------  -----------
Outstanding at beginning of period.................................      9,388,000   $    0.71
  Granted..........................................................      2,778,000        1.13
  Exercised........................................................        (67,000)       0.03
  Canceled.........................................................        (30,000)       1.00
                                                                     -------------       -----
Outstanding at end of period.......................................     12,069,000   $    0.78
                                                                     -------------       -----
                                                                     -------------       -----
Options exercisable at end of period...............................        206,000   $    0.71
                                                                     -------------       -----
                                                                     -------------       -----
Weighted average fair value of options granted during the period...                  $    0.31
                                                                                         -----
                                                                                         -----

    During the three month period ended March 31, 1998, the Company continued to apply the accounting rules of APB 25. Had the Company applied the fair value based method of accounting to all grants of option, under SFAS 123, the Company's net income would have been decreased by the following pro forma amount:

Net income--as reported........................................  $5,648,000
Net income--pro forma..........................................   5,474,000

    The pro forma amount was determined by estimating the fair value of each option on its grant date using the Black-Scholes option-pricing model. Assumptions of 6.5 percent for risk free interest rate, five years for expected life and no expected dividends or volatility were applied to all grants for the period presented.

  DEFERRED COMPENSATION

    During the three month period ended March 31, 1998, the Company recorded deferred compensation in the amount of $116,000, which related to the granting of employee stock options below fair market value. The deferred compensation will be amortized over five years (the vesting period of the options).

  COMPREHENSIVE INCOME

    During the three month period ended March 31, 1998, "Other Comprehensive Income" related solely to foreign currency translation adjustments. During the period, translation losses, net of tax, were $22,000. Comprehensive income was $5,626,000 during the period. "Accumulated Other Comprehensive Loss" as of March 31, 1998 was $47,000.

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES

14. UNAUDITED INFORMATION (CONTINUED)
  INVENTORIES

    Inventories at March 31, 1998 consisted of the following:

Raw materials..................................................  $1,541,000
Work-in-process................................................   1,705,000
Finished goods.................................................     222,000
                                                                 ----------
                                                                 $3,468,000
                                                                 ----------
                                                                 ----------

  SUPPLEMENTAL CASH FLOW INFORMATION

    There was no cash paid for income taxes during the three month period ended March 31, 1998. Cash paid for income taxes was $3,877,000 during the three month period ended March 31, 1997. Cash paid for interest during the three month period ended March 31, 1998 was $773,000. There was no cash paid for interest during the three month period ended March 31, 1997.

    In March 1997, the Company issued 200,000 shares of common stock in exchange for a note receivable in the amount of $600,000. This non-cash transaction is excluded from the March 31, 1997 statement of cash flows.

  INCOME TAXES

    Differences between the provision for income taxes and income taxes at the statutory federal income tax rate for the three month periods ended March 31, 1997 and 1998 are as follows (amounts in thousands):

                                                                                      1997                  1998
                                                                              --------------------  --------------------
Income tax at statutory federal rate........................................  $   2,485       35.0% $   3,350       35.0%
State income taxes, net of federal benefit..................................        405        5.7        584        6.1
Foreign Sales Corporation tax benefit.......................................     --         --           (130)      (1.4)
Research and development tax credits........................................        (92)      (1.3)       (55)      (0.5)
Foreign taxes...............................................................     --         --             98        1.0
Other items, net............................................................          6        0.1         77        0.8
                                                                              ---------        ---  ---------        ---
                                                                              $   2,804       39.5% $   3,924       41.0%
                                                                              ---------        ---  ---------        ---
                                                                              ---------        ---  ---------        ---

                     NETCOM SYSTEMS, INC. AND SUBSIDIARIES

14. UNAUDITED INFORMATION (CONTINUED)
  GEOGRAPHIC INFORMATION

    Information regarding operations in different geographic regions for the three month period ended March 31, 1998 is as follows:

Revenues:
  United States...............................................  $13,280,000
  Europe......................................................    1,785,000
  Pacific Rim.................................................    2,373,000
  Middle East.................................................      282,000
  Canada......................................................      291,000
                                                                -----------
    Total.....................................................  $18,011,000
                                                                -----------
                                                                -----------
Income from operations:
  United States...............................................  $ 7,560,000
  Europe......................................................    1,016,000
  Pacific Rim.................................................    1,351,000
  Middle East.................................................      161,000
  Canada......................................................      166,000
                                                                -----------
    Total.....................................................  $10,254,000
                                                                -----------
                                                                -----------
Identifiable assets:
  United States...............................................  $40,224,000
  Europe......................................................    2,581,000
                                                                -----------
    Total.....................................................  $42,805,000
                                                                -----------
                                                                -----------

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, the Company and the Selling Stockholders have agreed to sell to each of the U.S. Underwriters named below (the "Underwriters"), and each U.S. Underwriter for whom Goldman, Sachs & Co., NationsBanc Montgomery Securities LLC and BT Alex. Brown Incorporated are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Stockholders, the respective number of shares of Common Stock set forth opposite its name below:

                                                                                   NUMBER OF
                                                                                   SHARES OF
                                                                                    COMMON
                                  UNDERWRITER                                        STOCK
-------------------------------------------------------------------------------  -------------
Goldman, Sachs & Co............................................................
NationsBanc Montgomery Securities LLC..........................................
BT Alex. Brown Incorporated....................................................
                                                                                 -------------
  Total........................................................................     12,400,000
                                                                                 -------------
                                                                                 -------------

    Under the terms and conditions of the Underwriting Agreement the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

    The U.S. Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
prices less a concession of $         per share. The U.S. Underwriters may
allow, and such dealers may reallow, a concession not in excess of $         per
share to certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

    The Company has entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the international offering (the "International Underwriters") providing for the concurrent offer and sale of 2,480,000 shares of Common Stock in the International Offering outside the United States. The initial offering price and aggregate underwriting discounts and commissions per share for the Offerings will be identical. The closing of the U.S. Offering made hereby is a condition to the closing of the International Offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International, NationsBanc Montgomery LLC and BT Alex. Brown International.

    Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the "Agreement Between") relating to the Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the "United States") and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between that, as part of the distribution of the shares offered as a part of the International Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Common Stock (a) in the United States or to any U.S. persons or (b) to any person whom it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons, and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

    Pursuant to the Agreement Between, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.

    The Company and the Selling Stockholders have granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 71,218 and 1,416,782 additional shares of Common Stock, respectively, to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the total number of shares of Common Stock offered in the U.S. Offering. The Company and certain Selling Stockholders have granted the International Underwriters a similar option to purchase up to an aggregate of 372,000 additional shares of Common Stock.

    The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which they exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.

    The Company and the Selling Stockholders have agreed that, during the period from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company (other than pursuant to employee stock option plans existing, or on the conversion or exchange of convertible or exchangeable securities outstanding, on the date of this Prospectus) which are substantially similar to the shares of Common Stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of Common Stock without the prior written consent of the representatives, except for the shares of Common Stock offered in connection with the Offerings.

    The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    In the Recapitalization, NationsBanc Capital Corp., Spitfire Capital Partners L.P. and certain other persons related to or affiliated with Montgomery Securities acquired an aggregate of 12,839,022 shares of the Company's Class B Convertible Preferred Stock at a purchase price per share of $1.0592 and an aggregate of 135,975 shares of Class A Redeemable Preferred Stock at a purchase price of $100 per share. The shares owned by the foregoing entities represent 25.2% of the outstanding capital stock of the Company before the Offerings. All of such shares were acquired from the Company as part of the Recapitalization on the same terms pursuant to which all other participants in the Recapitalization purchased their shares. See "Certain Transactions" and "Principal and Selling Stockholders".

    In connection with the Offerings, the Underwriters may purchase and sell shares of the Company's Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions, and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from the Company and the Selling Stockholders in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market in the over-the-counter market or otherwise.

    Prior to the Offerings, there has been no public market for the shares. The initial public offering price will be negotiated among the Company, the Selling Stockholders and the representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

    Under Rule 2720 of the National Association of Securities Dealers, Inc. (the "NASD"), the Company may be deemed to be an affiliate of NationsBanc Montgomery Securities. For a description of certain relationships between NationsBanc Montgomery Securities and its affiliates and the Company, see "Certain Transactions" and "Principal and Selling Stockholders". The offering is being conducted in accordance with Rule 2720, which provides that, among other things, when an NASD member participates in the underwriting of an affiliate's equity securities, the initial public offering price can be no higher than that recommended by a "qualified independent underwriter" meeting certain standards. In accordance with this requirement, Goldman, Sachs & Co. will serve in such role and will recommend a price in compliance with the requirements of Rule 2720. Goldman, Sachs & Co. will receive compensation from the Company in the amount of $10,000 for serving in such role. In connection with the offering, Goldman, Sachs & Co. in its role as qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. In addition, the Underwriters may not confirm sales to any discretionary account without the prior approval of the customer.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                               ------------------

                               TABLE OF CONTENTS

                                                        PAGE
                                                        -----
Prospectus Summary.................................           3
Risk Factors.......................................           6
Use of Proceeds....................................          16
Dividend Policy....................................          16
Capitalization.....................................          17
Dilution...........................................          18
Selected Consolidated Financial Data...............          19
Management's Discussion and Analysis of Financial
 Condition and Results of Operations...............          20
Business...........................................          29
Management.........................................          43
Certain Transactions...............................          56
Principal and Selling Stockholders.................          59
Description of Capital Stock.......................          62
Shares Eligible for Future Sale....................          64
Legal Matters......................................          65
Experts............................................          65
Available Information..............................          65
Glossary of Terms..................................          66
Financial Statements...............................         F-1
Underwriting.......................................         U-1

                               ------------------

    UNTIL            , 1998 (THE 25TH DAY AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               12,400,000 SHARES

                              NETCOM SYSTEMS, INC.

                                  COMMON STOCK
                          (PAR VALUE $0.001 PER SHARE)

                                 -------------

                                     [LOGO]
                                 -------------

                              GOLDMAN, SACHS & CO.

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC

                                 BT ALEX( BROWN

                      REPRESENTATIVES OF THE UNDERWRITERS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq National Market System listing fee.

                                                                                     AMOUNT
                                                                                   TO BE PAID
                                                                                   -----------
Registration Fee.................................................................  $    54,688
NASD Filing Fee..................................................................       19,038
The Nasdaq National Market System Listing Fee....................................       90,000
Printing.........................................................................      125,000
Legal Fees and Expenses..........................................................      250,000
Accounting Fees and Expenses.....................................................      150,000
Registrar and Transfer Agent Fees................................................       10,000
Miscellaneous....................................................................      151,274
                                                                                   -----------
        Total....................................................................  $   850,000
                                                                                   -----------
                                                                                   -----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    Article VII of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

    Article VII of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

    The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    (a) From August 7, 1989 through March 31, 1998, the Registrant has issued and sold the following unregistered securities:

        (1) On April 16, 1993, the Registrant sold 20,240,000 shares of Common Stock to three investors in consideration of services rendered.

        (2) On May 31, 1994, the Registrant sold 101,000 shares of Common Stock to one investor in consideration of services rendered.

        (3) On March 15, 1995, the Registrant sold 1,000,000 shares of Common Stock to one investor in consideration of services rendered.

        (4) On October 7, 1995, the Registrant sold 500,000 shares of Common Stock to two investors in consideration of services rendered.

        (5) On July 10, 1996, the Registrant sold 79,000 shares of Common Stock to one investor in consideration of services rendered.

        (6) On January 16, 1997, the Registrant effected a 2-for-1 stock split of its Common Stock for no consideration.

        (7) On March 26, 1997, the Registrant sold 200,000 shares of Common Stock to one investor at a per share purchase price of $3.00.

        (8) On August 27, 1997, the Registrant sold 2,735,292 shares upon the exercise of options at prices ranging from $0.025 per share to $0.75 per share.

        (9) On August 29, 1997, the Registrant sold 482,684 shares of Class A Redeemable Preferred Stock, which will be redeemed upon the closing of this offering, to 12 investors at a price of $100.00 per share, payable in cash.

        (10) On August 29, 1997, the Registrant sold 45,570,848 shares of Class B Convertible Preferred Stock, which will automatically convert to Common Stock upon the closing of this offering, to 12 investors at an as-converted price of $1.0592 per share, payable in cash.

        (11) On September 10, 1997, the Registrant sold 2,500 shares of Class A Redeemable Preferred Stock, which will be redeemed upon the closing of this offering, to one investor at a price of $100.00 per share, payable in cash.

        (12) On September 10, 1997, the Registrant sold 236,026 shares of Class B Convertible Preferred Stock, which will automatically convert to Common Stock upon the closing of this offering, to one investors at an as-converted price of $1.0592 per share, payable in cash.

        (13) On October 13, 1997, the Registrant sold 66,666 shares upon the exercise of options at prices ranging from $0.625 to $0.75 per share.

        (14) On October 16, 1997, the Registrant sold 1,068 shares upon the exercise of options at a price of $0.625 per share.

        (15) On October 17, 1997, the Registrant sold 42,134 shares upon the exercise of options at prices ranging from $0.025 to $0.75 per share.

        (16) On October 20, 1997, the Registrant sold 69,570 shares upon the exercise of options at prices ranging from $0.05 to $0.75 per share.

        (17) On October 21, 1997, the Registrant sold 48,694 shares upon the exercise of options at prices ranging from $0.025 to $0.75.

        (18) On October 22, 1997, the Registrant sold 1,600 shares upon the exercise of options at a price of $0.75 per share.

        (19) On October 23, 1997, the Registrant sold 40,000 shares upon the exercise of options at a price of $0.625 per share.

        (20) On October 27, 1997, the Registrant sold 343,280 shares upon the exercise of options at a price of $0.75 per share.

        (21) On October 28, 1997, the Registrant sold 12,000 shares upon the exercise of options at a price of $0.25 per share.

        (22) On November 17, 1997, the Registrant sold 4,000 shares upon the exercise of options at a price of $0.75 per share.

        (23) On November 20, 1997, the Registrant sold 2,668 shares upon the exercise of options at a price of $0.625 per share.

        (24) On January 7, 1998, the Registrant sold 66,666 shares upon the exercise of options at a price of $0.1875 per share.

        (25) On May 5, 1998, the Registrant sold 300,000 shares upon the exercise of options at a price of $0.75 per share.

        (26) On May 11, 1998, the Registrant sold 133,332 shares upon the exercise of options at a price of $0.1875 per share.

    (b) There were no underwriters, brokers or finders employed in connection with any of the transactions set forth above.

    (c) The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D or Regulation S promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule
701. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments representing such securities issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A)  EXHIBITS
         1.1*    Form of Underwriting Agreement.
         3.1     Certificate of Incorporation of Registrant, as currently in effect.
         3.2     Form of Certificate of Amendment of Certificate of Incorporation of
                 Registrant, to be filed immediately following the closing of the offering made under this Registration Statement.
         3.3     Bylaws of the Company.
         4.1*    Specimen Common Stock Certificate.
         5.1     Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                 Corporation.
        10.1     Amended and Restated 1993 Non-Statutory Stock Option Plan, as amended, and form of Stock Option Agreement thereunder.
        10.2     Second Amended and Restated 1997 Stock Plan, as amended, and form of Stock
                 Option Agreement thereunder.
        10.3     1998 Stock Plan and form of Stock Option Agreement thereunder.
        10.4     1998 Employee Stock Purchase Plan.
        10.5     Recapitalization Agreement, dated August 29, 1997, between Registrant and certain shareholders.
        10.6     Credit Agreement, dated August 29, 1997, between Registrant, the lenders named therein, BankBoston, N.A., as co-agent, and NationsBank of Texas, N.A., as administrative agent.
        10.7     Registration Agreement, dated August 29, 1997, as amended, between Registrant and certain shareholders.
        10.8     Shareholders Agreement, dated August 29, 1997, as amended, between Registrant and certain shareholders.
        10.9     Standard Industrial/Commercial Single-Tenant-Lease-Net, dated March 28, 1996, as amended, between Registrant and Nordhoff Industrial Complex.

       10.10     Form of Indemnification Agreement between Registrant and each director and executive officer.
       10.11     Form of Change-in-Control Agreement between Registrant and certain executive officers.
       10.12*    401(k) Plan.
        11.1     Calculation of earnings per share (contained in Notes 2 and 14 of the Notes to Financial Statements).
        21.1     List of Subsidiaries of Registrant.
        23.1     Consent of Arthur Andersen LLP, Independent Public Accountants.
        23.2     Consent of Counsel (included in Exhibit 5.1).
        24.1     Power of Attorney (see page II-5).
        27.1     Financial Data Schedule (Fiscal 1997)
        27.2     Financial Data Schedule (First Quarter 1998)

------------------

+ Confidential treatment requested for portions of these agreements.

* To be filed by amendment.

    (B) FINANCIAL STATEMENT SCHEDULES

    Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
    (4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 10th day of June, 1998.

                                NETCOM SYSTEMS, INC.

                                By:               /s/ BARRY PHELPS
                                     ------------------------------------------
                                                    Barry Phelps
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Barry Phelps and Gil Cabral, each of them acting individually, as his or her attorney-in-fact, each with full power of substitution, for him or her any and all capacities, to sign any and all amendments (including, without limitation, post-effective Amendments and any amendments or abbreviated registration statements increasing the amount of securities for which registration is being sought) to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

       /s/ BARRY PHELPS         President, Chief Executive
------------------------------    Officer and Director          June 10, 1998
         Barry Phelps

        /s/ GIL CABRAL          Vice President, Finance,
------------------------------    Chief Financial Officer       June 10, 1998
          Gil Cabral              and Secretary

        /s/ MARC HAMON          Director
------------------------------                                  June 10, 1998
          Marc Hamon

   /s/ WALTER G. KORTSCHAK      Director
------------------------------                                  June 10, 1998
     Walter G. Kortschak

      /s/ RICHARD MOLEY         Director
------------------------------                                  June 10, 1998
        Richard Moley

  /s/ ROBERT H. SHERIDAN III    Director
------------------------------                                  June 10, 1998
    Robert H. Sheridan III

       /s/ MICHAEL WEST         Director
------------------------------                                  June 10, 1998
         Michael West

                                 EXHIBIT INDEX

  EXHIBIT NO.
         1.1*    Form of Underwriting Agreement.
         3.1     Certificate of Incorporation of Registrant, as currently in effect.
         3.2     Form of Certificate of Amendment of Certificate of Incorporation of Registrant, to be filed immediately following the closing of the offering made under this Registration Statement.
         3.3     Bylaws of the Company.
         4.1*    Specimen Common Stock Certificate.
         5.1     Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
        10.1     Amended and Restated 1993 Non-Statutory Stock Option Plan, as amended, and form of Stock Option
                 Agreement thereunder.
        10.2     Second Amended and Restated 1997 Stock Plan, as amended, and form of Stock Option Agreement thereunder.
        10.3     1998 Stock Plan and form of Stock Option Agreement thereunder.
        10.4     1998 Employee Stock Purchase Plan.
        10.5     Recapitalization Agreement, dated August 29, 1997, between Registrant and certain shareholders.
        10.6     Credit Agreement, dated August 29, 1997, between Registrant, the lenders named therein,
                 BankBoston, N.A., as co-agent, and NationsBank of Texas, N.A., as administrative agent.
        10.7     Registration Agreement, dated August 29, 1997, as amended, between Registrant and certain shareholders.
        10.8     Shareholders Agreement, dated August 29, 1997, as amended, between Registrant and certain shareholders.
        10.9     Standard Industrial/Commercial Single-Tenant-Lease-Net, dated March 28, 1996, as amended, between
                 Registrant and Nordhoff Industrial Complex.
       10.10     Form of Indemnification Agreement between Registrant and each director and executive officer.
       10.11     Form of Change-in-Control Agreement between Registrant and certain executive officers.
       10.12*    401(k) Plan.
        11.1     Calculation of earnings per share (contained in Notes 2 and 14 of the Notes to Financial
                 Statements).
        21.1     List of Subsidiaries of Registrant.
        23.1     Consent of Arthur Andersen LLP, Independent Public Accountants.
        23.2     Consent of Counsel (included in Exhibit 5.1).
        24.1     Power of Attorney (see page II-5).
        27.1     Financial Data Schedule (Fiscal 1997)
        27.2     Financial Data Schedule (First Quarter 1998)

------------------

+ Confidential treatment requested for portions of these agreements.

* To be filed by amendment.